Filed pursuant to Rule 424(b)(3)
Under the Securities Act of 1933, as amended
Registration No. 333-161461

Beyond Commerce, Inc.

20,000,000 Shares of Common Stock

$0.10 per share

PROSPECTUS

This is a direct public offering by Beyond Commerce, Inc. of a maximum of 20,000,000 shares of our common stock at a price of $0.10 per share.  The shares offered by the Company will be offered at a fixed price of $0.10 per share for a period not to exceed 180 days from the date of this prospectus. There is no minimum number of shares that must be sold in the offering, we will retain the proceeds from the sale of any of the offered shares, and funds will not be returned to investors. It is possible that no proceeds will be received by the Company or that if any proceeds are received, that such proceeds will not be sufficient to cover the costs of the offering. The shares are offered directly through our officers and directors.  No commission or other compensation related to the sale of the shares will be paid to our officers and directors. Our officers and directors will not register as a broker-dealer with the Securities and Exchange Commission in reliance on Rule 3a4-1 of the Securities Exchange Act.  The intended methods of communication include, without limitation, telephone and personal contact. Our common stock is included for quotation on the Over-the-Counter Bulletin Board under the symbol “BYOC”. On February 9, 2010, the last reported price of our common stock was $ 0.03 per share. For more information, see the section titled “Plan of Distribution” herein.

The offering will terminate on the earlier of (i) the date when the sale of all 20,000,000 shares is completed or (ii) 180 days from the date of this prospectus. In addition, if we abandon the offering for any reason prior to 180 days from the date of this prospectus, we will terminate the offering.

Beyond Commerce, Inc. has had limited operations.  Any investment in the shares offered herein involves a high degree of risk.  You should only purchase shares if you can afford a complete loss of your investment.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See the section titled “Risk Factors”, beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 16, 2010

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUMMARY OF PROSPECTUS

You should read the following summary together with the more detailed business information, financial statements and related notes that appear elsewhere in this prospectus.  In this prospectus, unless the context otherwise denotes, references to “we,” “us,” “our,” the “Company,” and “Beyond Commerce” are to Beyond Commerce, Inc.

GENERAL INFORMATION ABOUT OUR COMPANY

General Information

Beyond Commerce, Inc., formerly known as BOOMj.com, Inc. is an Internet company that has two interrelated divisions, i-SUPPLY and BOOMj, aimed at generating revenues primarily from Web site advertising and E-commerce transactions.  Our initial Web site was BOOMj, www.BOOMj.com, a niche portal and social networking site for Baby Boomers and Generation Jones.  Our BOOMj.com Web site provides social, political, financial, and lifestyle content to the Baby Boomer/Generation Jones target audience as a platform for our advertising and E-commerce businesses. Our second division is i-SUPPLY, ( www.i-Supply.com ), a web based retail storefront that offers easy to use, fully customizable E-commerce services, and revenue solutions for any third party Web site large or small, and hosts local ads, providing extensive reach for our proprietary advertising partner network platform. The aforementioned Web Sites are not part of this prospectus.

We have incurred losses since our inception. As of September 30, 2009, we have an accumulated deficit of $35,738,591 and a total stockholders’ deficit of $14,321,016. We reported net losses of $12,857,990 and $4,785,000 for the fiscal years ended December 31, 2008 and 2007, respectively.   We also had a net loss of $8,535,345 and  $17,114,906 for the three and nine months ended September 30, 2009, respectively.

In our auditors' report on our 2007 and 2008 financial statements, dated April 2, 2009, they have expressed substantial doubt about our ability to continue as a going concern.

As of the date of this prospectus, 58,793,311 shares of our common stock, $.001 per share, are issued and outstanding.

Our principal executive offices are located at 9029 South Pecos Suite 2800, Henderson, Nevada 89074. Our phone number is (702) 463-7000.

Our fiscal year end is December 31st.

Recent Developments

On October 9, 2009, the Company and its wholly-owned, LocalAdLink, Inc. (the “Sub”) entered into an asset purchase agreement (the “LocalAdLink Purchase Agreement”) with OmniReliant Holdings, Inc. (“Omni”), pursuant to which, on October 9, 2009, the Company and the Sub sold the assets relating to the LocalAdLink software, a third division of the Company, which operates a Web site, www.LocalAdLink.com, and a local search directory and advertising network that brings local advertising to geo-targeted consumers.  The assets sold under the LocalAdLink Purchase Agreement include the assets relating to the LocalAdLink source codes, as updated, name rights, the LocalAdLink trademark, any additional third party codes that have been modified or integrated into the source codes to enable the business process operations of LocalAdLink, including but not limited to the domain URL assets, and all creative materials, advertising and promotional materials, marketing materials, conference materials, database materials, supplier lists, equipment repair, maintenance or service records, and all other printed or written materials whether written or electronically stored or otherwise recorded, as they relate to the foregoing assets.

The Company will continue to sell advertising as it had prior to inception of Local Ad Link, Inc., however on a different scale with a greater emphasis on business to business sales. In particular, the Company will make sales directly through experienced professional sales representatives rather than through a multi-level marketing system, and such advertising will continue to be presented on the Company’s BoomJ social network and I-Supply store network. In addition, through such professional sales representatives, we will seek to continue to expand sales of our preparatory widget technology, which allows any Web site that is operated by a third party to use our online storefront tool to monetize visitors of their Web site by simply cutting and pasting a few lines of code to instantly create a online storefront on their site.

Pursuant to the LocalAdLink Purchase Agreement, Omni forgave $4,000,000 worth of debt in the form of surrendered original issue discount convertible debentures and surrendered for cancellation, warrants to purchase 18,321,037shares of the Company’s common stock. Additionally, as further consideration for the asset purchase, Omni agreed to extend the maturity date on all remaining original issue discount convertible debentures it holds that were issued by the Company until October 9, 2010 with an interest rate of 10%.

In connection with the LocalAdLink Purchase Agreement, on October 9, 2009, the Company entered into a securities purchase agreement with Zurvita Holdings, Inc. (“Zurvita”) (a subsidiary of Omni), pursuant to which, in four tranches, the last of which closed on October 30, 2009, the Company sold to Zurvita, 8,000,000 shares of common stock for an aggregate purchase price of $800,000.

THE OFFERING

Following is a brief summary of this offering.  Please see the Plan of Distribution section for a more detailed description of the terms of the offering.

Securities Being Offered:	20,000,000 shares of common stock, par value $0.001, at a price of $0.10 per share.
Offering Price per Share:	$0.10
Offering Period:	The shares are being offered for a period not to exceed 180 days.

Proceeds to Our Company
$0 if no shares are sold, $200,000 if 10% of the maximum number of shares are sold, $500,000 if 25% of the maximum number of shares are sold, $1,000,000 if 50% of the maximum number of shares are sold, $1,500,000 if 75% of the maximum number of shares are sold, $2,000,000 if the maximum number of shares are sold.

Use of Proceeds*:	General working capital purposes

Number of Shares Outstanding Before the Offering:	58,793,311 as of December 10, 2009

Stock Symbol	BYOC

Number of Shares Outstanding After the Offering*:
58,793,311 if no shares are sold, 60,793,311 if 10% of the maximum number of shares are sold, 63,793,311 if 25% of the maximum number of shares are sold, 68,793,311 if 50% of the maximum number of shares are sold, 73,793,311 if 75% of the maximum number of shares are sold, 78,793,311 if 100% of the maximum number of shares are sold.

Risk Factors
Please read the section entitled “Risk Factors” beginning on page ___ of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

* There is no minimum number of shares that must be sold in the offering, we will retain the proceeds from the sale of any of the offered shares, and funds will not be returned to investors. It is possible that no proceeds will be received by the Company or that if any proceeds are received, that such proceeds will not be sufficient to cover the costs of the offering.

Risk Factors

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature.  Following are what we believe are all of the material risks involved if you decide to purchase shares in this offering.

RISKS ASSOCIATED WITH OUR COMPANY:

An investment in our securities involves a high degree of risk.  You should carefully consider the risks described below before deciding to invest in or maintain your investment in our Company.  The risks described below are not intended to be an all-inclusive list of all of the potential risks relating to an investment in our securities.  If any of the following or other risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially and adversely affected.

Risks Related to the Offering

Because this is a direct public offering, with no minimum number of shares that must be sold, we may receive some or no proceeds.

This is a direct public offering by the Company of up to 20,000,000 shares of our common stock. There is no minimum number of shares that must be sold in the offering, we will retain the proceeds from the sale of any of the offered shares, and funds will not be returned to investors. As a result, we may receive some or no proceeds from the offering. If any proceeds are received, it is possible that such proceeds may not be sufficient to cover the costs of the offering.

Risks Related to Our Business and Industry

We have a limited operating history upon which an evaluation of our prospects can be made. For that reason, it is difficult to judge our prospects.

We have a limited operating history, and as a result investors do not have access to the same type of information in assessing their proposed investment as would be available to investors in a company with a more extensive history of prior operations.  Although we have operated our BOOMj.com Web site for the past two years, because of our lack of funding we have not been able to maintain vendor credit lines with the suppliers of our online products.  As a result, we have not been able to maintain and generate sales through the online store on our BOOMj.com Web site.  In addition, our LocalAdLink product was introduced late in the fourth quarter of 2008 (in October 2009, we sold the assets relating to the software, name rights, and trademark of the LocalAdLink product), and the formal launch of the fully functional i-SUPPLY online storefront occurred late in the second quarter of 2009.  Accordingly, to date, we have operated as an early stage company that is developing and now introducing its business.  As a developing new company, we face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with commencing new operations, including capital requirements and management’s potential underestimation of initial and ongoing costs. We also face the risk that we may not be able to effectively implement our business plan or successfully roll out new products.  If we are not effective in addressing these risks, we may not develop a viable business or may not operate profitably.  We expect to incur operating losses for the near future, and there can be no assurance that we will be able to generate revenues or that any revenues generated will be sufficient for us to become profitable or thereafter maintain profitability.

We have had operating losses since formation and expect to incur net losses for the near term.

We reported net losses of $12,857,990 and $4,785,000 for the fiscal years ended December 31, 2008 and 2007, respectively.  Although we generate revenues (we generated $1,843,231 in 2008), our revenues and gross profits currently are not sufficient to cover our operating expenses.  We also had a net loss of $8,535,345 and  $17,114,906 for the three and nine months ended September 30, 2009, respectively.  Although we currently anticipate that our sales will significantly increase through the balance of 2009, we anticipate that we will continue to incur net losses in the near term, and we may never be able to achieve profitability.  In order to achieve profitable operations we need to significantly increase our revenues from advertising and product sales.   We cannot be certain that our business will ever be successful or that we will generate significant revenues and become profitable.

We will need significant additional capital, which we may be unable to obtain.

We currently do not have sufficient cash available to fund our working capital needs.  Presently we do not generate sufficient cash from operations to fund our operating expenses, nor do we have any credit facilities available to us from which we can fund our operating deficits.  Our capital requirements in connection with our commercial operations have been and will continue to be significant.  Also, to date, we have funded many of our operating expenses from short-term convertible loans, of which $3,500,000 matured on January 30, 2010.These notes remain unpaid and the Company is currently seeking an additional extension of the maturity date or to have the principal and interest due on such loans converted into shares of our common stock. There is no assurance the Company will obtain an additional extension of the maturity date of the notes or that the principal and interest due on such loans will be converted into shares of our common stock. Accordingly, we will need to obtain a minimum of approximately $4,000,000 of funding until revenues increase to continue to finance our operations and to repay our currently outstanding obligations for the next 12 months.   We have not identified the sources for the additional financing that we will require, and we do not have commitments from any third parties to provide this financing. There is no assurance that sufficient funding through a financing will be available to us at acceptable terms or at all.  Any additional funding that we obtain in a financing is likely to reduce the percentage ownership of the company held by our existing security-holders.  There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.  If we are unable to obtain the needed additional funding, we will have to reduce or even totally discontinue our operations, which would result in a total loss to all of our equity investors and a significant loss to our promissory note holders.

Our independent auditors’ report has included an emphasis of matter paragraph in its report stating that there is  a substantial doubt about our ability to continue as a going concern.

Because we have incurred losses of approximately $12,857,990 and $4,973,000 in 2008 and 2007, respectively and will need to raise additional capital to fund our operations in 2009, our auditor included in its report for the years ended December 31, 2008 and 2007, an emphasis of matter paragraph stating that there is a substantial doubt about our ability to continue as a going concern. If we continue to generate significant losses we may not be able to continue as a going concern.

We currently have outstanding potentially convertible promissory notes that are secured by a lien on all of our assets. Accordingly, a default under the convertible promissory notes could result in the foreclosure of all of our assets and the termination of our business.

We initially issued $4,280,000 (of which $2,210,000 is still outstanding as of the date of this prospectus) of convertible promissory notes that are secured by a first priority security interest on all of our assets. Of those notes, $2,100,000 were to mature on March 31, 2009.   The holders of those notes have, however, extended the maturity date of those notes to January 31, 2010. The notes remain unpaid and the Company is currently seeking an additional extension of the maturity date. There is no assurance the Company will obtain an additional extension of the maturity date of the notes.  Failure to make any payment as required under the convertible promissory notes could result in the acceleration of the convertible promissory notes and the foreclosure of our assets. If we are unable to repay the notes in full upon their maturity, or if we otherwise default under our obligations to the holders of those notes, the holders of the convertible promissory notes will have the right to foreclose on all of our assets, which would materially and adversely affect our ability to continue our operations and could force us to cease operations.  No assurance can be given that we will be able to make all payments as required or that we will be able to repay the convertible promissory notes.

If our strategy is unsuccessful, we will not be profitable and our stockholders could lose their investment.

There is no guarantee that our strategy for developing our two Internet platforms and Web sites will be successful or that if successfully developed, will result in our becoming profitable. If our strategy is unsuccessful, we may not realize adequate revenues or profits and as a result we may have to cease operations, which would cause stockholders to lose their investment.

We may not be able to effectively control and manage our growth, which would negatively impact our operations.

If our business and markets grow and develop it will be necessary for us to finance and manage expansion in an orderly fashion. We are launching our i-SUPPLY business.  This new business will require additional resources and personnel.  We may face challenges in managing this and other expanding product and service offerings and in integrating this business with our other Web site operations. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect our operations, restrain our potential growth and cause administrative inefficiencies.

We may be unable to successfully execute all of our identified business opportunities, or other business opportunities that we determine to pursue.

We currently have limited resources with which to fully develop our two existing business opportunities.  Our ability to successfully develop our existing, and possible future, business opportunities will depend on one or more of the following factors:

•	our ability to raise additional capital to fund the implementation of our business plan;
•	our ability to execute our business strategy;
•	the ability of our services to achieve market acceptance;
•	our ability to manage the expansion of our operations and any acquisitions we may make, which could result in increased costs, high employee turnover or damage to customer relationships;
•	our ability to attract and retain qualified personnel;
•	our ability to manage our third party relationships effectively; and
•	our ability to accurately predict and respond to the rapid technological changes in our industry and the evolving demands of the markets we serve.

Our failure to adequately address any one or more of the above factors could have a significant impact on our ability to implement our business plan and our ability to pursue other opportunities that arise.

Our businesses depends, to a large extent, on the development of strong brands, and if we do not develop and enhance our brand, our ability to attract and retain subscribers and customers may be impaired and our business and operating results may be harmed.

We believe that our brands are a critical part of our business. Developing and enhancing our brands may require us to make substantial investments with no assurance that these investments will be successful. If we fail to promote and develop the “I-Supply” and  “BOOMJ.com’’ brands, or if we incur significant expenses in this effort, our business, prospects, operating results and financial condition may be harmed. We anticipate that developing, maintaining and enhancing our brands will become increasingly important, difficult and expensive.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us. Various events outside of our control pose a threat to our intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed or made available through the internet. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

In providing our services we could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we do not prevail, could also cause us to pay substantial damages and prohibit us from selling our services.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, if it is ultimately determined that our services infringe a third party’s proprietary rights. Even if claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns.

Traffic Levels on our BOOMj.com Web site and other Web sites can fluctuate, which could materially adversely affect our business.

Traffic levels to our Web sites can fluctuate significantly as a result of social, political and financial news events. The demand for advertising, cross promotion and subscriptions on the Company’s Web sites as well as on the Internet in general can cause changes in rates paid for Internet advertising.  Fluctuating levels of visitors to our Web sites and to Web sites for which we provide i-SUPPLY services could result in lower sales and advertising revenues, and could raise our budgeted marketing and advertising costs.

Our business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, our products and services.

Our business may be adversely affected by malicious applications that make changes to our users’ computers and interfere with the Internet products that we provide.  These applications attempt to change our users’ Internet experience or may interfere with the operation and functionality of our Web products.  Malicious interference often occurs without disclosure to or consent from users, resulting in a negative experience that users and customers may associate with our Company’s products and services.  These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. In addition, we offer a number of products and services that our users download to their computers or that they rely on to store information and transmit information to others over the Internet. These products and services are subject to attack by viruses, worms and other malicious software programs, which could jeopardize the security of information stored in a user’s computer or in our computer systems and networks. The ability to reach users and provide them with a superior experience is critical to our success.  If our efforts to combat these malicious applications are unsuccessful, or if our products and services have actual or perceived vulnerabilities, our reputation may be harmed and our user traffic could decline, which would damage our business.

We rely on bandwidth providers, data centers or others in providing products and services to our users, and any failure or interruption in the services and products provided by these third parties could harm our ability to operate our business and damage our reputation.

We rely on vendors, including data center and bandwidth providers. Any disruption in the network access or collocation services provided by these providers or any failure of these providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business. We exercise little control over these vendors, which increases our vulnerability to problems with the services they provide. We license technology and related databases to facilitate aspects of our data center and connectivity operations including internet traffic management services. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Any errors, failures, interruptions or delays in connection with these technologies and information services could harm our relationship with users, adversely affect our brand and expose us to liabilities.

Our systems are also heavily reliant on the availability of electricity. If we were to experience a major power outage, we would have to rely on back-up generators. These back-up generators may not operate properly and their fuel supply could be inadequate during a major power outage. This could result in a disruption of our business.

Our business depends on continued and unimpeded access to the Internet by us and our users. Internet access providers may be able to block, degrade or charge for access to certain of our products and services, which could lead to additional expenses and the loss of users and advertisers.

Our products and services depend on the ability of our users to access the Internet, and certain of our products require significant bandwidth to work effectively. Currently, this access is provided by companies that have significant and increasing market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies and mobile communications companies. Some of these providers have stated that they may take measures that could degrade, disrupt or increase the cost of user access to certain of our products by restricting or prohibiting the use of their infrastructure to support or facilitate our offerings, or by charging increased fees to us or our users to provide our offerings. While interference with access to our popular products and services seems unlikely, such carrier interference could result in a loss of existing users and advertisers, increased costs, and impair our ability to attract new users and advertisers, thereby harming our revenue and growth.

We face intense competition from social networking sites and other Internet businesses and may not be able to successfully compete.

We face formidable competition in every aspect of our business, and particularly from other companies that seek to connect people with information and entertainment on the Web. Such competitors include seniorjournal.com, boomerwomenspeak.com, aginghipsters.com, 50Plus.com, generationjones.com, Eons.com, AARP, YouTube, MySpace, Craig’s List, Evite, Shutterfly, Facebook, Yellowpages.com, Local.com and Superpages.com.

In addition, we will be competing with other Internet companies, such as E-commerce companies, general purpose consumer online services, such as America Online and Microsoft Network; online services or Web sites targeting business and financial needs, such as TheStreet.com and Motley Fool; and other Web “portal” companies, such as Google, Yahoo, and MSN.

Many of our competitors, particularly those in the advertising marketplace, have longer operating histories and more established relationships with customers and end users. They can use their experience and resources against us in a variety of competitive ways, including by making acquisitions, investing more aggressively in research and development and competing more aggressively for advertisers and Web sites. They may have a greater ability to attract and retain users than we do because they operate internet portals with a broad range of content products and services. If our competitors are successful in providing similar or better Web sites, more relevant advertisements or in leveraging their platforms or products to make their Web services easier to access, we could experience a significant decline in user traffic or in the size of our network. Any such decline could negatively affect our revenues.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to Internet companies, we face competition from companies that offer traditional media advertising opportunities, including television, radio and print. Most large advertisers have set advertising budgets, a small portion of which is allocated to Internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us, or if our existing advertisers reduce the amount they spend on our programs, our operating results would be harmed.

If we do not continue to innovate and provide products and services that are useful to users, we may not remain competitive, and our revenues and operating results could suffer.

Our success depends on providing products and services that make using the Internet a more useful and enjoyable experience for our users. Our competitors are constantly developing innovations in Web based products and services. As a result, we must continue to invest significant resources in research and development in order to enhance our existing products and services and introduce new products and services that people can easily and effectively use. If we are unable to provide quality products and services, then our users may become dissatisfied and move to a competitor’s products and services. Our operating results would also suffer if our innovations are not responsive to the needs of our users and members, are not appropriately timed with market opportunities or are not effectively brought to market. As Internet broadcasting technology and social networks continue to develop, our competitors may be able to offer products and services that are, or that are seen to be, substantially similar to or better than ours. This may force us to compete in different ways and expend significant resources in order to remain competitive.

Changing laws, rules and regulations and legal uncertainties could increase the regulation of our business and therefore increase our operating costs.

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the internet. In addition, laws and regulations relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption by many countries throughout the world. We face risks from some of the proposed legislation that could be passed in the future.

In the U.S., laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, which include actions for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement and other theories based on the nature and content of the materials searched, the ads posted or the content generated by users. Certain foreign jurisdictions are also testing the liability of providers of online services for activities of their users and other third parties. Any court ruling that imposes liability on providers of online services for activities of their users and other third parties could harm our business.

Likewise, a range of other laws and new interpretations of existing laws could have an impact on our business. For example, in the U.S. the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for listing, linking or hosting third-party content that includes materials that infringe copyrights or other rights. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities. Similarly, the application of existing laws prohibiting, regulating or requiring licenses for certain businesses of our advertisers, including, for example, online gambling, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms, can be unclear. Application of these laws in an unanticipated manner could expose us to substantial liability and restrict our ability to deliver services to our users. For example, some French courts have interpreted French trademark laws in ways that would, if upheld, limit the ability of competitors to advertise in connection with generic keywords.

We are also subject to federal, state and foreign laws regarding privacy and protection of user data. Any failure by us to comply with our posted privacy policies or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could potentially harm our business. In addition, the interpretation of data protection laws, and their application to the internet, in Europe and other foreign jurisdictions is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from country to country and in a manner that is not consistent with our current data protection practices. Complying with these varying international requirements could cause us to incur additional costs and to have to change our business practices. Further, any failure by us to protect our users’ privacy and data could result in a loss of user confidence in our services and ultimately in a loss of users, which would adversely affect our business.

We need to enter into strategic relationships with other Web sites. If we are unable to do so, our revenues and operating results will suffer.

We will need to establish and maintain strategic relationships with other Web sites to attract users, advertisers and compelling content. There is intense competition for placements and cross promotion on these sites, and we may not be able to enter into relationships on commercially reasonable terms or at all. In addition we may have to pay significant fees to establish and maintain these relationships.

Our business model is dependent upon continued growth in the use of the Internet by our target demographic, and acceptance of our services by our target demographic. If such growth and acceptance do not occur, our business will suffer.

Our business model depends on increasing demand for our content and e-commerce initiatives from the Baby Boomers and the Generation Jones, as well as the advertising revenue from small businesses. This in turn depends on this demographic continuing to increase their use of the Internet for obtaining information pertaining to social, political, financial and lifestyle events, research and conducting commercial transactions. There can be no assurance that such growth will continue, or that our services will be accepted by this demographic. If such growth and acceptance does not occur, our business will be materially adversely affected.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively

The success of this company depends in large part upon the abilities and continued service of our executive officers and other key employees, particularly Mr. Robert J. McNulty, Chairman &, Chief Executive Officer, Mr. Mark V. Noffke, Executive Vice President and Chief Financial Officer, and Mr. Jimmy White Executive Vice President.  There can be no assurance that we will be able to retain the services of such officers and employees. Our failure to retain the services of Messrs. McNulty, Noffke, and White, and other key personnel could have a material adverse effect on our business and future prospects. At the present time, we have no employment agreements and no key person insurance policies in place for any of the above referenced individuals. In order to support our business plan, we will be required to recruit effectively, hire, train and retain additional qualified management personnel. Our inability to attract and retain the necessary personnel could have a material adverse effect on our business.

Risks Related to Ownership of our Common Stock

Our stock is thinly traded, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell a significant number of your shares.

The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

If a more active market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically which could negatively impact your investment in our common stock.

There is only a limited market for our common stock and a viable market for our common stock may never develop further.  If a more active market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control including:

•	variations in our quarterly operating results;
•	announcements that our revenue or income are below or that costs or losses are greater than analysts’ expectations;
•	general economic slowdowns;
•	sales of large blocks of our common stock;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	fluctuations in stock market prices and volumes;
•	concern by potential investors that the large number of shares of common stock which may be sold pursuant to this prospectus may have a downward effect upon the market price of the stock; and
•	the occurrence of any of the risks described in this report.

Dramatic fluctuations in the price of our common stock may make it difficult to sell our common stock.

Failure to achieve and maintain effective internal controls in accordance with section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent registered public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Because we are subject to the “penny stock” rules, you may have difficulty in selling our common stock.

Our common stock is subject to regulations of the SEC relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or quoted on any market of the NASDAQ Stock Market that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for your common stock and could limit your ability to sell your securities in the secondary market.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Our management and directors, together with their family members, may control a sufficient number of shares of our common stock to be able to prevent a change in control .

Mr. Robert J. McNulty, our Chairman and Chief Executive Officer, Mr. Mark V. Noffke, our Executive Vice President of Finance and CFO, Mr. Jimmy White Executive Vice President and Mr. Murray Williams, one of our directors, collectively beneficially own approximately 1.7% of the outstanding shares of our Common Stock.  However, approximately 28.9% of our issued and outstanding stock is held by Linlithgow Holdings LLC, an entity owned and controlled by the immediate family members of Mr. Robert J. McNulty. Mr. McNulty is not a member or manager of Linlithgow Holdings LLC and he disclaims any beneficial interests in these shares. Mr. McNulty does not exercise any voting rights in respect of these shares nor does he have any right to dispose of these shares.  Nevertheless, Linlithgow Holdings LLC could resist any change of control that would remove Mr. McNulty or any of the other officers or directors and, together with Mr. McNulty, Mr. Noffke, Mr. White and Mr. Williams if they act in concert, can exercise substantial influence over our business by virtue of their voting power with respect to the election of directors and all other matters requiring action by stockholders. Such concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of this company.

Substantial sales of our common stock could cause our common stock price to fall .

Currently, approximately 26,746,803 shares of our currently outstanding common stock and another 7,597,206 shares of our common stock issuable upon conversion of currently outstanding convertible promissory notes are eligible to be sold pursuant to Rule 144.  The sale of these shares, or even the possibility that substantial amounts of these shares of our common stock may be sold in the public market, may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Use of Proceeds

There is no minimum number of shares that must be sold in the offering, we will retain the proceeds from the sale of any of the offered shares, and funds will not be returned to investors. It is possible that no proceeds will be received by the Company or that if any proceeds are received, that such proceeds will not be sufficient to cover the costs of the offering.

The Company intends to use the net proceeds of this offering to for general corporate purposes and marketing, summarized as follows:

% of Offering	NET PROCEEDS	USES
100%	$1,939,000	$1,000,000	Debt Payment
		$ 200,000	Financing Fee
		$ 739,000	Working Capital
	$1,939,000	$1,939,000

75%	$1,439,000	$750,000	Debt Payment
		$150,000	Financing Fee
		$539,000	Working Capital
	$1,439,000	$1,439,000

50%	$939,000	$500,000	Debt Payment
		$100,000	Financing Fee
		$339,000	Working Capital
	$939,000	$939,000

25%	$439,000	$250,000	Debt Payment
		$ 50,000	Financing Fee
		$139,000	Working Capital
	$439,000	$439,000

10%	$139,000	$ ---	Debt Payment
		$ 20,000	Financing Fee
		$119,000	Working Capital
	$139,000	$139,000

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also the result of the lower book value of the shares held by our existing shareholders. Because this is a direct public offering, with no minimum number of shares that must be sold, it is possible that none or some of the maximum number of shares offered will be sold.

After giving effect to the sale of 10%, 25%, 50%, 75% and 100% of the maximum shares of Common Stock offered by the Company hereby, at an assumed initial public offering price per share of $0.10 and the application of the estimated net proceeds there from (after deducting underwriting discounts and other estimated offering expenses), the net tangible book value of the Company as of September  30, 2009, under the assumptions set forth above and after giving effect to the sale of shares offered hereby, would increase from  a negative ($0.307) to ($0.292), ($0.269), ($0.236), ($0.209), and ($0.186) per share, respectively. This represents an immediate increase in the net tangible book value of $0.015, $0.038, $0.071, $0.098, and $0.121 per share to current shareholders, respectively, and an immediate dilution of $0.392, $0.369, $0.336, $0.309, $0.286 per share to new investors or (292%), (269%), (236%), (209%), or (186%), respectively.

The following table summarizes the per share dilution based on 10% of the maximum number of shares being sold:

Public offering price per share	$0.100	__
Net tangible book value per share before this offering		$(0.307)
Increase per share attributable to new investors		$0.015
Adjusted net tangible book value per share after this offering	$(0.292)	__
Dilution per share to new investors	$0.392	__
Percentage dilution	(292)%

 The following table summarizes the per share dilution based on 25% of the maximum number of shares being sold:

Public offering price per share	$0.100	__
Net tangible book value per share before this offering		$(0.307)
Increase per share attributable to new investors		$0.038
Adjusted net tangible book value per share after this offering	$(0.269)	__
Dilution per share to new investors	$0.369	__
Percentage dilution	(269)%

The following table summarizes the per share dilution based on 50% of the maximum number of shares being sold:

Public offering price per share	$0.100	__
Net tangible book value per share before this offering		$(0.307)
Increase per share attributable to new investors		$0.071
Adjusted net tangible book value per share after this offering	$(0.236)	__
Dilution per share to new investors	$0.336	__
Percentage dilution	(236)%

The following table summarizes the per share dilution based on 75% of the maximum number of shares being sold:

Public offering price per share	$0.100	__
Net tangible book value per share before this offering		$(0.307)
Increase per share attributable to new investors		$0..098
Adjusted net tangible book value per share after this offering	$(0.209)	__
Dilution per share to new investors	$0.309	__
Percentage dilution	(209)%

The following table summarizes the per share dilution based on 100% of the maximum number of shares being sold:

Public offering price per share	$0.100	__
Net tangible book value per share before this offering		$(0.307)
Increase per share attributable to new investors		$0.121
Adjusted net tangible book value per share after this offering	$(0.186)	__
Dilution per share to new investors	$0.309	__
Percentage dilution	(186)%

The following tables set forth for 10% of the maximum number of shares offered hereby as of September 30, 2009, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock included in the shares to be purchased from the Company and total consideration to be paid by new investors in this offering at an offering price of $0.10 per share.

	Shares		Total		Average Amount
	Number	Percent	Capital	Percent	Per Share
Current shareholders	46,640,941	95.9%	$(14,321,016)	101.0%	$(0.307)
New investors	2,000,000	4.1%	139,000	(1.0)%	$0.070
Total	48,640,941	100.0%	$(14,182,016)	100%	$(0.292)

The following tables set forth for 25% of the maximum number of shares offered hereby as of September 30, 2009, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock included in the shares to be purchased from the Company and total consideration to be paid by new investors in this offering at an offering price of $0.10  per share.

	Shares		Total		Average Amount
	Number	Percent	Capital	Percent	Per Share
Current shareholders	46,640,941	90.3%	$(14,321,016)	103.2%	$(0.307)
New investors	5,000,000	9.7%	439,000	(3.2)%	$0.088
Total	51,640,941	100.0%	$(13,882,016)	100%	$(0.269)

The following tables set forth for 50% of the maximum number of shares offered hereby as of September 30, 2009, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock included in the shares to be purchased from the Company and total consideration to be paid by new investors in this offering at an offering price of $0.10  per share.

	Shares		Total		Average Amount
	Number	Percent	Capital	Percent	Per Share
Current shareholders	46,640,941	82.3%	$(14,321,016)	107.0%	$(0.307)
New investors	10,000,000	17.7%	939,000	(7.0)%	$0.094
Total	56,640,941	100.0%	$(13,382,016)	100%	$(0.236)

The following tables set forth for 75% of the maximum number of shares offered hereby as of September 30, 2009, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock included in the shares to be purchased from the Company and total consideration to be paid by new investors in this offering at an offering price of $0.10  per share.

	Shares		Total		Average Amount
	Number	Percent	Capital	Percent	Per Share
Current shareholders	46,640,941	75.7%	$(14,321,016)	111.2%	$(0.307)
New investors	15,000,000	24.3%	1,439,000	(11.2)%	$0.096
Total	61,640,941	100.0%	$(12,882,016)	100%	$(0.209)

The following tables set forth for 100% of the maximum number of shares offered hereby as of September 30, 2009, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock included in the shares to be purchased from the Company and total consideration to be paid by new investors in this offering at an offering price of $0.10  per share.

Shares		Total		Average Amount
Number	Percent	Capital	Percent	Per Share
Current shareholders	46,640,941	70.0%	$(14,321,016)	115.7%	$(0.307)
New investors	20,000,000	30.0%	1,939,000	(15.7)%	$0.097
Total	66,640,941	100.0%	$(12,382,016)	100%	$(0.186)

Dividend Policy

The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future.  The Company’s Board of Directors currently plans to retain earnings for the development and expansion of the Company’s business. See “Description of Securities”

PLAN OF DISTRIBUTION

OFFERING WILL BE SOLD BY OUR OFFICERS AND DIRECTORS

This is a self-underwritten offering.  This prospectus is part of a registration statement that permits our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to him for any shares that are sold by him.  We may also engage registered broker-dealers to offer and sell the shares. We may pay any such registered persons who make such sales a commission of up to 10% of the sale price of shares sold, and provide the registered persons a non-accountable expense allowance of up to 3% of the sale price of shares sold.  However, we have not entered into any underwriting agreement, arrangement or understanding for the sale of the shares being offered.  In the event we retain a broker who may be deemed an underwriter, we will file a post-effective amendment to this registration statement with the Securities and Exchange Commission. This offering is intended to be made solely by the delivery of this prospectus and the accompanying Subscription Application to prospective investors. We may terminate this offering prior to the expiration date. Our officers and directors will sell the shares and intend to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, our directors and officers will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Rule 3a4-1 sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer. Those conditions are as follows:

a.           Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and

b.           Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.           Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.           Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i)  and (a)(4)(iii).

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this offering.

TERMS OF THE OFFERING

This is a direct public offering by Beyond Commerce, Inc. of a maximum of 20,000,000 shares of our common stock at $0.10 per share.  The shares will be sold at the fixed price of $0.10 per share until the earlier of (i) the date when the sale of all 20,000,000 shares is completed or (ii) 180 days from the date of this prospectus.  There is no minimum amount of aggregate subscriptions and there is no minimum amount of subscription required per investor.  Subscriptions, once received, are irrevocable. Accordingly, there is no minimum number of shares that must be sold in the offering, we will retain the proceeds from the sale of any of the offered shares, and funds will not be returned to investors. It is possible that no proceeds will be received by the Company or that if any proceeds are received, that such proceeds will not be sufficient to cover the costs of the offering. There is no commitment on the part of any person to purchase and pay for any shares.

There can be no assurance that all, or any, of the shares will be sold.  In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of the date of this prospectus, we have not identified the specific states where the offering will be sold. We will file a pre-effective amendment indicating which state(s) the securities are to be sold pursuant to this registration statement.

PROCEDURES FOR AND REQUIREMENTS FOR SUBSCRIBING

This is a direct public offering and, as such, payment for the sale of the shares in this offering will be payable to Beyond Commerce, Inc. and we will have immediate access to these funds.  Investors can purchase common stock in this offering by completing a Subscription Agreement (attached hereto as Exhibit 99.1).  All payments are to be made to Beyond Commerce, Inc. and are required in the form of United States currency either by personal check, bank draft, or by cashier’s check.  All subscription agreements and checks are irrevocable and should be delivered to Beyond Commerce, Inc. 9029 South Pecos, Suite 2800, Henderson, Nevada 89074, attention Mr. Robert McNulty.   We reserve the right to either accept or reject any subscription.  Any subscription rejected by us will be returned to the subscriber within five business days of the rejection date.  Once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber.  Once we accept a subscription, the subscriber cannot withdraw it.

If you decide to subscribe for any shares in this offering, you will be required to execute a Subscription Agreement and tender it, together with a check or certified funds to us.  Subscriptions, once received by the company, are irrevocable.   All checks for subscriptions should be made payable to Beyond Commerce, Inc.

After the registration statement of which this prospectus forms a part has been declared effective, we will provide each investor with a copy of the final prospectus relating to this offering.

DESCRIPTION OF SECURITIES

COMMON STOCK

Our authorized Common Stock consists of 200,000,000 shares of common stock, par value $.001 per share.  The holders of our common stock (i) have equal rights to dividends from funds legally available, therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. We currently have issued and outstanding 57,793,311 shares of common stock.

We currently have outstanding $2,280,000 of convertible promissory notes which are convertible into 3,247,143 shares of common stock at a conversion price of $0.70 and are secured by a first priority security interest on all of our assets. Of those notes, $2,100,000 were to mature on March 31, 2009.   The holders of those notes have, however, extended the maturity date of those notes to January 31, 2010.  The notes remain unpaid and the Company is currently seeking an additional extension of the maturity date. There is no assurance the Company will obtain an additional extension of the maturity date of the notes.  Failure to make any payment as required under the convertible promissory notes could result in the acceleration of the convertible promissory notes and the foreclosure of our assets. If we are unable to repay the notes in full upon their maturity, or if we otherwise default under our obligations to the holders of those notes, the holders of the convertible promissory notes will have the right to foreclose on all of our assets, which would materially and adversely affect our ability to continue our operations and could force us to cease operations.  No assurance can be given that we will be able to make all payments as required or that we will be able to repay the convertible promissory notes.

We also have outstanding an additional $8,383,137 principal amount of convertible promissory notes, of which $1,280,000 is convertible into common stock at a conversion price of $1.00 and $7,103,137 is convertible into common stock at a conversion price of $0.70. Thus, the $8,383,137 of additional convertible promissory notes are convertible into an aggregate of 11,427,338 shares of common stock.

We currently have outstanding warrants to purchase an aggregate of 18,782,668 shares of our common stock. The warrants have exercises prices ranging from $0.01 to $2.40 and five-year terms from the date of issuance.

INTEREST OF NAMED EXPERTS AND COUNSEL

The accounting firm of L J Soldinger Associates LLC have audited the financial statements for the years ended December 2007 and 2008 that have been included in this prospectus.   We include the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.

Sichenzia Ross Friedman Ference LLP have passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering.

None of the above described experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company, except that Sichenzia Ross Friedman Ference LLP or its members were issued 75,000 shares of our common stock as payment for its services in connection with this offering.

DESCRIPTION OF OUR BUSINESS

Beyond Commerce, Inc., formerly known as BoomJ.com, Inc. (the “Company”), is an Internet company that has two interrelated divisions aimed at generating revenues primarily from website advertising and E-commerce transactions.  Our initial site was BOOMj, www.BOOMj.com , a niche portal and social networking site for Baby Boomers and Generation Jones.  Our Boomj.com website provides social, political, financial, and lifestyle content to the Baby Boomer/Generation Jones target audience and provides us with a platform for our advertising and E-commerce businesses. The Company sells advertising on a business to business basis in which the BoomJ and I-Supply platforms are utilized as targeted advertising networks.  We are currently releasing i-SUPPLY, www.i-SUPPLY.com , a retail site that offers easy to use, fully customizable E-commerce services, and revenue solutions for any third party Website large or small, and hosts local ads, providing extensive reach for our proprietary advertising partner network platform.  The aforementioned websites are not part of this prospectus.

History of the Company

We were formerly known as Reel Estate Services, Inc. (“RES”), and were incorporated in Nevada on January 12, 2006.  As of December 28, 2007, RES was a public shell company, defined by the Securities and Exchange Commission as an inactive, publicly quoted company with nominal assets and liabilities.

On December 28, 2007, RES entered into an Agreement and Plan of Reorganization, with Time Lending Sub, Inc., a newly-formed Nevada corporation (hereinafter “RES Sub”), and Linda Rutter, the owner of 1,500,000 shares of RES Common Stock and the sole Director and officer of RES, and BOOMj.com, Inc., a Nevada corporation (“BOOMj.com”), pursuant to which RES Sub agreed to merge with and into BOOMj.com (the “Merger”).  In connection with the Merger, RES agreed to issue its shares of common stock, at a rate of 2.02 shares of RES common stock for each share of BOOMj.com common stock, in exchange for all of the issued and outstanding stock of BOOMj.com.

In addition, prior to the Merger, RES agreed to cancel 1,500,000 shares (which were held by Linda Rutter) of the 3,150,000 issued and outstanding shares of RES. The cancellation was performed in two tranches: In exchange for $125,000 paid at the closing of the Merger, 750,000 shares of RES Common Stock were cancelled; the remaining 750,000 shares were cancelled upon payment to Ms. Rutter of $125,000 on January 31, 2008. All share amounts presented in the financial statements included with this prospectus, unless otherwise noted, reflect the foregoing recapitalization.

Upon the closing of the Merger, Linda Rutter received a five-year warrant to purchase 825,000 shares of the Company’s Common Stock at an exercise price of $0.93 per share.

Prior to the Merger, BOOMj.com had 17,058,448 shares of common stock (“BOOM Common Stock”) outstanding, which were exchanged for 34,458,067 shares of RES Common Stock through RES Sub.  All warrants that were issued by BOOMj.com prior to the Merger remained outstanding as of December 31, 2007. However, pursuant to the terms of those warrants, the warrants were subsequently exchanged for warrants to purchase the Company’s common stock.  The exchange of the warrants was completed during the fiscal quarter ended June 30, 2008.

Subsequent to the Merger, RES changed its name to BoomJ.com, Inc.

In the Reorganization Agreement, concurrent with the closing of the Merger, (a) all current officers of RES resigned from their positions with RES, (b) BOOMj.com’s officers were appointed by the then existing members of the Board of Directors of RES to replace the former RES officers, and (c) the members of the RES board of directors appointed the members of BOOMj.com’s current board of directors of the Company and thereafter resigned.

RES is the legal acquirer of BOOMj.com.  However, since RES was a public shell company with a nominal amount of net assets, the Merger has been treated as a recapitalization of BOOMj.com and an acquisition of the assets and liabilities of RES by BOOMj.com.  Although RES was the legal acquirer in the Merger, BOOMj.com was the accounting acquirer since its shareholders ended up owning a majority of the outstanding common shares of RES. Therefore, at the date of the Merger, the historical financial statements of BOOMj.com became those of RES for the period prior to the Merger. Subsequent to the Merger, the consolidated financial statements include both entities. Unless otherwise specified, all references to the Company prior to the Merger refer to BOOMj.com, and all references to the Company after the Merger refer to Beyond Commerce, Inc. (formerly BOOMj.com, Inc.) and its subsidiaries on a consolidated basis.

In December 2008, the Company changed its name from BoomJ.com, Inc. to Beyond Commerce, Inc. to more accurately reflect the new structure of the Company consisting of three operating divisions: i-SUPPLY, LocalAdLink, and BOOMj.com. On October 9, 2009, we sold the assets relating to the software, name rights, and trademark of the LocalAdLink division.

The Company currently maintains its corporate office in Henderson, Nevada.

Our Businesses

Our two business divisions are (i) i-SUPPLY, and (ii) BOOMj. As noted above, on October 9, 2009, we sold the assets relating to the software, name rights, and trademark of a third division of the Company, LocalAdLink, an online advertising service that enables local businesses to reach local customers. The Company will continue to sell advertising as it had prior to inception of Local Ad Link, Inc., however on a different scale with a greater emphasis on business to business sales. In particular, the Company will make sales directly through experienced professional sales representatives rather than through a multi-level marketing system, and such advertising will continue to be presented on the Company’s BoomJ social network and I-Supply store network. In addition, through such professional sales representatives, we will seek to continue to expand sales of our preparatory widget technology, which allows any Web site that is operated by a third party to use our online storefront tool to monetize visitors of their Web site by simply cutting and pasting a few lines of code to instantly create a online storefront on their site.

During the third quarter of 2009 the Company started another subsidiary, KaChing KaChing, which is an E-commerce platform that provides a complete turn-key E-commerce solution. Individual KaChing KaChing retail store owners have the ability to create, manage and earn money from product sales generated from their individual Web stores.

i-SUPPLY

Our i-SUPPLY division specializes in providing state of the art E-commerce tools and solutions for high traffic Web sites.  The i-SUPPLY widget online store will allow any Web site that is operated by a third party to use our online  storefront tool to monetize visitors of their Web site by simply cutting and pasting a few lines of code to instantly create a online  storefront on their site. Using the i-SUPPLY tool, participating Web sites will be able to offer 1.8 million brand name products on their Web site and will be able to customize the look and feel of their storefront.  i-SUPPLY creates a value-add to these owners by handling product selection, pricing, customer support, billing and shipping for any sales generated by its widget.   In March 2009, we launched the beta version of the i-SUPPLY storefront tool.  The advanced version of the storefront tool with additional functionality and features was released during the second quarter of 2009.

i-SUPPLY offers E-commerce solutions that combine the best features of today’s hottest online storefronts with social shopping platforms, offering users of  i-SUPPLY highly valuable technology, products and information to monetize their traffic.  For example, a third party site dedicated to a specific interest (such as photography, gardening, electronics, etc.) can now use the i-SUPPLY storefront to offer a store on that site that offers thousands of products related to that interest (such as photo equipment, gardening tools, or electronic products).  Users of the tool will be able to generate sales from their Web site without having to set up and operate an online store. i-Supply has over 4,800 member affiliate agreements and over 2,600 stores. The Company is in the process of creating stores for the member affiliate agreements that do not yet have corresponding stores. i-Supply is not dependent on one or more major customers.

The core of i-SUPPLY is our proprietary Widget store technology. This technology allows users to instantly create a store that is hosted on their platform by simply copying and pasting a few lines of code into a blank page on their site. This means that third party Web sites will retain traffic and be able to record statistics through our innovative live reporting and sales tools. This unique service allows any Web site to integrate customizable Web stores with tailored assortments of products from over 1.8 million brand names. i-SUPPLY’s team completely manages all backend fulfillment issues following a sale of any of the products, including shipping, customer service, returns, and refunds.

To date, only the beta version of the i-SUPPLY product has been launched.  However, users of the storefront include Web sites such as NameMedia, operator of over 2 million unique domain names;  Rackspace Hosting, 70,000 client base; Mosso Cloud Storage, 100,000 Domains; Wpromote, 17,000 clients; and UVU Networks.

i-SUPPLY provides us with the potential to generate revenue from product sales on third party Web sites. In addition, the third party storefronts are built with customized advertising space dedicated to local advertising.  This ad inventory is filled by our former LocalAdLink division, thereby providing the Company with the ability to extend its advertising reach to the hundreds of thousands of Web properties who use the i-SUPPLY platform.

BOOMj.com

The BOOMj subsidiary operates BOOMj.com, the leading online community for Baby Boomers and Generation Jones, both born during the big 20-year post-World War II boom in births from the mid-1940's to mid-1960's.  “Baby Boomer” is a term used to describe a person who was born between 1942 and 1953, while “Generation Jones” is a term generally used to describe people born between 1954 and 1965.   Together they consist of almost 80 million people, arguably at the prime of their lives. BOOMj.com’s membership is absolutely free and offers a rich integrated online experience through easy to use social networking and shopping tools for members to network, as well as share common interests with others, including their friends, family and colleagues.  BOOMj.com members will be able to take advantage of the innovative technologies incorporated from i-SUPPLY, offering over 1.8 Million brand name products at affordable prices.

Currently, BOOMj.com’s traditional social-networking features include that of creating a personal and business profile, uploading and sharing images and videos. Community features include blogs, groups and messaging between friends as well as the ability to create posts and leave messages on individual profile pages. The BOOMj Expert Network features over sixty experts in categories ranging from retirement and financial planning to fitness and health. BOOMj Experts interact with our community of members by providing advice and insight on these important and relevant topics. Members are also able to reach out to experts for opinions and recommendations. BOOMj.com also offers content from respected third parties, such as Tribune Media, in the areas of current events, health and lifestyle. This additional news and information offers incremental value to members and often acts as the starting point for debate and interaction.

As a way of showing our appreciation to our community and incentivizing interaction, we award our members with reward points for all of their activity on the site. Whether they read an article, upload new photos, take a quiz, comment on a blog, write a product review, and invite friends to join or even respond to a survey, our members accrue reward points.  These BOOMj Reward Points are redeemable as discounts towards purchases in the BOOMj store and are a valuable tool for increasing our brand loyalty.

The BOOMj store currently offers over 1.8 million brand name products at affordable prices. The store is available to both our members and the general public and offers best selling products across major categories including but not limited to beauty, garden and patio, Books, kitchen, music, camera and photo, office supplies, computers, pets, consumer electronics, wellness, DVDs and more. BOOMj.com has registered over 85,000 members since commencing the site. BoomJ is not dependent on one or more major customers. During the nine months ended September 30, 2009, BoomJ had an aggregate of 271,713 visits (for an average of 30,190 visits per month) by an aggregate of 174,518 unique visitors, and an aggregate of 1,541,337 pageviews (for an average of 171,260 pageviews per month).

Competition

We believe that i-SUPPLY provides unique value for third party Web sites that use our online storefront.  However other large E-commerce platforms, such as Amazon.com and Buy.com may be able to create similar opportunities. Our i-SUPPLY product offering competes against other E-commerce stores and against traditional brick and mortar retailers that have the advantage of the brand awareness inherent with their brick and mortar presence.  In today’s economic climate brick and mortar retailers are expanding their sales outreach by investing in the E-commerce strategy.

BOOMj has intense competition in the social network and niche community space.  Many internet users belong to more than one social network and divide their time between those networks. We expect this competition to continue to increase as the social networking industry expands.  As a result, we face formidable competition in every aspect of our social networking business, and particularly from other companies that seek to connect people with information and entertainment on the Web.  Competitors include Eons.com, TeeBeeDee.com, Facebook.com, Myspace.com, etc.  In addition, we will continue to compete with large portals like Google, Yahoo, MSN, and professional social communities like LinkedIn and Plaxo. We also expect competition from traditional magazine and newspaper publishers, as they begin to integrate social networking features into their current digital properties.

While advertising on the Web continues to grow, so does the competition for the national and local advertising revenues earned.  BOOMj media and advertising programs are in competition with sites   like CNBC.com, CNN.com, iVillage.com and others that are competing for the same advertising dollars.  As Google and Yahoo ally with others and control a majority of major advertising presence, BOOMj needs to continue to foster both agency and direct brand relationships while still offering a competitive and unique advertising and sponsorship packages.

We believe that BOOMj.com over time will morph itself from a pure social online community to a social commerce community, leveraging today’s social media trends within the industry. It will be driven by our continued integration of the i-SUPPLY commerce platform, and the growth in our member base driven by our independent sales representatives. Through the product reviews from i-SUPPLY, BOOMj.com will foster the interaction between small business owners and individual members, thus creating an online community connecting people, local businesses and relevant information.

Marketing Strategy

The i-SUPPLY marketing strategy includes a commerce platform that is available for a licensing fee to our brand builders. This allows the licensee to create an unlimited affiliate program with other Web sites to create a store front of brand name products. The brand builder and the affiliates will share in a sliding scale commission structure from a minimum of 3% to a maximum of 10%. Additionally i-SUPPLY will offer other Web partners its E-commerce solution. This process will allow i-SUPPLY to grow virally throughout the Internet, thus creating tens of thousands of Web sites carrying the i-SUPPLY E-commerce solution. The Company also sells advertising on a business to business basis in which the BoomJ and I-Supply platforms are utilized as targeted advertising networks.

BOOMj has implemented a variety of results driven and cost effective online and offline marketing strategies in order to drive brand awareness, customer generation and retention, and revenue for BOOMj.com.  Such marketing strategies include e-mail marketing, search engine marketing (both paid search and search engine optimization), social media marketing, incentive/loyalty marketing, comparison shopping engine marketing, Expert Network outreach, public relations, participation in community, not-for-profit and industry related events. With the transformation of BOOMj.com from a pure social community to a social commerce community, customer, site traffic and revenue generation will mainly be driven through the support of the viral marketing efforts of the i-SUPPLY business property.

GOVERNMENT AND INDUSTRY REGULATION

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet, including laws and regulations relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights.  In the U.S., laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, which include actions for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement and other theories based on the nature and content of the materials searched, the ads posted or the content generated by users. Certain foreign jurisdictions are also testing the liability of providers of online services for activities of their users and other third parties. Any court ruling that imposes liability on providers of online services for activities of their users and other third parties could harm our business. Likewise, a range of other laws and new interpretations of existing laws could have an impact on our business. For example, in the U.S. the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for listing, linking or hosting third-party content that includes materials that infringe copyrights or other rights. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

Similarly, the application of existing laws prohibiting, regulating or requiring licenses for certain businesses of our advertisers, including, for example, online gambling, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms, can be unclear. Application of these laws in an unanticipated manner could expose us to substantial liability and restrict our ability to deliver services to our users. For example, some French courts have interpreted French trademark laws in ways that would, if upheld, limit the ability of competitors to advertise in connection with generic keywords.

We are also subject to federal, state and foreign laws regarding privacy and protection of user data. We post on our Web site our privacy policies and practices concerning the use and disclosure of user data. Any failure by us to comply with our posted privacy policies or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could potentially harm our business. In addition, the interpretation of data protection laws, and their application to the Internet, in Europe and other foreign jurisdictions is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from country to country and in a manner that is not consistent with our current data protection practices. Complying with these varying international requirements could cause us to incur additional costs and to have to change our business practices. Further, any failure by us to protect our users’ privacy and data could result in a loss of user confidence in our services and ultimately in a loss of users, which could adversely affect our business.

In addition, because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with their laws, even where we have no local entity, employees or infrastructure.

INTELLECTUAL PROPERTY

Our trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us. We believe that we own the trademarks to “boomj,”  “boomj.com,” “iSUPPLY”  and “i-SUPPLY.com.”  We intend to register these and possibly other trademarks. We hold the Internet domain names www.boomj.com, www.boomj.net , www.boomj.org, www.beyondcommerce.com, and www.i-supply.com.  We also hold the Internet domain names www.myboomj.com, myboomj.net, and myboomj.org. Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org,” or with a country designation.

EMPLOYEES AND EMPLOYMENT AGREEMENTS

As of February 8, 2010 we have 22 full-time employees, including our three executive officers. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be fair as many of these employees have not been paid since the beginning of the year.

DESCRIPTION OF PROPERTY

Our executive offices are located at 9029 South Pecos, Suite 2800, Henderson, Nevada 89074, and consist of 10,194 square feet, and are leased at a monthly rate of $23,115 until December 31, 2011. We believe that our properties are adequate for our current and immediately foreseeable operating needs.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.  From time to time, the Company is a party to various legal matters in the normal course of business, the outcome of which, in the opinion of management, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

PENNY STOCK RULES

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock.  The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares may remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in US will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

-	Contains a description of the nature and level of risk in the market for penny stock in both Public offerings and secondary trading;

-
Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

-	Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

-	Contains a toll-free number for inquiries on disciplinary actions;

-	Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

-	Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

-	The bid and offer quotations for the penny stock;

-	The compensation of the broker-dealer and its salesperson in the transaction;

-	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

-	Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling their securities.

REGULATION M

Our officers and directors, who will offer and sell the shares are aware that they are required to comply with the provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the officers and directors, sales agents, any broker-dealer or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

REPORTS

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC.  All reports and information filed by us can be found at the SEC Website, www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the statements contained in this prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•                  Our ability to integrate and maintain technical information and management information systems;

•                  Our ability to raise capital when needed and on acceptable terms and conditions;

•                  The intensity of competition; and

•                  General economic conditions.

OVERVIEW

The following information should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

Overview

This company, formerly known as Reel Estate Services Inc. was incorporated in Nevada as a development stage company on January 12, 2006 to create a web-based service that lists properties across the globe that are available for rental and/or use by film and television companies as filming locations. We never earned any revenue from our former Reel Estate Services internet site, and in September 2007 prior management terminated those operations.

On December 28, 2007 Reel Estate Services, Inc. acquired BoomJ.com, Inc. through a triangular merger (the “Merger”) in which it issued 34,458,067 shares of common stock to the former shareholders of BoomJ.com, Inc.

Our goal is to generate revenues primarily from website advertising and E-commerce transactions.  Although we did not generate significant revenues, and we have incurred a substantial loss, in 2008, we established the three platforms from which we expect to generate significant revenues in 2009.  Throughout 2008, we operated BOOMj, www.BOOMj.com, the leading niche portal and social networking site for Baby Boomers and Generation Jones.  Revenues from this website were derived from advertising sales and E-commerce transactions effected through the on-line store on that website.  Our former LocalAdLink subsidiary operates a website, www.LocalAdLink.com, and a local search directory and advertising network that brings local advertising to geo-targeted consumers.  We started to generate revenues from sales of local advertising through LocalAdLink after that product was released in October 2008.  We sold the assets relating to the software, name rights, and trademark of LocalAdLink in October 2009. Our third revenues source, i-SUPPLY, www.i-SUPPLY.com, a retail storefront for any third party Websites was not commercially released in 2008 and did not generate any revenues (i-SUPPLY was released in March 2009).  A major component of our business strategy in 2008 was to maximize revenues from E-commerce sales made through our BOOMj Store.  In order to be able to offer and sell products through that website, we needed to obtain credit from the vendors of the products offered on the website.   Because of our weak financial condition in 2008, we did not receive the amount of credit from vendors that we needed and, as a result, we were not able to effectively operate the BOOMj Store (in fact, the BOOMj Store had limited operations during the later part of 2008).  LocalAdLink contributed to our 2008 revenues, but since it was not available until the last two months of the year, the amount of LocalAdLink revenues was limited.  Based on our recent results and the release of i-SUPPLY, we currently anticipate that (i) we will generate more sales from our BOOMj Store in 2009 if our financial condition improves and our vendor relationships improve, (ii) we will generate significantly more revenues in 2009 from LocalAdLink (until the sale of the assets relating to the software, name rights, and trademark of LocalAdLink in October 2009), and (iii) i-SUPPLY will also contribute during 2009.

During the third quarter of 2009 the Company started another subsidiary, KaChing KaChing, which is an E-commerce platform that provides a complete turn-key E-commerce solution. Individual KaChing KaChing retail store owners have the ability to create, manage and earn money from product sales generated from their individual Web stores.

For financial statement purposes, our acquisition of Boomj.com, Inc. was treated as a reverse acquisition and as though BoomJ.com, Inc. had acquired us since the prior shareholders’ of BoomJ.com, Inc. ended up with a majority ownership in our stock. Accordingly, prior to December 28, 2007 the historical financial statements of BoomJ.com, Inc. have become our historical financial statements.

Subsequent to December 28, 2007 the consolidated operations of both entities are included in our financial statements. BoomJ.com, Inc. itself was created November 14, 2006. Our financial statements for the year ended December 31, 2007 are therefore not comparable to the previous period from November 14, 2006 through December 31, 2006 since this was a start-up period and our operations had not fully commenced.

During the fourth quarter of 2008, we started a new company, LocalAdLink and consolidated the operations of this entity as well.  On October 9, 2009, we sold the assets relating to the software, name rights, and trademark of a third division of the Company, LocalAdLink, an online advertising service that enables local businesses to reach local customers. The Company will continue to sell advertising as it had prior to inception of Local Ad Link, Inc., however on a different scale with a greater emphasis on business to business sales. In particular, the Company will make sales directly through experienced professional sales representatives rather than through a multi-level marketing system, and such advertising will continue to be presented on the Company’s BoomJ social network and I-Supply store network. In addition, through such professional sales representatives, we will seek to continue to expand sales of our proprietary widget technology, which allows any Web site that is operated by a third party to use our online storefront tool to monetize visitors of their Web site by simply cutting and pasting a few lines of code to instantly create a online storefront on their site.

In November of 2008 we changed our name from Boomj.com, Inc. to Beyond Commerce, Inc.

We reported a consolidated net loss of $12,857,990 for the twelve months ended December 31, 2008, a consolidated net loss of $4,973,477 for the twelve months ended December 31, 2007 and a net loss of $54,914, reflecting our operations from inception for the period November 14, 2006 through December 31, 2006 ..  The loss in 2008 was principally attributable to increase in operating costs, as more fully explained in “Operating Expenses” below.

Results of Operations for Three and Nine Months Ended September 30, 2009

We reported a net loss of $17,114,906 and $8,535,345 for the nine and three months ended September 30, 2009, respectively as compared to net losses of $8,987,304and $4,032,056 reported for the nine and three months ended September 30, 2008, respectively. During the first quarter of 2009, the LocalAdLink division was continuing to grow, however, at the end of February with the spike in the volume of weekly credit card revenues generated, certain credit card processing companies, without notice to the Company, put a hold on all of the cash being remitted to Beyond Commerce’s LocalAdLink subsidiary. This hold was initiated under the rationale of “potential business risk.” The Company had less than 0.25% percent in charge-backs and a total of approximately $13,000 in claims over a six month period of time prior to this risk reassessment.  With the stoppage of the credit card processing and the processors holding back over $900,000 of funds due to the Company, we inadvertently had 567 checks returned totaling over $250,000 to valued employees, our commissioned sales force and vendors.

The reckless actions of the credit card processors negatively impacted the Company and prevented us from achieving our projected first and second quarter revenues and income. As a result of the hold, LocalAdLink was prevented from selling advertising to local businesses for approximately 23 days during the month of March. The negative impact of inadvertently returning 567 checks impacted the Company’s credibility with its independent sales force. Due to the problems of not being able to process credit cards, which caused 567 returned checks, during the sixty days following the incident, the Company had to rebuild its credibility with its independent sales representatives so they would reenergize and once again sell ads. At the time of the incident, LocalAdLink was ramping up revenues based on its prior month’s revenues at a rate of four and a half million per month.

The Company continues in evaluating any claims it may have against the aforementioned credit card processing companies, as we believe that the damage to the Company from the willful negligence of the processors has caused an undetermined financial loss to Beyond Commerce. Furthermore, the credit card processors’ holding of revenues forced us to change processors.  This change has resulted in increased processing fees, personal guarantees and a mandate for the Company to reserve 10% of its revenues received daily to mitigate potential risk to the new processor.

As more fully explained in "Operating Expenses" below, the additional losses in 2009 were also attributable to increases in operating costs, interest from debt, the issuance of warrants, and the delay in certain revenue generation activities.

Revenues

Our goal is to generate revenues from (i) the sale of various products to our Web site users (our e-commerce operations), and (ii) both national and local advertising fees. Revenue for the nine and three month periods ended September 30, 2009, was $12,708,068 and $2,051,866, respectively as compared to $1,025,023 and $204,810 for the nine and three month periods ended September 30, 2008 respectively. The increases are due to revenue from the LocalAdLink segment, which the Company launched in November 2008, (and which has since been terminated as a result of the asset sale described above).  LocalAdLink constituted $12,299,017 and $1,811,788 of total revenue for the nine and three months ended September 30, 2009, respectively.

Cost of Advertising/ Merchandise Acquired

 Cost of sales for the nine and three month periods ended September 30, 2009 were $11,527,949 and $1,484,565, respectively compared to $1,050,113 and $165,630 for the nine and three month periods ended September 30, 2008, respectively.  LocalAdLink constituted $11,464,512 and $1,441,623 of the total cost of sales for the nine and three months ended September 30, 2009, respectively. These costs consist mainly of commissions paid to independent sales representatives of $10,054,601 and $1,256,749for the nine and three months ended September 30, 2009 respectively. As described above, certain assets of LocalAdLink were sold in October 2009.

Operating Expenses

Selling, general and administrative expenses, including related party expenses, (SG&A) for the nine month and three month periods ended September 30, 2009 were $8,690,836 and $2,196,484. This is an increase of $3,485,583 and a decrease of $65,152 in SG&A expenses from the $5,205,253 and $2,261,636 reported for the nine month and three month periods ended September 30, 2008, respectively. This increase is mainly attributable to the increase in employees, programming, merchant fees, travel, marketing and the issuance of options.  The Company had 86 employees at the end of September 2009 as compared to 52 at the end of September 2008. This accounts for an increase in payroll expenses for the nine and three months ended September 30, 2009 of $1,281,245 and $173,759, respectively as compared to the expense for the nine and three months ended September 30, 2008.  Payroll expenses were $3,492,459 and $1,075,362 for the nine and three months ended September 30, 2009 and $2,211,214 and $901,603 for the same periods ended September 30, 2008, respectively.

Programming and computer expenses increased by $513,400 and $202,981 to $833,253and $332,287 for the nine and three months ended September 30, 2009, respectively. Programming and computer expenses were $319,853 and $129,306 for the nine and three months ended September 30, 2008, respectively.  A large part of the increase is attributable to the maintenance of the LocalAdLink, (of which certain assets were sold in October 2009), i-Supply and KaChing KaChing software, and the increase in computer related expenses for new employees.  The issuance of options for stock-based compensation created an expense of $1,718,290 and a $213,814 from the nine and three month periods ended September 30, 2009, respectively as compared to zero for the same periods of 2008.  Merchant and bank fees of $742,268 and $127,106 for the nine and three months ended September 30, 2009, respectively is an increase of $708,508 and $122,265 from $33,760 and $4,841 for the nine and three months ended September 30, 2008, respectively.  This increase in merchant and bank fees is due to the volume of credit card sales through LocalAdLink, i-Supply and KaChing KaChing. Travel expense increased $407,192 and $116,017 for the nine and three months ended 2009, respectively to $516,153 and $148,652 respectively, as compared to total travel expense of $108,961 and $32,635 for the nine and three months ended September 30, 2008, respectively.  Marketing and selling expense for the nine and three months ended September 30, 2009 was $1,593,349 and $143,894, respectively.  This is a decrease of $190,503 and $569,577 from the $1,783,852 and $713,471 for the nine and three months ended September 30, 2008, respectively.  This decrease was due to the marketing enhancements of LocalAdLink as it launched during the quarter ended September 30, 2008.

Professional fees, including related party professional fees, for the nine and three month periods ended September 30, 2009 were $2,803,618 and $734,799, respectively. This is an increase of $1,559,091 and $239,580 in professional fees from the $1,244,527 and $495,219 for the nine month and three month periods ended September 30, 2008, respectively. The largest component of the increase in professional fees consisted of consulting and support services due to the rapid growth of activity in the LocalAdLink division. The increase in LocalAdLink consulting fees was $447,524 and a decrease of $400,200 for the nine month and three month periods ended September 30, 2009, respectively as compared to the same periods for September 30, 2008. The decrease for the three month period ended September 30, 2009 was created by a reversal of over-billing by a former consulting team.  There was also an increase in accounting fees of $242,806 and $18,004 for the nine month and three month periods ended September 30, 2009, respectively as compared to the same periods for September 30, 2008. This increase is due to an increase in our audit and compliance expenses as a result of ramping up operations, and the filing of registration statements.  Legal fees increased $148,277 and $116,196 for the nine and three months ended September 30, 2009 as compared to the same periods for September 30, 2008, respectively.  This is due to an increase in fees paid for SEC filings and pending litigation against credit card processors (see results of operations).  Professional fees for marketing decreased in 2009 due to the hiring of internal marketing professionals.

Depreciation expense for the nine month and three month periods ended September 30, 2009 was $195,533 and $88,759, respectively. This reflects an increase of $61,190 and $40,997 from $134,343 and $47,762 reported for the nine month and three month periods ended September 30, 2008, respectively. This increase in expense is attributable to the amortization of the asset additions, which consist mostly of hardware purchased for new employees and the development costs of software.

Other income (expense)

Income related to the change in derivative liability value for the nine month period ended September 30, 2009 was $1,055,747 and expense for the three month period ended September 30, 2009 was $2,942,287.  These derivatives related to notes issued in the third and fourth quarters of 2008 and notes and warrants issued during the second and third quarter of 2009.

Interest expense net, including related party interest, for the nine month and three month periods ended September 30, 2009 was $7,660,785, and $3,140,317, respectively, compared to $2,378,091and $1,266,619 for the nine and three month periods ended September 30, 2008, respectively. Interest expense includes non-cash expenses related to the value of warrants issued to investors who invested in our convertible notes and discounts from beneficial conversion features. Loan fees and loan discount amortization expenses of $6,682,337 and $2,878,804 related to our promissory notes for the nine and three month periods ended September 30, 2009, respectively.   Interest expense on the note balances accrued for the nine and three months ended September 30, 2009 was $522,163 and $226,441, respectively.

Liquidity and Capital Resources

Cash and cash equivalents at September 30, 2009 was $0 and $100,086 at December 31, 2008. Since our business model is in the early stages of maturing, the majority of our capital resources have been derived through the sale of debt and equity securities. No assurance can be made that these operations will continue to improve or that we will have access to capital markets in the future, or that financing will be available on acceptable terms to satisfy our future and on-going cash requirements that we need to implement our business strategies. Our inability to fulfill our business plan, access the capital markets or obtain acceptable financing could have a material adverse affect on our results of operations and financial condition, and could severely threaten our ability to continue as a going concern.

As shown in the accompanying consolidated financial statements, we incurred a loss of $17,114,906 and $8,535,345 for the nine and three month periods ended September 30, 2009, respectively, as compared to $8,987,304 and $4,032,056 for the same periods ended September 30, 2008, respectively. Our current liabilities exceeded our current assets by $15,273,221 at September 30, 2009 and negative cash flow from operating activities for the nine months ended September 30, 2009 was $6,200,151.  Included in current liabilities is derivative liability of $3,451,215 and notes payable of $8,239,384. These factors, and our inability to meet our obligations from current operations, and the need to raise additional capital to accomplish our objectives, create considerable doubt about our ability to continue as a going concern.

We currently do not have sufficient funds on hand to fund our current obligations until we reach our projected break-even level of operations. We do not have any bank credit lines. Accordingly, we will have to obtain additional funding in the near future in order to continue our operations until our revenues are sufficient to fund our operating expenses. Although we have again re-commenced our on-line e-commerce business and now are generating revenues from our e-commerce business, we do not anticipate that we will generate sufficient cash from operations to fund our working capital needs for at least another three months. Accordingly, we intend to continue to seek additional financing from various sources, including from the sale of debt or equity securities. We have not yet identified, and cannot be sure that we will be able to obtain any additional funding from either of these sources, or that the terms under which we may be able to obtain such funding will be beneficial to us. If we do not obtain sufficient additional funds in the near future, we will have to suspend some of our operations, further scale down our current and proposed future operations or, if those actions are not sufficient, terminate our operations.

All of the convertible notes that we have issued in order to fund our working capital needs mature within the next twelve months. Accordingly, in addition to having to raise funds to continue to operate, we also will have to raise funds to repay these convertible notes (to the extent that such notes are not converted in shares of our common stock by the holders). As of September 30, 2009, the total principal amount of our short-term borrowings was $10,656,655. Some of the convertible notes that we issued are secured by a lien on certain of our assets and/or the assets of our subsidiaries. During the first nine months of 2009, $2,100,000 of the secured promissory notes were converted into Company common stock. In the event that we fail to repay these remaining secured promissory notes as they mature, we will be at risk of losing our assets through foreclosure of our assets. Accordingly, a default under the secured convertible notes could result in the loss of our assets and the termination of our operations.  On October 9, 2009, we sold from our wholly owned subsidiary, LocalAdLink the assets relating to the software, name rights, and trademark, LocalAdLink, which operates a Web site, www.LocalAdLink.com , and a local search directory and advertising network that brings local advertising to geo-targeted consumers.   In consideration for the sale of LocalAdLink, the Company had their secured promissory note balance reduced by $4,000,000.  Additionally, the Company issued 8,000,000 shares of common stock in exchange for $800,000.

Because this is a direct public offering, with no minimum amount of shares that must be sold, it is possible that we will receive some or no proceeds. If any proceeds are received, it is possible that such proceeds will not be sufficient to cover the costs of the offering. If we sell less than the maximum amount of securities under this offering, management will seek to raise additional funds through private placements of equity or debt securities to address its operating and financial cash requirements to continue operations in the next twelve months. There is no assurance such financing will be available to the Company on acceptable terms, or at all. If we are unable to raise sufficient funding, we will have to suspend some of our operations, further scale down our current and proposed future operations or, if those actions are not sufficient, terminate our operations.

Management has devoted a significant amount of time to raising capital from additional debt and equity financing. As noted above, in October 2009, the Company sold 8,000,000 shares of common stock for a purchase price of $800,000. During July 2009, the Company entered into an amendment to extend the maturity date of its Secured Convertible Promissory notes in the principal amount of $2,280,000 originally due July 31, 2009 to January 31, 2010. Also during July 2009, 10 holders of the Company’s bridge loan notes having an aggregate balance of $590,000 agreed to extend the maturity date of these notes from July 6 to January 31, 2010. The notes remain unpaid and the Company is currently seeking an additional extension of the maturity date. There is no assurance the Company will obtain an additional extension of the maturity date of the notes.

In addition, we have recently reduced our staff by 50% to reduce over head.  We are seeking to increase revenues through a new product offering called Search Boost, which seeks to increase market awareness of our customers by ensuring that they appear within the first 3 pages of Google searches.

Operating Activities

Net cash used in operating activities for the nine month period ended September 30, 2009 was $6,200,151 compared to a use of cash of $5,590,315 for the nine month period ended September 30, 2008. This change was mainly attributable to the increase in Local Ad Link and I-Supply operations and related overhead demands compared to the start up of operations incurred in 2008.

Investing Activities

Net cash used in investing activities for the nine month period ended September 30, 2009 and 2008 was $521,268 and $121,882, respectively, representing cash expended for the purchase of computers and office furniture and equipment.

Financing Activities

Net cash provided by financing activities for the nine month period ended September 30, 2009 and 2008 was $6,621,333 and $5,629,159, respectively, due primarily to net cash received from the sale of debt securities of $9,158,000 and 5,733,232, respectively. During the nine month period ended September 30, 2009 we received $20,000 from the issuance of common stock, repaid $1,730,167 of a short term loans, received short term unsecured borrowings of $228,000 and paid cash for debt placement fees of $826,500.

As a result of the above activities, we experienced a net decrease in cash of $100,086 for the nine month period ended September 30, 2009 as compared to a net decrease for the nine month period September 30, 2008 of $83,038. In October 2009, we sold 8,000,000 shares of common stock for a purchase price $800,000. Our ability to continue as a going concern is dependent on our success in obtaining additional financing from investors through the sale of our securities and continuing our stream of revenue through ads and our e-commerce stores. There is no assurance that we will be able to raise any additional funds.

Other

As of September 30, 2009, we had no long-term debt obligations, no capital  lease obligations, no material  long-term purchase obligations or other similar long-term liabilities. We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts.

Inflation and changing prices have had no effect on our net sales and revenues or on our income from continuing operations.

Results of Operations for Year Ended December 31, 2008

Results of Operations – Revenues

Our goal is to generate revenues from the sale of various products to our website users and from advertising fees. We operated our Boomj.com website throughout 2008 and commenced our LocalAdLink.com site in October 2008. Through the end of 2008, we had $1,843,230 in revenues, of which just over half was derived from LocalAdLink  revenues, with the remainder generated from the Boomj.com web site from product sales and national advertising. Our revenues from the Boomj.com website for 2007 were $94,485 , consisting mostly of product sales revenues.

Operating Expenses

Selling, general and administrative expenses (SG&A), including related party expenditures, for the twelve month period ended December 31, 2008 (“fiscal 2008) were $6,920,360. This reflects an increase of $3,736,900 in SG&A expenses from the $3,183,460 reported for the twelve month period ended December 31, 2007 (“fiscal 2007).  The change in SG&A expenses is attributable to increased advertising, marketing and promotional costs, which were $2,236,170 in fiscal 2008 as compared to $517,424 in fiscal 2007.   These costs in 2008 were largely incurred launching our LocalAdLink website and promoting LocalAdLink.  There were also increases in administrative, technical and marketing personnel, related payroll costs, and an increase in travel related costs.  The increase is also attributable to the granting of options to our employees and independent sales representatives valued at approximately $630,000.  Our SG&A expenses are expected to continue to increase during the current fiscal year ending December 31, 2009 as we increase our operations, increase advertising, and hire more employees.

Professional fees for the twelve month period ended December 31, 2008 were $1,345,091. The largest component of professional fees consists of services rendered in connection with the design and establishment of our websites and Internet related activities, as well as legal and accounting fees. This reflects an increase of $180,821 in professional fees from the $1,164,270 reported for the period ended December 31, 2007.

Included in the professional fees and SG&A are non-cash items of $1,703,459 for fiscal 2008 and $817,417 for fiscal 2007 in stock issued in exchange for a variety of consulting services and employee options.  Depreciation and amortization expense for the twelve month period ended December 31, 2008 was $182,802. This reflects an increase of $45,547 in depreciation and amortization expense from the $137,255 reported for the period ended December 31, 2007.  The increase in expense is attributable to the amortization of the asset additions during the period ended December 31, 2008.

Interest expense, of $3,325,662 for the twelve month period ended December 31, 2008 reflects an increase of $3,027,378 from the interest expense of $298,284 of which $125,413 was to a related party in fiscal 2007. The loan discount relates to the sundry loans procured by us during fiscal 2007 and fiscal 2008.  Interest expense also includes non-cash expenses related to the value of warrants issued to investors who invested in our convertible notes and discounts from beneficial conversion features.  Our increase in interest expense is due to loan fees and loan discount amortization expenses of $2,446,939. The loan discount relates to the sundry loans procured by us during 2007 and 2008.

Operating Activities

Net cash used in operating activities for the twelve months period ended December 31, 2008 was $5,740,549. This was mainly attributable from the use of cash in operations as we establish business and operations. Accounts Receivable increased $199,696 to $226,091 on December 31, 2008 from $26,395 on December 31, 2007.  Most of this increase is due to sales made generated through LocalAdLink.  The credit card payments for these sales were subsequently captured during the first week of January 2009.  Accounts Payable on December 31, 2008 was $1,510,142, an increase of $784,415 from the balance on December 31, 2007 of $725,727.  The increase is attributed mainly to commissions due sales reps of LocalAdLink of $630,000 and increases in advertising of Boomj.com, with an increase to Google of approximately $300,000.

Investing Activities

Net cash used in investing activities for the twelve month period ended December 31, 2008 was $122,310. The company expended cash for purchase of computer and office equipment and expenditures related to its Website development.

Financing Activities

Net cash provided by financing activities for the twelve month period ended December 31, 2008 was $5,851,698 due primarily to net cash received from the sale of debt securities of $6,213,232. We also received $721,966 from the issuance of common stock net of $102,357 in offering costs, and paid $25,000 to repay a short term bridge loan in January 2008, a $500,000 Secured Note in July 2008 and a promissory note of $110,000 in August 2008 for a total debt payment of $661,500 (including the fourth quarter repayment listed below).  During August 2008, the company paid off a zero coupon note to one of its investors of $110,000.  In September 2008 the Company received a $50,000 short-term loan from an accredited investor, of which $26,500 was repaid in the fourth quarter of fiscal 2008.  In October 2008, the Company received a $25,000 loan from an accredited investor as a 90-day zero coupon-note with a $ 30,000 repayment.

As a result of the above activities, we experienced a net decrease in cash of $11,161 for the twelve month period ended December 31, 2008. Our ability to continue as a going concern is dependent on our success in obtaining additional financing from investors through the sale of its securities and through a continued increase in revenues.

Other

We do not believe that inflation has had a material impact on our business or operations.
We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets.

Going Concern

Our financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. However, the company has an accumulated deficit of $17,886,381 on December 31, 2008 and will need to raise additional capital, or obtain financing to continue operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should this company be unable to continue as a going concern.

Management is taking steps to address its operating and financial cash requirements, which it believes will be sufficient to provide the company with the ability to continue operations in next twelve months. Management has devoted a significant amount of time in the raising of capital and improving the operating profitability of the Company through initially its former LocalAdLink division (the assets relating to the software, name rights and trademark of which were sold in October 2009). However, the company’s ability to continue as a going concern is dependent upon raising funds through debt and equity financing and generating revenue. There are no assurances we will receive the necessary funding or generate revenue necessary to fund operations. This raises substantial doubt about our ability to continue as a going concern.

Significant Accounting Policies

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments, and assumptions that we believe are reasonable based upon the information available.

Consolidation

The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries, LocalAdLink, Inc. and Boomj.com, Inc.  All inter-company accounts and transactions between the entities have been eliminated in consolidation.

Revenue Recognition

The Company generates its revenue from products and services sold on its internet websites. The BOOMj.com store’s database has available close to two million name brand products. These items include books, digital cameras, kitchen and bath items and office supplies. Revenue is also generated from content, advertising, and discount travel.

Advertising products consist of web-banner advertising, which are continuous or rotating. Delivery of these profiles is based on the number of impressions of an advertisement that a customer purchases. An impression is a single instance of an Internet user viewing the page that contains a customer’s name and/or logo. Revenue is recognized on such advertising programs based on the proportionate units of advertising delivered over the period of a media campaign. The Company also sells a marketing kit through their Local Ad Link division. The kit is comprised of ten one month duration ads. The sales reps have the option to sell the ten ads as a commissionable sale or to give them away as a free promotional tool.

The Company recognizes its revenue in accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”). Revenue is recognized when merchandise is shipped to a customer.

Stock-Based Compensation

The Company follows the guidance of Financial Accounting Standard No 123(R) “Share Based Payment” for all share-based payments to employees, including grants of employee stock options or warrants, are recognized in the financial statements based on their fair values. This guidance requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period).  The Company follows the guidance of Emerging Issues Task Force No. 96-18: “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” for transactions in which equity instruments are issued in exchange for the receipt of goods or services to non employees.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

On January 15, 2008, our common stock began trading on the OTC Bulletin Board under the symbol “RLET”. On January 31, 2008 our trading symbol changed to “BOMJ.”  Subsequently on February 23, 2009 our stock symbol changed in conjunction with our name change to “BYOC.”

As of December 31, 2008 there were 246 record holders of our common stock, not including any persons who hold their stock in “street name.”

As of February 5, 2010, we had 58,793,311 outstanding shares of common stock.

The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the OTC Bulletin Board.  The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions. There was no active trading market in our common stock until after our acquisition of Boomj.com, Inc. in the Merger, and virtually no trades were recorded during the fiscal year ended December 31, 2007.

	High	Low
Year ended December 31, 2008
First Quarter	$2.47	$0.75
Second Quarter	$3.30	$1.86
Third Quarter	$3.30	$2.30
Fourth Quarter	$2.55	$0.55
Year ended December 31, 2009
First Quarter	$1.80	$0.33
Second Quarter	$1.88	0.45
Third Quarter	$0.50	$0.055
Fourth Quarter*	$0.30	$0.017
Year ended December 31, 2010
First Quarter*	$0.036	$0.02

* As of February 9, 2010

The last reported sales price of our common stock on the OTC Bulletin Board on February 9, 2010, was $0.03 per share.

Dividends and Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2008, regarding securities authorized for issuance under our equity compensation plans:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by our security holders:	—	—	—

Equity compensation plans not approved by our security holders: 2008 Equity Incentive Plan(1)	1,114,320	$0.89	2,385,680

Total	1,114,320	$0.89	2,385,680

(1)
Our board of directors adopted this plan in September 2008.  On June 12, 2009, the Company’s Board of Directors approved an amendment increasing the shares issuable under the plan from 3,500,000 to 7,000,000. This amendment was approved by the Company’s shareholders at the Company’s annual shareholder meeting held on July 24, 2009.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

OFFICERS, DIRECTORS AND KEY PERSONNEL OF THE COMPANY

The following describes the backgrounds of current directors and the key members of the management team. The persons who acted as officers and directors of Boomj.com, Inc. prior to the Merger resigned effective upon the Merger. All of our officers and directors also currently hold the same offices with Boomj.com, Inc our wholly-owned subsidiary.  Except as otherwise indicated, all of our officers and directors assumed their current offices with Beyond Commerce, Inc. upon the closing of the Merger on December 27, 2007. Our directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified.

Name	Age	Position

Robert McNulty	63	Chief Executive Officer and a Director
Mark V. Noffke	54	Executive V.P., Finance and CFO
Jimmy “Bo” White	36	Executive V. P. of Operations
Murray Williams	39	Director
Michael Warsinske	46	Director
Barry Falk	46	Director
Ron Loveless	65	Director

Robert J. McNulty,   Chairman / CEO. Mr. McNulty has been Chief Executive Officer and a director of the Company since December 2007 and Chief Executive Officer and a director of Boomj.com, Inc. since its formation in January 2007. From January 1999 to January 2007 Mr. McNulty was self-employed as a consultant. Mr. McNulty is an accomplished entrepreneur with over 25 years of significant experience in specialty retail, E-commerce, branded consumer products, retail start-ups and developing new concepts and technology platforms for utilization in the retail industry. Mr. McNulty founded Shopping.com in November 1996 and served as its President and CEO from 1996 until its merger with Compaq Computer Corporation in January of 1999. Shopping.com was the first on-line retailer selling a broad range of consumer brand name products on the Internet, which was purchased for $220 million in an all cash transaction by Compaq Computers. Mr. McNulty also founded Home Club (also known as Home Base), in 1983 and served as its Chairman and CEO from 1983 until its merger with  Zayre Corp. in 1986. Home Club was a chain of home improvement warehouse stores for contractor trade and do-it-yourself customers, servicing U.S. western states with 38 stores and 7,000 employees. He was the first to institute and implement the “everyday low price strategy” in the U.S. Home Improvement industry. Mr. McNulty was a founding board member of the Home Center Industry Council for the City of Hope Cancer Research Center. Currently, he serves as Chairman of Global Leadership Connection, a charitable organization that provides leadership programs for high school students and supports the education of today’s youth leaders across America.

Mark V. Noffke,   Executive Vice President and CFO. Mr. Noffke has been the Company’s CFO since January 2007. From August 2006 to December 2006, Mr. Noffke was the CFO of Financial Media Group, Inc. From May 2004 to August 2006, Mr. Noffke was CFO of National Storm Management, Inc. where he was responsible for taking the company public. From August 2003 to May 2004, Mr. Noffke was a Managing Director of Striker Pacific Corporation, an investment bank, where he conducted due diligence, and acquisition analysis in various industries, including waste recycling, forest products and automotive. From September 1996 to August 2003, Mr. Noffke served as the CFO and a Director of U.S. Forest Industries, Inc., a timber manufacturing company, where he was responsible for developing the company's accounting infrastructure. From January 2002 to May 2004, Mr. Noffke served as CFO of Brands Shopping Network, a publicly traded company currently known as United Fuel and Energy Corporation. In this position, Mr. Noffke was responsible for raising capital and developing the accounting infrastructure. Mr. Noffke is a Certified Public Accountant and has a B.S. in Accounting from Valparaiso University in Northwestern Indiana.

Jimmy’ Bo’ White, Executive Vice President/ Operations, Technology. Mr. White has 17 years of experience in both retail management and online technology and has served as an owner and managing partner of Click Here Publishing, LLC, an Internet design and development company, since its formation in 1994.  Mr. White is a successful entrepreneur owning and operating several technology-based companies specializing in website development, application development, and Internet marketing.  Mr. White is a specialist in implementing and developing online technologies. He joined Beyond Commerce in late 2008 as a technology consultant helping to drive the direction of online products.   Mr. White also brings years of experience in managing IT and creating Web-based software to maximize efficiencies.  Mr. White attended Louisiana State University, majoring in information technology.

Ron Loveless , Director.   Mr. Loveless has been a director of the Company since April 2009. Mr. Loveless is a retired executive of the world’s largest retailer, Wal-Mart Stores, Inc. (NYSE:WMT).  Ron served four years in the US Air Force Intelligence Service and began his career with Wal-Mart in 1964.  He accelerated through the operations ranks, serving as assist. Mgr, Store Manager, District Manager and Regional Vice-President.  In 1980, he was named General Merchandise Manager of Wal-Mart’s Hardlines Merchandising Division.  In 1983, he was named as the first CEO of the new Sam’s Wholesale Club Division and achieved over $1.5 billion in sales with 30 units in just three years of operation.   Since leaving Wal-Mart, Mr. Loveless has consulted in retailing and consumer products with numerous projects in Canada, the U.S. and the Middle East  He has also been recognized in Sam Walton’s book as a key executive in the growth of Wal-Mart.

Barry Falk , Director. Mr. Falk has been a director of the Company since December 2008. Mr. Falk has broad experience in structuring complex financing transactions in diversified industries, including the telecommunications, specialty finance, software and hardware technologies, distribution and retail sectors.  Mr. Falk is an attorney and specializes in corporate and securities law, with an emphasis on business planning, venture capital and mergers and acquisitions. Prior to joining the firm Irvine Venture Law Firm, Mr. Falk worked for the U.S. Securities and Exchange Commission’s Division of Corporation Finance from 1990 through 1993 where he was the senior disclosure attorney for the SEC’s Pacific Region and in the SEC’s Division of Enforcement from 1988 through1990.  Prior to completing his law degree, Mr. Falk worked as an accountant for a national public accounting firm.  Mr. Falk is an investor in several venture capital and angel funds and is active on the board of directors of several private companies.  Mr. Falk received his J.D. degree from Loyola Law School, Los Angeles and his B.S. degree in Accounting from Kean College of New Jersey.

Michael Warsinske , Director. Mr. Warsinkse has been a director of the Company since September 2008. Mr. Warsinske is an online media sales executive and since January 2007 Mr. Warsinske has been CEO of OverAd Media, a digital media sales firm.  He is a founder and CEO of Cybereps, an early online advertising sales company which launched advertising sales for IMDB.com, Advertising.com, Andover.net, Reuters.com and eMarketer.com. Cybereps grew to 100 employees in 7 offices and was sold to Interep (Nasdaq: IREP) in 2001.  Mr. Warsinske also co-founded Wordcents, an early contextual advertising network sold to YBrant Digital. He currently advises digital media startups, including Information Strategies, Inc., CMBS.com, FlatFeeConferencing.com, Newsforce.comand Friend2Friend.com.  Mr. Warsinske has 25 years of experience in online and traditional media sales.

Murray Williams , Director. Mr. Williams has been a director of the Company since June 2007. Mr. Williams is a CPA with 5 years experience in public accounting and 11 years experience as CFO of various public and private companies.  Mr. Williams began his career in public accounting with KPMG where he was a manager in their assurance practice managing a team of over 20 professionals specializing in financial services, with an emphasis on public offerings, private financings, and mergers and acquisitions.  Mr. Williams resigned from KPMG in 1997 to become one of the founding members of Buy.com, Inc., which grew to be the second largest e-commerce company in the world during his tenure.  He developed the finance, legal, business development, and human resource departments of Buy.com, securing over $225 million in private financing, and was the primary driver in the initial public offering process that generated proceeds of an additional $192 million.  Mr. Williams also obtained vast international business experience managing Buy.com’s international expansion into Europe, Canada, and Australia.  In addition, he successfully completed three acquisitions for Buy.com and was responsible for their expansion into eleven core product categories.  After leaving Buy.com in August of 2001, Mr. Williams became an active entrepreneur creating and investing in numerous companies, and worked for an investment banking firm as interim CFO on various private companies to convert them into publicly traded entities.  Mr. Williams has helped take seven companies public and helped raise over $500 million for the various companies. From June 2005 to February 2007, Mr. Williams was Chief Financial Officer at Interactive Television Networks, Inc., a public company and a leading provider of Internet Protocol Television hardware, programming software and interactive networks.   Since March 14, 2008, Mr. Williams has been the Chief Financial Officer, Treasurer and Secretary of GTX Corp., a public company engaged in the commercialization of miniaturized assisted GPS tracking and cellular location-transmitting technologies.   Mr. Williams received degrees in both Accounting and Real Estate from the University of Wisconsin-Madison.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table set forth below summarizes the annual and long-term compensation for services in all capacities paid to our executive officers during the years ending December 31,2009, 2008 and 2007.  On December 27, 2007, Beyond Commerce, Inc. acquired Boomj.com, Inc., our primary operating subsidiary during 2007 and 2008.  Beyond Commerce did not pay any compensation to any of its officers or directors during 2007.  The table below sets forth all compensation paid (i) by Boomj.com, Inc. in 2007 and (ii) by either Beyond Commerce, Inc. or Boomj.com, Inc. in 2009 and 2008, to Robert McNulty and Mark Noffke, the only individuals who served as our principal executive and financial officers during the year ended December 31, 2009, and to our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2009.

Name and Principle Position (in dollars)	Fiscal Year	Salary (1)	Bonus (2)	Restricted Stock Awards (3)	All Other Compensation (4)	Total

Robert J. McNulty	2009	$191,192	-	-	-	$191,192
President and CEO	2008	$171,692		-	-	$171,692
	2007	-	-	$150,000		$150,000

Wendy Borow-Johnson	2009	$18,000	-	$-	-	18,000
President—Media (6)	2008	$185,538		$118,125	-	$303,663
	2007	$64,615	-	$75,000		$139,615

Mark V. Noffke	2009	$169,157	-	-	-	169,157
Chief Financial Officer	2008	$164,927		-	-	$164,927
	2007	$162,502	-	$1,000	-	$163,502

Mark Doumani Sr.	2009	$13,333	-	-	-	$13,333
VP Business Development (5)	2008	$164,927			-	$164,927
	2007	$118,540	-	$90,000		$208,540

Jimmy “Bo” White (7)	2009	$100,500	-	-	-	$100,500
Executive Vice President/ Operations, Technology

(1)	The dollar value of base salary (cash and non-cash) earned.
(2)	The dollar value of bonus (cash and non-cash) earned. There are no anticipated bonus awards for 2009.
(3)	During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table.
(4)	All other compensation received that we could not properly report in any other column of the table.
(5)	Mr. Doumani resigned as VP Business Development effective January 31, 2009.
(6)	Ms. Johnson resigned as President—Media in October 2009.
(7)	Mr. White joined the Company as Executive Vice President/ Operations, Technology in January 2009.

Outstanding Equity Awards at Fiscal Year-End

None of the executive officers named in the above Summary Compensation Table (i) received any options during fiscal 2008, (ii) owned any vested or unvested stock options on December 31, 2008, or (iii) received any stock awards or equity incentive plan awards during fiscal 2008 that had not vested.

Director Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings.

We currently have no other formal plan for compensating our directors for their service in their capacity as directors, although our Board of Directors has recently granted options to purchase common shares to new directors upon joining the Board of Directors.  Our Board of Directors has, however, from time to time paid non-employee directors cash compensation for serving on the Board. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.  Our Board of Directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director.

The following table summarizes the compensation of each of our directors who is not also a named executive officer for their service as a director for the fiscal year ended December 31, 2009.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael Warsinske	-0-		-0-	$-0-	N/A	N/A	$-0-
Barry Falk	-0-		-0-	$-0-	N/A	N/A	$-0-
Murray Williams	$38,346	(2)	-0-	-0-	N/A	N/A	$38,346
Ron Loveless (3)	-0-		-0-	$86,100	N/A	N/A	$86,100
Paul Morrison (4)	$-0-		-0-	-0-	N/A	N/A	-0-

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009 fiscal year for the fair value of stock options granted to the named director in fiscal year 2009, in accordance with SFAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized from these awards by the named director.

(2)
At the request of the Board, during 2009, Mr. Williams provided additional services to the Company by monitoring and supervising certain of the Company’s activities.  These fees were paid to Mr. William’s company, FA Corp.

(3)
We agreed to grant Mr. Loveless a ten-year non-qualified option to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.70 per share at the time that he joined our Board of Directors in April of 2009. One half of the foregoing options will vest upon the first anniversary of the appointment of Mr. Loveless to the Board, and the second half of the options will vest upon the second anniversary of the appointment.

(4)
Mr. Morrison joined the Board in July 2009 pursuant to an agreement with OmniReliant Holdings, Inc. under which OmniReliant Holdings, Inc. invested in the Company. Mr. Morrison resigned as a Board member on January 21, 2010. Mr. Morrison did not receive any compensation for his services as a Board member of Beyond Commerce, Inc.

Employment Contracts

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of February 5, 2010 by (1) each person who is known by us to beneficially own more than five percent of our common stock; (2) each of our directors; (3) the named executive officers listed in the Summary Compensation Table under Item 11; and (4) all of our executive officers and directors as a group.

Shares of common stock subject to any warrants or options that are presently exercisable, or exercisable within 60 days of December 10, 2009 (which are indicated by footnote) are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants or options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage ownership reflected in the table is based on 58,793,311 shares of our common stock outstanding as of February 5, 2010. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock shown, subject to applicable community property laws. An asterisk represents beneficial ownership of less than 1% .

Name and Address	Number of Shares Beneficially Owned	Percentage of Class

Mark V. Noffke	31,408	*
Jimmy ‘Bo’ White (1)	30,714	*
Murray Williams	202,000	*
Michael Warsinske(2)	--	*
Barry Falk(2)	202,000	*
Robert J. McNulty	505,000	*
Ron Loveless (4)	0	*

All executive officers and directors as a group (8 persons)	971,122	1.7%

Linlithgow Holdings, LLC (3)
9029 S. Pecos Henderson, NV 89074	16,982,000	28.9%

* Less than 1%

(1)	Mr. White joined the Company during the second quarter of 2009.

(2)	All of the shares shown are issuable upon the exercise of options to purchase our common stock.

(3)
Represent shares owned by Linlithgow Holdings, LLC. Mr. Rhett McNulty is the managing member of Linlithgow Holdings LLC and has voting and investment power with respect to the shares held by Linlithgow Holdings LLC. Mr. Rhett McNulty is the son of Mr. Robert McNulty. Mr. Robert McNulty is not a member or manager of Linlithgow Holdings LLC and he disclaims any beneficial interests in these shares. Mr. Robert McNulty does not exercise any voting rights in respect of these shares nor does he have any right to dispose of these shares.

(4)	Does not include shares underlying 100,000 options which are not exercisable within 60 days of February 5, 2010.

Unless otherwise indicated, the address of each of the foregoing persons is 9029 South Pecos, Suite 2800, and Henderson, Nevada 89074.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our full board of directors is responsible for reviewing and approving or ratifying all related party transactions.  Although there is no written policy in this regard, it is the practice of our board to review all material facts of interested transactions and take into account, among other factors it determines appropriate, whether the interested transaction is on terms no less favorable than terms generally available to any similarly situated, unrelated third parties under the same or similar circumstances and the extent of the person’s interest in the transaction.  Additionally, board approval of any interested party transaction must include the affirmative vote of at least a majority of our non-employee directors.   We have, since January 1, 2008 been involved in the following related party transactions, each of which was reviewed and approved by our full board of directors:

•
The Company permits TAC Financial, Inc. to use some of its facilities at its Nevada headquarters.  TAC Financial has not paid the Company for the use of the facilities.  In 2009, the Company commenced paying the commissions it owed to its LocalAdLink independent consultants through the use TAC Financial’s VISA debit card.  The Company does not pay TAC Financial for loading payments onto the debit cards, although the card holders are charged fees for the use of the debit cards.  Linlithgow Holdings, LLC currently owns over 85% of the issued and outstanding shares of TAC Financial.  Linlithgow Holdings, LLC is the largest shareholder of this Company and is a family trust of the McNulty family.  Mr. McNulty, our Chief Executive Officer has no voting control over the holdings of Linlithgow Holdings and disclaims beneficial ownership of the shares owned by Linlithgow Holdings.  Two members of TAC Financial’s Board of Directors are the sons of Robert McNulty (our Chief Executive Officer).

•
On December 24, 2007 the Company borrowed $25,000 from Linlithgow Holdings, LLC.  The loan matured in 30 days and bore interest at a rate of 12% per annum.  This loan was repaid in full (including $304 of interest) in January 2008.

•
During 2007, BoomJ.com borrowed $218,000 from Linlithgow Holdings in a series of transactions. All of the loans bore interest at 12% per year.  Most of the loan was repaid in 2007, although the final $25,000 balance was not repaid until 2008.  In connection with these loans BoomJ.com issued Linlithgow Holdings warrants to purchase 34,835 shares of its common stock. The warrants are exercisable at a price ranges from $0.01 to $1.00 per share and expire on December 31, 2011.

•	During 2008, we paid Linlithgow Holdings a total of $53,450 for consulting services rendered to us.

•	In 2008, we paid FA Corp. a total of $102,673 for various services provided to us by Mr. Murray Williams. Mr. Williams is a member of our Board of Directors and the principal stockholder of FA Corp.

•
On May 20, 2009, the Company executed a convertible promissory note (the “Note”) in the principal amount of $1,600,000 payable to Linlithgow Holdings.  Pursuant to the Note, the Company promises to pay to Linlithgow Holdings $1,600,000 in cash on November 20, 2009. The Note is convertible at any time at a conversion price of $1.00 per share which was reset to $0.70 due to a subsequent offering.  The Note bears an initial interest rate of 1.5% for the first month and increases by 1.5% per month until maturity. After the maturity date, the default rate of interest becomes 18% per month or the highest rate allowed by law, whichever is lower, until the date the Note amount is actually paid. Further, as part of the consideration provided to the holder for the Note, the Holder also received a warrant for the purchase of up to 1,782,000 shares of the Company’s common stock at an exercise price of $0.90 per share. The warrants are exercisable, in whole or in part, any time from and after the date of issuance of the warrant. Due to a subsequent ratchet adjustment based on the issuance of warrants at a lower per share price, the exercise price of these warrants has been adjusted to $0.70.

Director Independence

Our independent directors, as defined in Rule (a)(15) of the Market place Rules of the NASDAQ Stock Market, are Barry Falk and Michael Warsinske. We paid $336 in 2008 for legal services provided to the Company by Mr. Falk’s firm.  However, our board determined that the small amount of fees we paid to Mr. Falk’s law firm during 2008 did not prevent it from reaching a determination that Mr. Falk is independent.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Beyond Commerce, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site.

BEYOND COMMERCE, INC.

TABLE OF CONTENTS
Annual Financial Statements

Interim Financial Statements

Condensed Consolidated Balance Sheet at September 30, 2009 and December 31, 2008 - (Unaudited)	F-32

Condensed Consolidated Statements of Operations for the Three and Nine month period ended September 30, 2009 & 2008 - (Unaudited)	F-33

Condensed Consolidated Statements of Cash Flows for the Nine month period ended September 30, 2009 & 2008 - (Unaudited)	F-34

Notes to the Condensed Consolidated Financial Statements - (Unaudited)	F-35

Pro Forma Financial Information

Pro Forma Financial Information	P-1

Pro Forma Condensed Consolidated Balance Sheet at September 30, 2009 - (Unaudited)	P-2

Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2008 - (Unaudited)	P-3

Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2009- (Unaudited)	P-4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Beyond Commerce, Inc.

We have audited the accompanying consolidated balance sheets of Beyond Commerce, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Beyond Commerce, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company reflected a loss of approximately $12,857,990 and $4,973,000 in 2008 and 2007, respectively and will need to raise additional capital to fund operations in 2009. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois
April 2, 2009

CONSOLIDATED BALANCE  SHEETS
As of December 31,

	2008	2007
ASSETS
Current assets :
Cash	$100,086	$111,247
Accounts receivable	226,091	26,395
Prepaid loan cost	562,665	116,854
Other current assets	306,285	35,896
Total current assets	$1,195,127	$290,392
Property, website and computer equipment	871,180	749,298
Less: Accumulated depreciation and amortization	(320,366)	(137,564)
Property, website and computer equipment – net	$550,814	$611,734

Other Assets	60,067	22,930

Total assets	$1,806,008	$925, 056

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short term borrowings	$2,400,555	$979,220
Short term borrowings - related party	-	25,000
Accounts payable	1,490,590	680,727
Accounts payable - related party	19,552	45,000
Note derivative liability	1,523,651	-
Other current liabilities	1,374,534	273,237
Deferred Revenue	609,987	-
Total current liabilities	$7,418,869	$2,003,184

Commitments and contingencies

Temporary Equity	$1,135,980	-

Stockholders’ Deficit :
Common stock, $0.001 par value, 200,000,000 and 75,000,000 shares authorized as of December 31, 2008 and 2007, respectively, and 40,936,143 and 36,108,067 issued and outstanding at December 31, 2008 and 2007, respectively	$40,936	$36,108
Preferred stock,$.001 par value of 50,000,000 shares authorized and no shares issued	-	-
Additional paid in capital	11,096,604	3,914,155
Accumulated deficit	(17,886,381)	(5,028,391)
Total stockholders' deficit	$(6,748,841)	$(1,078,128)

Total Liabilities and Stockholders' Deficit	$1,806,008	$925,056

The accompanying notes are an integral part of these consolidated financial statements.

BEYOND COMMERCE, INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year ended December 31,	For the Year ended December 31,
	2008	2007

Revenues
Advertising, net	$782,959	$-
Merchandise sales, net	1,060,272	94,485
Total Revenue	$1,843,231	$94,485

Operating expenses
Cost of products sold, net	2,175,099	97,879
Selling general & administrative	6,764,238	2,892,141
Selling general & administrative – related party	156,123	291,319
Professional fees	1,345,091	1,164,270
Depreciation and amortization	182,802	137,255
Total costs and operating expenses	10,623,353	4,582,864

Loss from operations	(8,780,122)	(4,488,379)

Non-operating income (expense)
Interest expense	(3,325,662)	(172,871)
Interest expense – Related Party	-	(125,413)
Expense related to derivative	(752,748)	-
Interest income	542	2,150
Total non-operating expense	(4,077,868)	(296,134)

Loss from operations before income taxes	(12,857,990)	(4,784,513)

Provision for income tax	-	-

Net loss	(12,857,990)	(4,784,513)

Less: Preferred Dividends	-	188,964

Net loss available to common stockholders	$(12,857,990)	(4,973,477)

Basic and diluted net loss per common share	$(0.33)	(0.20)

Weighted average number of common shares outstanding	38,580,296	24,533,552

The accompanying notes are an integral part of these consolidated financial statements.

BEYOND COMMERCE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Audited

	For the Years ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(12,857,990)	$(4,784,513)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest expense from conversion of note	39,018	3,715
Amortization of debt fees	2,446,939	279,903
Depreciation and amortization	182,802	137,255
Stock issued for professional services	1,703,459	817,417
Change in derivative liability	752,748	-
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(199,697)	(26,395)
(Increase) decrease in prepaid loan cost and other assets	(303,527)	(107,942)
Increase (decrease) in accounts payable	809,863	663,198
Increase (decrease) in accounts payable - related party	(25,448)	(5,000)
Increase (decrease) in other current liabilities	1,101,297	114,528
Deferred Revenue	609,987	-
Net cash used in operating activities	$(5,740,549)	$(2,907,834)

Cash flows from investing activities:
Cash paid to purchase property, website and computer equipment	$(122,310)	$(149,698)
Net cash used in investing activities	$(122,310)	$(149,698)

Cash flows from financing activities:
Proceeds from common stock issuance – net of offering costs of $102,357	$721,966	$-
Issuance of preferred stock - net of offering costs	-	2,014,470
Cash received from short term borrowings	6,213,232	1,200,000
Cash received from short term borrowings - related party	-	218,000
Cash paid on short term borrowings - related party	(25,000)	(193,000)
Cash paid on short term borrowings	(636,500)	-
Cash paid for cancellation of stock at merger	-	(125,000)
Cash paid for debt placement fees	(422,000)	-
Net cash provided by financing activities	$5,851,698	$3,114,470

Net increase(decrease) in cash & cash equivalents	(11,161)	56,938

Cash & cash equivalents, beginning balance	111,247	54,309
Cash & cash equivalents, ending balance	$100,086	$111,247

The accompanying notes are an integral part of these consolidated financial statements.

BEYOND COMMERCE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Preferred Stock		Additional
	Shares	Par Value	Shares	Par Value	Paid-In Capital	Accumulated Deficit	Stockholders’ Equity

Series A Convertible 10% Cumulative Preferred Stock issued private offering at $0.248 per share	—	$—	383,800	$384	$94,616	—	$95,000
Series A Convertible 10% Cumulative Preferred Stock issued in exchange for website technology valued at $0.248 per share	—	—	1,616,000	1,616	398,384	—	400,000
Common stock issued to founders at $.0005	20,604,000	20,604	—	—	(10,404)	—	10,200
Offering costs on private offering for issuance of preferred stock	—	—	—	—	(17,685)	—	(17,685)
Net loss	—	—	—	—	—	(54,914)	(54,914)
Balance, December 31, 2006	20,604,000	20,604	1,999,800	2,000	464,911	$(54,914)	432,601

Issuance of Series A Convertible 10% Cumulative Preferred Stock for cash at $0.248 per share in January 2007 in continuance of the 2006 private offering	—	—	1,838,200	1,838	453,162	—	455,000
Offering costs on the January 2007 issuance of Series A Convertible 10% Cumulative Preferred Stock	—	—	—	—	(45,000)	—	(45,000)
Issuance of common stock in January and February 2007 in compensation for services provided valued at $0.149 per share	1,979,600	1,980	—	—	292,020	—	294,000
Issuance of Series B 10% Cumulative Preferred Stock for cash at $0.99 per share in private offering commencing February 2007 through November 2007	—	—	1,849,310	1,849	1,829,151	—	1,831,000
Offering costs on the issuance of Series B 10% Cumulative Preferred Stock	—	—	—	—	(226,530)	—	(226,530)
Issuance of common stock in March 2007 upon conversion of a note	205,656	206	—	—	101,602	—	101,808
Issuance of Series A Convertible 10% Cumulative Preferred Stock in exchange for website technology valued at $0.248 per share	—	—	202,000	202	49,798	—	50,000
Issuance of common stock in April 2007 in compensation for services provided valued at $0.149 per share	808,000	808	—	—	119,192	—	120,000

BEYOND COMMERCE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Preferred Stock		Additional
	Shares	Par Value	Shares	Par Value	Paid-In Capital	Accumulated Deficit	Stockholders’ Equity

Issuance of warrants to Linlithgow Holdings, LLC (“Linlithgow”) to purchase 34,835 shares of common stock in 2007 in connection with various promissory notes issued to Linlithgow in the total amount of $193,000	—	$—	—	$—	$13,414	$—	$13,414
Issuance of common stock in August 2007 in compensation for consulting services provided valued at $0.149 per share	2,424,000	2,424	—	—	357,576	—	360,000
Issuance of common stock in September 2007 in compensation for consulting services provided valued at $0.297 per share	80,800	81	—	—	23,919	—	24,000
Issuance of warrant to a noteholder to purchase 25,000 shares of common stock in October 2007 in connection with a $100,000 promissory note	—	—	—	—	9,494	—	9,494
Issuance of Series B 10% Cumulative Preferred Stock in December 2007 upon conversion of the $100,000 promissory note	—	—	102,925	103	101,804	—	101,907
Cancellation of shares of common stock upon termination of employment in October 2007	(174,645)	(175)	—	—	(25,762)	—	(25,937)
Issuance of common stock in October 2007 to Centurion Credit Resources, LLC (“Centurion”) in connection with a $500,000 promissory note issued to Centurion valued at $0.24 per share	404,000	404	—	—	96,371	—	96,775
Issuance of common stock to Robert McNulty in October 2007 in compensation for guarantee services provided on the $500,000 Centurion loan valued at $0.297 per share	505,000	505	—	—	149,495	—	150,000

BEYOND COMMERCE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Preferred Stock		Additional
	Shares	Par Value	Shares	Par Value	Paid-In Capital	Accumulated Deficit	Stockholders’ Equity

Issuance of common stock in November 2007 in compensation for employment services vesting over a one year period valued at $0.297 per share	606,000	$606	—	$—	74,394	$—	$75,000
Issuance of common stock in October and November 2007 to various parties in compensation for consulting and legal services provided valued at $0.297 per share	424,200	424	—	—	125,576	—	126,000
Issuance of common stock upon conversion of all Series A and B 10% Cumulative Preferred Stock in December 2007	5,992,235	5,992	(5,992,235)	(5,992)	—	—	—
Dividends issued on conversion of Preferred Stock	599,221	599	—	—	188,365	—	188,964
Recapitalization of Reel Estate Services, Inc. (“RES”) on December 28, 2007 and cancellation of 1,500,000 shares of common stock	1,650,000	1,650	—	—	(251,650)	—	(250,000)
Warrants issued for financing fees in December 2007	—	—	—	—	12,853	—	12,853
Net loss	—	—	—	—	—	(4,973,477)	(4,973,477)
Balance, December 31, 2007	36,108,067	36,108	—	—	3,914,155	(5,028,391)	$(1,078,128)
Common stock sold - net of costs	793,986	794	—	—	719,245	—	720,039
Common stock issued in relation to debt	855,000	855	—	—	255,645	—	256,500
Common stock issued in relation to debt conversion	1,686,530	1,687	—	—	1,659,842	—	1,661,529
Common stock issued for services	918,240	918	—	—	1,686,872	—	1,687,790
Cashless stock warrant exercises	574,320	574	—	—	(574)	—	—
Stock and options issued for compensation	—	—	—	—	748,956	—	748,956
Warrants issued in connection with debt	—	—	—	—	2,883,366	—	2,883,366
Derivative on note discounts					(770,903)		(770,903)
Net loss						(12,857,990)	(12,857,990)
Balance, December 31, 2008	40,936,143	$40,936	0	$-	$11,096,604	$(17,886,381)	$(6,748,841)

The accompanying notes are an integral part of these consolidated financial statements.

BEYOND COMMERCE, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Beyond Commerce, Inc., formerly known as BoomJ, Inc. (the “Company”), is an Internet company that has three interrelated business models aimed at generating revenues primarily from website advertising and E-commerce transactions.  Our initial business was BOOMj, www.BOOMj.com, the leading niche portal and social networking site for Baby Boomers and Generation Jones.  Our Boomj.com website provides social, political, financial, and lifestyle content to the Baby Boomer/Generation Jones target audience as a platform for our advertising and E-commerce businesses. Our LocalAdLink subsidiary operates a website, www.LocalAdLink.com, and a local search directory and advertising network that brings local advertising to geo-targeted consumers.  We are currently releasing i-SUPPLY, www.i-SUPPLY.com, a retail storefront that offers easy to use, fully customizable E-commerce services, and revenue solutions for any third party website large or small, and hosts local ads, providing extensive reach for our proprietary advertising partner network platform.

History of the Company

The Company, formerly known as Reel Estate Services, Inc. (“RES”), was incorporated in Nevada on January 12, 2006.  As of December 28, 2007, RES was a public shell company, defined by the Securities and Exchange Commission as an inactive, publicly quoted company with nominal assets and liabilities.

On December 28, 2007, RES entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”), with Time Lending Sub, Inc., a newly-formed Nevada corporation (hereinafter “RES Sub”), and Linda Rutter, the owner of 1,500,000 shares of RES Common Stock and the sole Director and officer of RES, and BOOMj.com, Inc., a Nevada corporation (“BOOMj.com”), pursuant to which RES Sub agreed to merge with and into BOOMj.com (the “Merger”).  In connection with the Merger, RES agreed to issue its shares of common stock, at a rate of 2.02 shares of RES common stock for each share of BOOMj.com common stock, in exchange for all of the issued and outstanding stock of BOOMj.com.

In addition, prior to the Merger, RES agreed to cancel 1,500,000 shares (which were held by Linda Rutter) of the 3,150,000 issued and outstanding shares of RES. The cancellation was performed in two tranches: In exchange for $125,000 paid at the closing of the Merger, 750,000 shares of RES Common Stock were cancelled; the remaining 750,000 shares were cancelled upon payment to Ms. Rutter of $125,000 on January 31, 2008. All share amounts presented in these financial statements, unless otherwise noted, reflect the foregoing recapitalization.

Upon the closing of the Merger, Linda Rutter received a five-year warrant to purchase 825,000 shares of the Company’s common stock at an exercise price of $0.93 per share.

Prior to the Merger, BOOMj.com had 17,058,448 shares of common stock (“BOOM Common Stock”) outstanding, which were exchanged for 34,458,067 shares of RES Common Stock through RES Sub.  All warrants that were issued by BOOMj.com prior to the Merger remained outstanding as of December 31, 2007. However, pursuant to the terms of those warrants, the warrants were subsequently exchanged for warrants to purchase the Company’s common stock.  The exchange of the warrants was completed during 2008.

In the Reorganization Agreement, concurrent with the closing of the Merger, (a) all current officers of RES resigned from their positions with RES and (b) BOOMj.com’s officers were appointed by the then existing members of the Board of Directors of RES to replace the former RES officers, and (c) the members of the RES board of directors appointed the members of BOOMj.com’s current board of directors of the Company and thereafter resigned.

Subsequent to the Merger, RES changed its name to BoomJ, Inc.

RES is the legal acquirer of BOOMj.com.  However, since RES was a public shell company with a nominal amount of net assets, the Merger has been treated as a recapitalization of BOOMj.com and an acquisition of the assets and liabilities of RES by BOOMj.com.  Although RES was the legal acquirer in the Merger, BOOMj.com was the accounting acquirer since its shareholders ended up owning a majority of the outstanding common shares of RES. Therefore, at the date of the Merger the historical financial statements of BOOMj.com became those of RES for the period prior to the Merger. Subsequent to the Merger, the consolidated financial statements include both entities. Unless otherwise specified, all references to the Company prior to the Merger refer to BOOMj.com, and all references to the Company after the Merger refer to Beyond Commerce, Inc. (formerly BOOMj, Inc.) and its subsidiaries on a consolidated basis.

In December 2008, the Company changed its name from Boomj, Inc. to Beyond Commerce, Inc. to more accurately reflect the new structure of the Company consisting of two operating divisions: BOOMj.com  dba  i-SUPPLY and LocalAdLink, .

The Company currently maintains its corporate office in Henderson, Nevada, and has its LocalAdLink customer service department located in Irvine, California.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Management is responsible for the fair presentation of the Company’s financial statements, prepared in accordance with U.S. generally accepted accounting principles (GAAP) and principles of consolidations.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary: Local Ad Link, Inc. All significant intercompany transactions and accounts have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in the determination of depreciation and amortization and the valuation for non-cash issuances of equity instruments, and the website, income taxes and contingencies, among others.

Cash and Cash Equivalents

The Company classifies as cash and cash equivalents amounts on deposit in banks and cash temporarily in various instruments with original maturities of three months or less at the time of purchase. The Company’s cash management system is integrated within three separate banking institutions.

Accounts Receivable

Accounts receivable consists primarily of credit card charges which are collected within one to five days.

Fair Value of Financial Instruments

The carrying value of the current assets and liabilities approximate fair value due to their relatively short maturities except for certain of the short-term borrowings which are net of a $2,527,945 debt discount in 2008 and $20,780 in 2007.

Reclassifications

Certain comparative amounts from prior periods have been reclassified to conform to the current year's presentation. These changes did not affect previously reported net loss.

Segment Information

The Company’s Operations Are Classified Into two Principal Reportable Segments: Internet retail store, its e-commerce operations (BOOMj.com dba  i-SUPPLY) and internet advertising (Local Ad Link) and as defined by SFA No. 131, “Disclosures about Segments of an Enterprise and Related Information”.

Property, Website and Computer Equipment

Property, website and computer equipment are stated at cost less accumulated depreciation.  Expenditures for maintenance and repairs are charged to income as incurred.  Additions, improvements and major replacements that extend the life of the asset are capitalized. The initial cost of the Boomj.com website has been capitalized. Once the site began operating, costs to maintain the site are expensed as incurred.   The cost and accumulated depreciation and amortization related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income in the period of disposal.

The Company accounts for web site costs in accordance with SOP 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and EITF 00-2 “Accounting for Web Site Development Costs”.   Costs associated with the web site application and infrastructure development stage are capitalized.  Amortization of costs commences once the web site is ready for its intended use which occurred when the website was launched in 2007.

For financial reporting purposes, depreciation and amortization is provided on the straight-line method over the estimated useful lives of depreciable assets.  Financial reporting provisions for depreciation and amortization are generally based on the following annual rates and estimated useful lives:

Type of Asset	Rates	Years

Computer equipment and property	20% - 50%	2 - 5 years
Website Development Costs	20%	5 years
Leasehold improvements (or life of lease where shorter)	20% - 50%	2 - 5 years

Income Taxes

The Company has not generated any taxable income, and, therefore, no provision for income taxes has been made other than for State franchise taxes.

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS Number 109, "Accounting for Income Taxes", which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

A valuation allowance is recorded to fully offset the deferred tax asset if it is more likely than not that the assets will be utilized.

The Company’s effective tax rate differs from the statutory rates associated with taxing jurisdictions because of permanent timing differences as well as a valuation allowance.

On January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions.  This Interpretation prescribes comprehensive model for financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.

Revenue Recognition

The Company generates its revenue from products and advertising sold on its internet websites. The BOOMj.com store’s database has available close to two million name brand products. These items include books, digital cameras, kitchen and bath items and office supplies. Revenue is also generated from content, advertising, and discount travel.

Advertising products consist of web-banner advertising, which are continuous or rotating. Delivery of these profiles is based on the number of impressions of an advertisement that a customer purchases. An impression is a single instance of an Internet user viewing the page that contains a customer's name and/or logo. Revenue is recognized on such advertising programs based on the proportionate units of advertising delivered over the period of a media campaign. The Company also sells a marketing kit through their Local Ad Link division.  The kit is comprised of ten one month duration ads. The sales reps have the option to sell the ten ads as a commissionable sale or to give them away as a free promotional tool.

All sources of revenue are recorded pursuant to Staff Accounting Bulletin (SAB) 104 “Revenue Recognition” and EITF 00-21 “Revenue Arrangements with Multiple Deliverables”, when persuasive evidence of an arrangement exists, delivery of services has occurred, the fee is fixed or determinable and collectability is reasonably assured. Revenue is presented in the statement of operations in accordance with EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent” and EITF 00-10 “Accounting for Shipping and Handling Fees and Cost.”

In connection with advertising revenue, the Company receives certain up front fees a portion of which they defer recognition in accordance with EITF 00-21 and SEC Staff Accounting Bulletin 104.

Corresponding revenue origination costs are accounted for under the guidance provided in SAB 104.

Revenue is recorded net of discounts, allowances, and estimated returns.

Stock Based Compensation

The Company accounts for stock based compensation in accordance with Statement of Financial Accounting Standard (“SFAS”) 123 (revised 2004), “Share Based Payment” (“SFAS 123(R)”).  Share-based payments are required to be reflected as an expense based on the grant-date fair value of those awards. The Company follows the guidance of Emerging Issues Task Force No. 96-18: “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” for transactions in which equity instruments are issued in exchange for the receipt of goods or services to non employees.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consists principally of cash deposits at financial institutions.  At various times during the year, the Company may exceed the federally insured limits. To mitigate this risk, the Company places its cash deposits only with high credit quality institutions.  Management believes the risk of loss is minimal.  At December 31, 2008, the Company had $40,729 in uninsured cash deposits.

Impairment of Long-lived Assets

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Fair values are determined based on quoted market value, discounted cash flows or internal and external appraisals, as applicable. During 2008 and 2007, the Company did not recognize any impairment charges.

Employee Benefits

The Company currently offers employees vacation benefits and recently began offering a healthcare plan. During 2008, the Company implemented the 2008 Equity Incentive Plan.

Inventories

The Company does not carry any inventory and has its vendors or distributors ship directly to the consumer based on confirmed orders provided electronically by the Company.

Recent Accounting Pronouncements

On January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), for financial assets and financial liabilities. SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. The Company does not believe that the partial adoption of SFAS 157 has had or will have a material impact on the Company’s financial statements. In February 2008, the FASB issued a FASB Staff Position (“FSP”), FSP SFAS 157-2,  Effective Date of FASB Statement No. 157 , to defer the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The FSP defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008. The Company does not expect the adoption of FSP SFAS 157-2 to have a significant impact on the financial statements

On January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115  (“SFAS 159”). This Statement provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company that adopts SFAS 159 will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The adoption of SFAS 159 has not had a material impact on the Company’s financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, Interests in Consolidated Financial Statements — an amendment of ARB No. 51  (“SFAS 160”), which impacts the accounting for minority interest in the consolidated financial statements of filers. The statement requires the reclassification of minority interest to the equity section of the balance sheet and the results from operations attributed to minority interest to be included in net income. The related minority interest impact on earnings would then be disclosed in the summary of other comprehensive income. The statement is applicable for all fiscal years beginning on or after December 15, 2008 and earlier adoption is prohibited. The adoption of this standard will require prospective treatment. The Company is currently evaluating the effect that the adoption of SFAS 160 will have on its results of operations and financial position. However, the adoption of SFAS 160 is not expected to have a material impact on the Company’s financial statements.

In December 2007, FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”), which impacts the accounting for business combinations. The statement requires changes in the measurement of assets and liabilities required in favor of a fair value method consistent with the guidance provided in SFAS 157 (see above). Additionally, the statement requires a change in accounting for certain acquisition related expenses and business adjustments which no longer are considered part of the purchase price. Adoption of this standard is required for fiscal years beginning after December 15, 2008. Early adoption of this standard is not permitted. The statement requires prospective application for all acquisitions after the date of adoption. The Company is currently evaluating the effect that the adoption of SFAS 141R will have on its results of operations and financial position. However, the adoption of SFAS 141R is not expected to have a material impact on the Company’s financial statements.

In March 2008, FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities an amendment to FASB Statement No. 133  (“SFAS 161”). SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company does not expect the adoption of this statement to have a material effect on its financial statements.

In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets, or FSP FAS 142-3. FSP FAS 142-3 amends the  factors  that  should be  considered  in  developing  renewal or  extension assumptions  used to determine the useful life of a recognized  intangible asset under  Statement 142. We are required to adopt FSP FAS 142-3 prospectively for intangible assets acquired on or after January 1, 2009.  Intangible assets acquired prior to January 1, 2009 are not affected by the adoption of FSP FAS 142-3.  We are currently evaluating the impact of adopting FSP FASB 142-3 on our results of operations and financial condition.

In May 2008, the FASB issued Staff  Position No. APB 14-1,  Accounting for Convertible  Debt  Instruments  That  May Be  Settled  in Cash  upon  Conversion (Including  Partial Cash  Settlement),  or FSP APB 14-1.  FSP APB 14-1 specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. We are required to adopt FSP APB 14-1 at the beginning of 2009 and apply FSP APB 14-1 retrospectively to all periods presented.  We are currently evaluating the impact of adopting FSP APB 14-1 on our results of operations and financial condition.

NOTE 3	- GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has limited sales, reflected a loss of approximately $12,857,990 for the year ended December 31, 2008 and will need to raise additional capital and/or obtain financing to continue operations in 2009. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

NOTE 4	PROPERTY, WEBSITE AND COMPUTER EQUIPMENT

Property and equipment at December 31, 2008 and 2007 consisted of the following:

	2008	2007
Office and computer equipment	$186,614	$64,732
Website	684,566	684,566
Total property, website and computer equipment	871,180	749,298
Less: accumulated depreciation	(320,366)	(137,564)
	$550,814	$611,734

Depreciation and amortization expense for the year ended December 31, 2008 was $182,802, compared to $137,255 for the same period in 2007.

NOTE 5	OTHER ASSETS

	2008	2007
Rent Deposits	$20,828	$22,930
Credit Card Reserve	33,387	-
Vendor Deposit	5,852	-
TOTAL	$$60,067	$22,930

Other assets primarily consisted of rent and utility deposits of $17,753 and $3,075 for the Company's Nevada and Irvine offices respectively, at December 31, 2008 and $18,659 and $4,271 at December 31, 2007. Also included in this line item for December 31, 2008 is $33,387 for credit card reserves and $5,852 in vendor deposits.

NOTE 6	ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, 2008:

	2008	2007
Accrued website costs	$-	$50,000
Accrued interest	388,783	-
Accrued commission	220,869	-
Accrued payroll and related expenses	625,997	180,544
Other	138,885	42,693
	$1,374,534	$273,237

NOTE 7	SHORT TERM BORROWINGS

	2008	2007
Note payable ($190,000 face amount) to Carole Harder bearing an annual interest rate of 12%, unsecured, due 6/20/09	$190,000	$-
Convertible Promissory Notes ($4,280,000 face amount), bearing an annual interest rate of 12%, secured, due 7/31/09	4,280,000	500,000

Bridge Notes ($458,500 face amount), bearing an annual interest rate 12%, unsecured, due 6/30/09	458,500	-

Note Payable to Linlithgow Holdings, LLC (related Party) 12% per annum, Unsecured	-	25,000

Note Payable to Centurion Credit, LLC 12% per annum	-	500,000

Total principal	$4,928,500	$1,025,000
Less debt discount	2,527,945	20,780
Net balance	$2,400,555	$1,004,220

On March 16, 2007 the Company issued a 12% Convertible Note to Mountain Capital Natural Resource Fund, L.P. in exchange for $100,000. The term of this Note is one year from the issuances with provisions to pay interest at 12%, in cash, on a quarterly basis. The principal and accrued interest on this Note may be converted into shares of the Company’s common stock at the option of the holder at any time, at a price of one dollar ($1.00) per share. On May 10, 2007, Mountain Capital Natural Resource Fund, L.P. initiated the optional conversion provision included in this Note, and the Company subsequently issued 205,656 shares of common stock for the cancellation of the 12% Convertible Note. This included $1,808 of interest with the principal conversion of $100,000.

On April 30, 2007 the Company issued a short term Promissory Note to Linlithgow Holdings, LLC (a related party) in exchange for $50,000. The term of this Note was for thirty (30) days from the issuance with provision to pay interest at 12%, in cash from the date of issuance until the Note is paid. On May 9th this Note was paid in full along with the respective interest earned of $247.  On May 14, 2007 the Company issued a short term Promissory Note to Linlithgow Holdings, LLC (a related party) in exchange for $30,000. The term of this Note was for thirty (30) days from the issuance with provisions to pay interest at 12%, in cash from the date of issuance until the Note is paid. On May 24th this Note was paid in full along with the respective interest of $108.  In connection with the issuance of these two notes to Linlithgow Holdings, LLC (a related party), the Company granted a warrant to Linlithgow Holdings, LLC (a related party) in June 2007 to purchase 16,000 shares of its common stock.  The warrant has an exercise price of $0.01 per share, vested immediately, and expires in four years.  The warrant was valued by the Company at $4,685 using the Black-Sholes model and recorded as expense on the notes.

On September 10, 2007 the Company issued a short term Promissory Note to Linlithgow Holdings, LLC  (a related party) in exchange for $90,000. The term of this Note is for thirty (30) days from the issuance with provisions to pay interest at 12%, in cash from the date of issuance until the Note is paid. Also, issued with this note were 15,000 warrants exercisable at $0.30 per share expiring in 2011. These warrants were valued at $0.49 per share using the Black-Scholes method. This resulted in a total value of $7,273 assuming a risk-free interest rate of 5.25% and 100% volatility index. We allocated the proceeds from the issuance of this note and the warrants based on the proportional fair value for each item. Consequently we recorded a discount of $7,273 on the note, which was amortized over the term of the note. For the twelve months ended December 31, 2007, amortization of the discount amounted to $7,273, which was recorded as interest expense. On October 10th this Note was extended another thirty-two days with the same terms and conditions. On October 22, 2007 this Note was paid in full along with the respective interest of $1,243.

On October 14, 2007 the Company issued a 12% Convertible Note to Carole Harder in exchange for $100,000. The term of this Note was for thirty (30) days from the issuance with provisions to pay interest at 12% per annum, in cash. Also, included with this Note were the issuance of warrants to purchase 25,000 shares of our common stock exercisable at $1.00 per share expiring in 2011, which was valued using the Black-Scholes method at $0.59 per share. This resulted in a total value of $9,494 assuming a risk-free interest rate of 5.25% and 100% volatility index. We allocated the proceeds from the issuance of this note and the warrants based on the proportional fair value for each item. Consequently we recorded a discount of $9,494 on the note, which was being amortized over the term of the note. For the twelve months ended December 31, 2007, amortization of the discount amounted to $9,494, which was recorded as interest expense. The principal and accrued interest on this Note was converted into shares of the Company’s Preferred Stock Series “B” at the request of the holder at a price of two dollar ($2.00) per share on December 12, 2007. The Company subsequently issued 102,925 shares of its Preferred Stock Series “B” for the cancellation of the 12% Note. This included $1,907 of interest with the principal conversion of $100,000.

On October 19, 2007 the Company issued a short term Promissory Note to Centurion Credit Resources, LLC (the “Lender”) in exchange for $500,000. The Promissory Note bore interest at 12% per annum payable in cash monthly from the date of issuance until the note is paid. The loan was secured by a lien on all of the assets of BOOMj.com.  As consideration for making the loan, the Company delivered to Lender (a) an origination fee and reimbursement of Lender’s out of pocket costs and expenses in the amount of $19,600, and (b) 404,000 shares (as adjusted by the Merger) of the Company’s common stock. This Note was guaranteed personally by Robert McNulty, Chairman of both the Company and BOOMj.com. On January 18, 2008 this Promissory Note was modified to extend the term of this Note to the earlier of three months from the modification date or the receipt by the Company of the first $2,000,000 in connection with Company’s anticipated private placement of its common stock. As a condition precedent to modification, the Company delivered to Lender (a) an origination fee in the amount of $20,000, and (b) 300,000 additional shares of the Company’s common stock (see Note 8). On April 18, 2008 the Company entered into a Second Modification Agreement and received an option to extend the term for $350,000 of this Note to August 1, 2008 and $150,000 to April 30, 2008 for an additional fee of $100,000.  The Company did not exercise this option, thus did not pay the $100,000 option fee.  As a condition precedent to the April 18, 2008 modification the Company delivered to Lender (a) an origination fee in the amount of $25,000, and (b) 100,000 additional shares of the Company’s common stock. During May 2008, the Company asked the Lender for an additional extension until May 16, 2008 through two modification agreements and the payment of two $5,000 payments and prorated interest on the note. Centurion also has piggyback registration rights associated with the common stock they received. On June 23, 2008 Centurion Credit Resources entered a judgment against the Company and Mr. McNulty for the entire principal amount, plus interest. On July 9, 2008, the Company satisfied the entire judgment by paying in full the $500,000 note balance plus accrued interest of $7,553.

On December 4, 2007 the Company issued a short term Promissory Note to Linlithgow Holdings, LLC (a related party) in exchange for $23,000. The term of this Note is for thirty (30) days from the issuance with provisions to pay interest at 12%, in cash from the date of issuance until the Note is paid. Also, included in this note were the issuance of 3,835 warrants exercisable at $1.00 per share expiring in 2011, which were valued using the Black-Scholes method at $1,456 assuming a discount rate of 5.25% and 100% volatility index. The note was paid in December 2007.

On December 24, 2007 the Company issued a short term Promissory Note to Linlithgow Holdings, LLC (a related party-see note 13) in exchange for $25,000. The term of this Note was for thirty days from issuance with interest at 12%. This Note was paid in full (including the $304 interest) in January 2008.

On March 21, 2008 the Company issued a 12% Convertible Note to Carole Harder, an accredited investor in exchange for $140,000 originally due March 20, 2009. In connection with the note, the Company issued to the investor a five-year warrant to purchase 200,000 shares of our common stock exercisable at $0.93 per share. This warrant was valued using the Black–Scholes method at $0.136 per share, resulting in a total value of $27,288 assuming a fair value per share of $0.30, risk-free interest rate of 2.50% and 83% volatility index. In addition there is a conversion option to exchange the amount outstanding into the shares of the Company’s common stock at a conversion price of $1.00 per share. We allocated the proceeds from the issuance of this note and the warrants based on the relative fair value for each item. Consequently, we recorded a discount of $22,837 on the note, which is being amortized over the term of the note using the effective interest method resulting in an effective interest rate of approximately 25%. This note was extended on March 21 for another 90 days.

On December 28, 2007, RES raised $500,000 in a private offering to accredited investors of its 12% Secured Convertible one-year promissory notes. These notes have a voluntary conversion feature to convert into a unit from a contemplated offering, each unit comprised of (i) one share of stock at $0.70 per unit and (ii) one warrant to purchase one share of common stock at an exercise price of $0.93 per share. In addition, on December 28, 2007, the Company issued warrants to the placement agent as financing fees to purchase 71,429 shares of its common stock at an exercise price of $0.93 per share.  The warrant vested immediately and expires in five years. It was valued by the Company at $12,853. Additional promissory notes in conjunction with this same offering were sold by the Company on January 25, 2008 and February 8, 2008 for $1,230,000 and $550,000, respectively. The promissory notes were scheduled to mature on March 31, 2009.  However, the maturity date of the promissory notes has been extended to July 31, 2009 (see Note 16, “Subsequent Events”).  The purchasers of the December 28, 2007, January and February 2008 promissory notes also received warrants to purchase 3,257,143 shares of our common stock exercisable at $0.93 per share expiring in 2013, which was valued using the Black–Scholes method at $0.177 per share. This resulted in a total value of $577,769 assuming a fair value per share of $0.30, risk-free interest rate range of 3.25% to 5.25% based on the note issuance and 100% volatility index. Consequently, we recorded a discount of $460,952 on the notes, which is being amortized over the term of these notes using the effective interest method with an effective interest rate between 26% and 27%. In addition, on January 25, 2008 and February 8, 2008, the Company issued warrants to the placement agent as financing fees to purchase 175,714 and 78,571 respectively, shares of its common stock at an exercise price of $0.93 per share.  The warrant vested immediately and expires in five years. These warrants were valued by the Company at $44,882. The Company has also granted, to these investors, a security interest in all its assets.

In addition to the above terms of the 12% secured convertible promissory notes, the Company granted to the January and February 2008 note-holders “piggyback” registration rights with respect to the shares of Common Stock issued or issuable under those notes and warrants.  The Company also agreed with the note-holders that in the event all of the shares underlying their warrants have not otherwise been included in a registration statement filed by the Company with the SEC on or prior to May 1, 2008, other than for certain specified reasons, then, as partial relief for the damages to the investors, the Company shall pay to the noteholders an amount in cash equal to one percent (1.0%) of the original cash consideration invested by the noteholders for each 30 day period during which the registration statement is not effective. Since a registration statement was not filed by June 30, 2008, the Company accrued $45,000 as a penalty charge. During the fiscal quarter ended September 30, 2008, this registration obligation and the requirement to pay penalties was waived by the majority of noteholders and the accrual was reversed.

In addition, during 2008, the Company raised $2,025,000, in a private offering from accredited investors.  The securities sold by the Company consisted of its 12% secured convertible promissory notes and warrants to purchase 2,892,858 shares of the Company’s common stock at an exercise price of $0.93 per share.  The notes are convertible at a price of $0.70 per share, are secured by a lien on the Company’s assets and on the assets of Boomj.com, Inc., and mature on July 31, 2009.  The warrants were valued using the Black–Scholes method at $0.767per share. This resulted in a total value of $2,218,822 assuming a fair value per share of $1.00, risk-free interest rate of 3.32% and 100% volatility index.  Under EITF 00-27 and APB No. 14, we allocated the proceeds from issuance of these notes and warrants based on the relative fair value for each item.  Consequently, we recorded a discount of $1,135,980 on the notes, which is being amortized over the term of these notes using the effective interest rate method.  A discount was also recorded on these convertible notes based on the requirement to bifurcate the conversion feature as noted below.  As a result, those convertible notes were recorded with additional discounts in the total amount of $770,903. The combined value of the note discount and discount related to the conversion feature on the convertible notes is being amortized over the term of the respective convertible note using the effective interest method. The amortization of the discounts was recorded as interest expense.  Since the discounts represent near 100% of the loan proceeds from these notes, the effective periodic interest rate for these notes ranges from between 77% and 86%.  As a result, the majority of amortization expense will be incurred at the end of the term of the note.  See the table below for the timing and approximate amounts of the amortization expense.  For the twelve months ended December 31, 2008, we recorded interest expense of $316,127 related to amortization of the discounts. We also recorded an additional interest expense of $108,208, which was for the stated interest rate and accrued as of December 31, 2008.

Note Amounts	9/30/2008	12/31/2008	3/31/2009	6/30/2009	9/30/09	TOTAL

$2,025,000	$-	$316,127	$270,974	$503,258	$934,641	$2,025,000

Total	$-	$316,127	$270,974	$503,258	$934,641	$2,025,000

In addition the Notes contained several provisions which if triggered would reset the conversion price of the Notes including; (1) in the event the Company failed to timely convert or deliver the conversion shares, the Notes went into default as defined under the agreement or a change of control event, as defined in the Note agreement, occurred, the holders of the Note could demand immediate cash payment of the greater of 120% of the outstanding principal plus accrued interest or the dollar amount equivalent of the number of shares convertible into at the time of the triggering event multiplied by the closing stock price of the Company’s common shares; (2) a reset provision such that should the Company issue in the future any common stock or instruments convertible or exchangeable into common stock of the Company at a per share price lower than the then in effect conversion price, would automatically reset the conversion price of the Notes to that lower price and (3) the Company agreed to reset the conversion price of the notes based on a formula of meeting certain sales and income targets in the twelve month period ending June 30, 2009, such that the conversion price would reset lower by 1% for every 1% of either the revenue or income targets missed by the Company, with a cap such that the reduction in price per share could not exceed 50%.

Because of these provisions, the Company determined that the conversion feature was not clearly and closely related to the Note host contract and under the guidance of Emerging Issues Task Force (“EITF”) 05-2 “The Meaning of Conventional Convertible Debt Instrument Under EITF 00-19” and SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) it has bifurcated the conversion feature.  Because the conversion feature is not considered to be conventional convertible and note holders have the ability to demand cash settlement of the conversion feature, the amount recorded has been shown as a liability at December 31, 2008 of $1,523,651.  Under the requirements of SFAS 133, the Company has remeasured the fair value of the conversion feature at each reporting period after inception, with those changes in fair value being recorded in the statement of operations.

The warrants issued under this Note and Warrant Purchase Agreement also contained several provisions which if triggered would reset the strike price of the warrants and also possibly the number of warrant shares to be issued, including (1) a reset provision such that should the Company issue in the future any common stock or instruments convertible or exchangeable into common stock of the Company at a per share price lower than the then in effect conversion price, would automatically reset the conversion price of the Notes to that lower price and would also increase the number of shares exercisable and (2) the Company agreed to reset the conversion price of the notes based on a formula of meeting certain sales and income targets in the twelve month period ending June 30, 2009, such that the conversion price would reset lower by 1% for every 1% of either the revenue or income targets missed by the Company, with a cap such that the reduction in price per share could not exceed 50%.

Because of these provisions, the Company has determined that the provisions within the warrants that could result in the issuance of a variable number of shares preclude amounts ascribed to the warrants from being included in permanent equity so long as those provisions are outstanding.  Under the guidance of Accounting Series Release (“ASR”) 268 and Topic D-98 the Company has recorded the amounts for the warrants under Temporary Equity.  The Company believes as of the issuance date and the date of these financial statements that the provisions which would trigger the reset to be remote and thus has not remeasured the warrants after the date of issuance.  Should the trigger events become probable, the Company will remeasure the warrants and any changes will be reported in expense at that time. Both the Notes and Warrants also contained standard anti-dilution provisions.

The Company in August 2008 issued warrants to the placement agent to purchase 289,286 shares of its common stock at an exercise price of $0.93 per share.  The warrants vested immediately and expire in five years. These warrants were valued by the Company using the Black-Scholes method at $831,872 using a fair value per share of $1.00, risk-free interest rate of 3.32% based on the note issuance and 100% volatility.

In October 2008 the Company issued detachable warrants along with a note agreement with an exercise price of $0.70 per share.  This issuance triggered the reset provision contained within the warrants above such that the warrant exercise price reset to $0.70 from $0.93 and the number of shares exercisable increased to 3,843,364 from 2,892,858.  The Company recorded an additional discount of $118,000 in 2008 which will be amortized.

On May 29, 2008, one of the note-holders from the January 2008 investment converted a $25,000 note including accrued interest of $1,028 into 37,182 shares of the Company’s common stock.

During August 2008, the Company paid off a zero coupon note to one of its investors of $110,000 which $95,000 represented cash received from the prior quarter.

On September 23, 2008 the Company received $50,000 from an accredited investor as a 90 day Zero Coupon note in which $55,000 was due in December 2008. The Company made payments of $26,500 in December 2008, and paid the balance in incremental payments during the first quarter of 2009.

During 2008, the Company entered into several short term (ninety-day) unsecured, 12% promissory notes with certain accredited investors for a total of $1,508,232. Along with these notes, the Company issued warrants to purchase 754,116 shares of common stock at an exercise price of $0.70 expiring in 2013, which was valued using the Black–Scholes method at $0.192 per share. This resulted in a value of approximately $144,000 assuming a fair value per share of $0.30, risk-free interest rate of 3.32% and a 100% volatility index. Consequently, the Company recorded a discount of $131,865 on the notes, based on the relative fair value of the warrants, which is being amortized over the term of these notes. During 2008, all notes plus interest accrued of $36,598 were converted into 1,542,457 shares of common stock.  On August 22, 2008 the Company issued 327,126 shares of the Company’s common stock to another one of our placement agents as part of their commission in connection with this convertible note private placement.   In accordance with an agreement with the placement agent, the number of shares were determined by converting the cost of services to common stock at $.70 per share.  However, at the time of settlement, in accordance with generally accepted accounting principles, the company used the trading price of the stock, which ranged between $2.24 and $3.27 per share, to convert the liability.  Since the Company initially recorded an expense of approximately $325,000 for these services, this settlement resulted in additional  expense of  $583,893.

During the third quarter ended September 30, 2008, the Company issued short term (ninety-day) unsecured, 12% promissory notes to four (4) accredited investors for a total of $170,000.  Along with these notes, the Company issued warrants to note holders to purchase 57,500 shares of common stock exercisable at $0.70 per share expiring in 2013, which was valued using the Black–Scholes method at $0.39 per share. This resulted in a Black–Scholes value of $32,000 using a market price per share of $1.00, risk-free interest rate of 3.32% and a 100% volatility index. Consequently, the Company recorded a discount of $64,857 on the notes, based on the relative fair value of the warrants, which is being amortized over the term of these notes. These notes also contain a conversion feature in which the holder may convert their respective principal and accrued interest into shares of the Company’s common stock at $1.00 per share. During the fiscal quarter ended September 30, 2008; $90,000 of principal from the notes were converted into 90,000 shares of common stock and accrued interest of $770 was converted into 770 shares of common stock.

On October 30, 2008, November 17, 2008, December 4, 2008 and December 17, 2008, the company raised $130,000, $100,000, $180,000 and $40,000 respectively in a private offering from accredited investors. The securities sold by the Company consisted of its 12% secured convertible promissory notes and warrants to purchase 130,000, 100,000 180,000 and 40,000 shares of the Company’s common stock , respectively at an exercise price of $0.70 and $1.00 respectively.  The warrants were valued using the Black–Scholes method. This resulted in a total value of $203,966 assuming a fair value per share of $1.00, risk-free interest rates ranging from 2.06% to 2.75% based on the note issuance and 100% volatility index.  Under EITF 00-27 and APB No. 14, we allocated the proceeds from issuance of these notes and warrants based on the proportional fair value for each item.  Consequently, we recorded a discount of $209,966 which is being amortized over the term of these notes using the effective interest rate ranging from 3.815% to 5.329%.  A beneficial conversion discount was also recorded on these convertible notes since these notes were convertible into shares of common stock at an effective conversion price lower than the fair value of the common stock.  The beneficial conversion amount was limited to the portion of the cash proceeds allocated to those convertible notes.

On October 22, 2008 the company received $25,000 from an accredited investor as a 90 day zero coupon note in which $30,000 was due in January 2009. Payments on the $30,000 note  through March 31, 2009 were $16,500 and the balance is scheduled to be paid  in full during April 2009.

The Company recorded $467,098 and $17,822 as interest expense on the above notes for the twelve month period ended December 31, 2008 and 2007, respectively. Also, included in interest expense is the amortization of $2,446,939 and $279,903 of loan origination fees associated with these notes for the year ended 2008 and 2007 respectively.

NOTE 8	COMMON STOCK, WARRANTS AND PAID IN CAPITAL

Common Stock

As of December 31, 2007 our authorized capital stock consisted of 75,000,000 shares of common stock, par value $.001 per share. As of December 31, 2007, there were 3,150,000 issued and outstanding shares of common stock, 34,458,067 shares issuable, and 1,500,000 shares to be cancelled. The Company issued 6,478,076 shares of common stock during the twelve month period ended December 31, 2008.

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

The Company on December 1, 2006 commenced a private placement offering 1,000,000 shares of Convertible 10% Cumulative Preferred Stock Series A ($.001 par value) at $0.248 per share. This offering included piggy-back registration rights. The Series A Preferred Stock was convertible on a 1:1 basis, at the option of the holder into shares of the Company’s common stock. In December 2006, the Company issued 383,800 shares and collected $95,000. This offering was completed in January 2007 issuing 1,838,200 shares of preferred stock and generating net proceeds of an additional $410,000.  Prior to the merger, the Company had cumulative undeclared and unpaid dividends for Series A Preferred Stock of $95,266.  The cumulative undeclared dividends were paid via an additional .1 share of stock for each preferred share of stock outstanding. These preferred shares and dividends were exchanged for 2,022,020 shares of common stock upon consummation of the merger.

In connection with the Series A Preferred Stock Offering, the Company issued warrants to various parties to purchase a total of 80,800 shares of its common stock in January 2007.  These warrants all have an exercise price of $0.01 per share, vested immediately and expire in December 2011.  These warrants were valued to be $24,000.

In connection with the Series A Preferred Stock Offering, the Company issued warrants to various parties to purchase a total of 80,800 shares of its common stock in January 2007.  These warrants all have an exercise price of $0.01 per share, vested immediately and expire in December 2011.  These warrants were valued to be $24,000.

The Company in January and February 2007 issued an additional 1,979,600 shares of its common stock to a series of fifteen individuals for the services they provided to the Company in 2007. These shares were valued at $0.149 per share for a total of $294,000. $208,500 of this cost was expensed during the three month period ended March 31, 2007 in professional fees, with the balance of $85,500 being capitalized under Website Development.

The Company in April 2007 issued an additional 505,000 shares of its common stock to its advisory board for the services they provide to the Company in 2007. These shares were valued by the Company at $0.149 per share for a total of $75,000. The cost of this issuance was expensed in professional fees during the three month period ended June 30, 2007. Also in April the Company issued 303,000 shares to three key employees for services that these employees have provided the Company. These shares were also valued by the Company at $0.149 per share for a total of $45,000. This cost was reflected under administrative expense during the three month period ended June 30th 2007. In October 2007, 174,645 shares were cancelled due to employee termination.

On April 27, 2007, the Company fully accepted the Website software form Hype/Swapin Networks (a related party; also see Note 13) for the development of the website and delivered the final 202,000 shares of Series A Convertible 10% Cumulative Preferred Stock ($0.001 par value) at $0.248 per share with piggy back registration rights that were previously held back. On December 28, 2007, these shares were exchanged for 222,200 shares of BOOMj.com common stock.

On May 10, 2007, Mountain Capital Natural Resource Fund, L.P. initiated the optional conversion provision included in its note with the Company. The Company subsequently issued 205,656 shares of common stock for the cancellation of the 12% Convertible Note. This included $1,808 of interest coupled with the principal conversion of $100,000.

The Company on February 1, 2007 commenced a private placement offering 5,050,000 shares of Convertible 10% Cumulative Preferred Stock Series B ($.001 par value) at $0.99 per share. This offering included piggy-back registration rights. The Preferred Stock Series B was convertible on a 1:1 basis, at the option of the holder into shares of the Company’s common stock. The Company initially broke escrow on May 24th 2007 issuing 1,066,560 shares of Preferred Stock Series B, receiving $918,720 in net proceeds. The Company issued an additional 282,800 of Preferred Stock Series B, on June 27th after receiving $243,600 in net proceeds. During the three months ended September 30, 2007 the Company issued an additional 449,450 shares of Preferred B, receiving $392,150 in net proceeds during this time period. During the three month period ended December 31, 2007 the Company issued an additional 50,500 shares of Preferred Stock Series B receiving $50,000 in net proceeds. On December 12, 2007 the principal and accrued interest on the Carole Harder Note was converted into shares of the Company’s Preferred Stock Series “B” at the request of the holder at a price of $0.99 per share on December 12, 2007. The Company subsequently issued 102,925 shares of its Preferred Stock Series “B” for the cancellation of the 12% Convertible Note. This included $1,907 of interest coupled with the principal conversion of $100,000. Prior to the Merger the Company had cumulative undeclared and unpaid preferred dividends for series B Preferred Stock of $93,698. These preferred shares and dividends were converted into 2,147,460 shares of BoomJ (fka Reel Estate Services) common stock.

In connection with the Series B Preferred Stock Offering, on September 2007, the Company issued two warrants to the placement agent to purchase a total of 115,500 shares of the Company’s common stock.  The warrant to purchase 50,000 shares of common stock vested immediately, has an exercise price of $0.50 per share and expires in five years.  The other warrant to purchase 65,500 shares of common stock also vested immediately, has an exercise price of $2.40 per share and expires in five years.  The Company valued these two warrants by using the Black-Scholes model at a total of $46,076.

On August 3, 2007 the Company issued 2,424,000 shares of the Company’s common stock to two individuals for services rendered in connection with analyzing several potential reverse merger candidates which would allow the Company to become a publicly traded entity. These shares were valued by the Company at $0.149 per share for a total of $360,000. The cost of this issuance was recorded as professional fees on the Company’s statement of operations.

On September 10, 2007 the Company issued a short term Promissory Note to Linlithgow Holdings, LLC (a related party) in exchange for $90,000. The term of this Note was for thirty (30) days from the issuance with provisions to pay interest at 12%, in cash from the date of issuance until the Note is paid. On October 10, 2007 this Note was extended another thirty-two days with the same terms and conditions. Also, issued with this note was warrant to purchase 15,000 shares of common stock exercisable at $0.30 per share expiring in 2011. These warrants were valued at $0.49 per share using the Black-Scholes method. This resulted in a total value of $7,273 using a risk-free interest rate of 5.25% and 100% volatility index.

On September 24, 2007, the Company entered into an agreement with a firm to provide management and financial consulting services for publicly traded companies. The Company in exchange for these services issued 80,800 shares of the Company’s common stock. These shares were valued by the Company at $0.297 per share for a total of $24,000. The Company has reported $12,000 in consulting fees in the accompanying Statement of Operations and the remaining $12,000 is in Prepaid Expense. This agreement was for a period of twelve months with piggy back stock registration rights.

On October 14, 2007 the Company issued a 12% Convertible Note to Carole Harder in exchange for $100,000. The term of this Note was for thirty (30) days from the issuance with provisions to pay interest at 12%, in cash. Also, included in this note were the issuance of warrant to purchase 25,000 shares of our common stock exercisable at $1.00 per share expiring in 2011, which was valued using the Black-Scholes method at $0.59 per share. This resulted in a total value of $9,494 assuming a risk-free interest rate of 5.25% and 100% volatility index. We allocated the proceeds from the issuance of this note and the warrants based on the proportional fair value for each item. Consequently we recorded a discount of $9,494 on the note, which is being amortized over the term of the note.  On December 12, 2007, the principal and accrued interest on this note was converted into 102,925 shares of our Series B Preferred stock.

On October 19, 2007 the Company issued a short term Promissory Note to Centurion Credit Resources, LLC (“Centurion”) in exchange for $500,000 (“Centurion Loan”). The term of this Note is for ninety (90) days from the issuance with provisions to pay interest at 12% in cash monthly from the date of issuance until the note is paid. As a condition precedent to the note holder’s obligations under this Note, the Company delivered to Lender (a) an origination fee in the amount of $15,000, and (b) 404,000 shares of the Company’s $.001 par value common stock. These shares were valued by the Company at relative fair value of $96,775. The cost of this issuance is being captured within the debt financing costs a component of interest. This Note has been guaranteed personally by Robert McNulty, Chairman of BoomJ. On October 24, 2007 the Company issued 505,000 shares of the Company’s common stock to Robert McNulty, Chairman of BOOMj.com as consideration for his guarantee to Centurion for the financing to the Company. The amount of remuneration was determined by the independent members of the Executive Committee. These shares were valued by the Company at $0.297 per share for a total of $150,000, which is being amortized over the term of the Centurion Loan.

On October 19, 2007 the Company issued 404,000 shares of the Company’s common stock to two individuals for services rendered in connection with obtaining the Centurion Loan for the Company. These shares were valued by the Company at $0.297 per share for a total of $120,000. The cost of this issuance is recorded as prepaid financing costs and amortized over the term of the Centurion Loan. Accordingly, on December 28, 2007 these shares were exchanged for 404,000 shares of BOOMj.com common stock.

On November 6, 2007, the Company entered into an agreement with the firm Richardson & Patel LLC to provide legal services for publicly traded companies. The Company in exchange for these services issued 20,200 shares of the Company’s common stock. These shares were valued utilizing information provided from Financial Valuation Group at $0.297 per share for a total of $6,000. Accordingly on December 28, 2007 these shares were exchanged for 20,200 shares of BOOMj.com common stock.

On November 15, 2007 the Company issued 606,000 shares of the Company’s common stock to an employee of the Company for the services provided in 2007.  These shares were valued by the Company at $0.297 per share for a total of $180,000.

On January 18, 2008, the promissory note with Centurion Credit Resources, LLC was modified to extend the term for an additional ninety (90) days. As a condition precedent to modification, the Company paid Centurion Credit Resources (a) an origination fee of $20,000, and (b) 300,000 shares of the Company’s common stock. These shares were valued at $0.30 per share for a total of $90,000. $22,500 of this cost was amortized during the three month period ended March 31, 2008 as debt financing fees. On April 18, 2008 the Company entered into a Second Modification Agreement with Centurion Credit Resources, LLC on its $500,000 note. As a condition precedent to modification, the Company paid to Centurion Credit Resources’ (a) an origination fee in the amount of $25,000, and (b) 100,000 additional shares of the Company’s common stock valued at $30,000.

On January 19, 2008, the Company issued a four-year warrant to purchase up to 12,500 shares of common stock at an exercise price of $0.70 per share to an accredited investor for services rendered in connection with obtaining short term financing for the Company.  The warrants were valued using the Black–Scholes method at $0.001 per share. This resulted in a total value of $10 assuming a risk-free interest rate range of 4.00%, and 16% volatility index.

On January 25 and February 1, 2008, the Company issued an aggregate of 105,000 shares of the Company’s common stock to three entities for services rendered to the Company. These shares were valued by the Company at $0.30 per share for a total of $31,500. The total amount was amortized during 2008 as debt financing fees.

On February 7, 2008, the Company issued a warrant to a media entity for services rendered to the Company. Included in this transaction were the issuances of 20,000 warrants exercisable at $0.93 per share, expiring in 2011. The warrants were valued using the Black–Scholes method at $0.092 per share. This resulted in a total value of $1,843 assuming a risk-free interest rate of 3.50% and 73% volatility index. This amount was expensed in selling, administrative, and general expense during the three month period ended March 31, 2008

On February 13, 2008, the Company issued 350,000 shares of the Company’s common stock to three entities for services rendered in connection with the private placement offering of the Convertible 12% Secured Promissory Notes described above for February 7, 2008. These shares were valued by the Company at $0.30 per share for a total of $105,000.

On February 20, 2008, Carole Harder, an accredited investor, acquired 71,429 shares of the Company’s common stock at $0.70 per share for $50,000 in cash. Also, included in this transaction was the issuance of a warrant to purchase 71,429 shares of our common stock at an exercise price of $0.93 per share expiring in 2011.

On February 28, 2008, the Company issued 40,000 shares of its common stock upon the exercise of warrants to purchase the Company’s stock at $0.01 per share by two entities.

On March 12, 2008, an accredited investor acquired 40,000 shares of the Company’s common stock at $0.70 per share or $28,000 in cash. Also, included in this transaction was the issuance of a warrant to purchase 40,000 shares of our common stock at an exercise price of $0.93 per share expiring in 2013.

On April 16, 2008, the Company and Coventry Windsor, Inc. entered into an agreement for Coventry Windsor, Inc. to provide services related to finding contacts for future funding and other services.  The term of the agreement is for one year and Coventry Windsor, Inc. will be compensated by a 4% commission on all monies raised through their introductions.

In May 2008, the Company entered into an agreement with Wealth Wise LLC to provide investor relation and other services to the Company on a month-to-month basis. As compensation for these services, we agreed to pay Wealth Wise LLC $25,000 in cash and 25,000 shares of our common stock each month. In 2008 we issued a total of 100,000 shares of our stock under this agreement and recorded expense in the amount of $303,730.

 On May 29, 2008 one of the January 2008 note holders converted an amount of $26,027 being principal and interest of their note into 37,182 shares of the Company’s common stock.

During 2008 the Company issued 535,715 shares of the Company’s common stock, to one of its service providers of technical and administrative assistance for the Company’s e-commerce platform, in settlement of a liability incurred during 2008.  The Company has an agreement with this provider to settle the liability at $.70 per share.  However, in accordance with generally accepted accounting principles, since the trading price of the common stock on the date of settlement was $3.21 per share, the Company recorded an additional expense of $268,929 in 2008.

During  2008 the Company issued 425,376 shares of its common stock for $428,635 to foreign investors.

During 2008, one of our placement agents and three of our investors exercised their warrants utilizing a cashless option in their agreement, converting 744,027 warrants into 574,326 shares of the Company’s common stock at an exercise price of $0.93.

On August 22, 2008 the Company issued 224,646 shares of the Company’s common stock to another one of our placement agents as part of their commission in connection with the convertible note private placement.   In accordance with an agreement with the placement agent, the number of shares was determined by converting the cost of services to common stock at $.70 per share.  However, at the time of settlement, in accordance with generally accepted accounting principles, the Company used the trading price of the stock, which ranged between $2.24 and $3.27 per share, to convert the liability which resulted in us recording $607,289 of loan fees.  In addition this same placement agent was paid cash commission and fees of $68,300.

On September 26, 2008 the Company issued 50,400 shares of the Company’s common stock to a placement agent for settlement of a liability incurred in a prior period.   In accordance with an agreement with this placement agent the number of shares was determined by converting the cost of the services to common stock at $.70 per share.  However, in accordance with generally accepted accounting principles, the Company used the trading price of the stock on the settlement date, which was $2.50 per share, to record the expense related to this liability.  Since $15,000 was recorded as expense in a previous period, this resulted in additional expense of $111,000 in 2008.

On September 30, 2008 the Company sold 25,000 shares of its common stock for $25,000.  As part of this transaction, a warrant was issued to purchase an additional 12,500 shares of common stock at $.70.  This warrant vested immediately and expires in 5 years.

During 2008, the holders of $1,598,232 of short term convertible notes along with the accrued interest of $37,368 was converted into 1,635,600 shares of common stock ..

On October 9, 2008 the Company issued 5,000 shares of common stock to a vendor for computer software services valued at the trading price of the common stock on the date of the transcations.

During October 2008 the Company sold to five (5) different investors, an aggregate of 155,000 shares of its common stock for $155,000. As part of these transactions, warrants were issued to the investors to purchase an additional 77,500 shares of common stock at $0.70 per share.

On October 22, 2008 $25,000 of principal from the short term convertible notes was converted into 25,000 shares of common stock and the related accrued interest of $904 was also converted into 904 shares of common stock.

In December 2008 the Company sold to four (4) different investors, an aggregate of 25,000 shares of its common stock for $25,000. As part of these transactions, warrants were issued to the investors to purchase an additional 25,000 shares of common stock at $1.00 per share.

Warrants

The following is a summary of the Company’s outstanding common stock purchase warrants:

	Outstanding			Outstanding
Exercise Price	December 31, 2007	Issued in 2008	Exercised	December 31, 2008
$0.01	193,920	—	(40,000)	153,920	(1)
$0.30	30,300	—	—	30,300
$0.50	101,000	—	—	101,000	(1)
$0.70	0	5,087,480	—	5,087,480
$0.93	896,429	3,917,858	(787,644)	4,026,643
$1.00	58,247	445,000	—	503,247
$2.40	132,310	—	—	132,310	(1)
	1,412,206	9,450,338	(827,644)	10,034,900

(1)
The chart above includes in the outstanding December 31, 2007 balance warrants to purchase BOOMj.com common stock.  The BOOMj.com warrants to purchase common stock should have been exchanged for warrants of the Company.  On June 28, 2008, the Company issued replacement warrants for the BOOMj.com warrants.   The outstanding warrants as of December 31, 2008, therefore, include an additional 260,442 warrants issued to replace the warrants previously issued by Boomj.com, Inc., which new warrants were issued at a rate of 2.02 shares of the Company common stock for each warrant share of BOOMj.com. The Company has reserved a sufficient number of shares of authorized common stock for issuance upon exercise of the outstanding warrants.

2008 Stock Option Plan

In September 2008, the Company's Board of Directors approved the 2008 Equity Incentive Plan of Beyond Commerce (the "Plan"). The Plan reserves 3,500,000 shares of common stock for issuance pursuant to stock options that are either “incentive stock options” (“ISOs”) intended to satisfy the requirements under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or “non-qualified stock options” (“NQSOs”), (collectively the “Options”). Employees of the Company, or any of the Company’s subsidiaries, at the option grant date are eligible to receive NQSOs or ISOs. Consultants, or non-employee directors of the Company or any of the Company's subsidiaries, are eligible to receive NQSOs. The Plan is administered by the Board of Directors of the Company (the "Board"). In order to comply with certain rules and regulations of the Securities and Exchange Commission or the Internal Revenue Code, the Board can delegate authority to appropriate committees of the Board made up of “non-employee directors”, as defined under Rule 16b-3 of the Securities and Exchange Act of 1934, and “outside directors” as defined by Section 162(m) of the Code. The Board has full and final authority to: grant Options; determine the fair market value of the shares subject to Options; determine the exercise price of the Options granted; select the persons to whom awards may be granted; determine the time or times at which Options shall be granted; interpret the Plan; prescribe, amend and rescind rules and regulations relating to the Plan; to modify or amend Options or defer the exercise date of the Options, with the consent of the optionee; and to make all other determinations deemed necessary for the administration of the Plan.

Under the Plan, each option granted will be evidenced in a form satisfactory to the Plan administrator, executed by the Company and the option grantee. Options issued under the Plan have a term of no more than 10 years, an exercise price equal to at least 100% of the fair market value of the Company's common stock on the date of grant, are exercisable immediately as of the effective date of the stock option agreement granting the option or in accordance with a schedule as may be set up by the Plan administrator (each such date on such schedule, the “Vesting Base Date”), and unless otherwise determined by the Board, may not be transferred except by will, the laws of descent and distribution, or pursuant to a domestic relations order. Option grants to any person owning more than 10% of the total combined voting power of all of the Company’s classes of stock, either directly or through attribution as defined by the Code, or any affiliate as defined by the rules and regulations of the SEC (“Affiliate”), may not carry an exercise price of less than 110% of the fair market value of the Company’s common stock at the date of grant. The exercise period of ISOs granted may not exceed ten years after the date of grant. Upon termination of employment, all options immediately vest unless stipulated otherwise by the Plan administrator at the time of issuance.

The 2008 Equity Incentive  Plan was approved by the stockholders of the Company on September 11, 2008.

Stock Options Granted

On September 11, 2008, the Board of Directors approved the issuance of stock options as described below in accordance with the 2008 Equity Incentive Plan. The employee options have a cliff vesting schedule over a three year period that vest one third after one year of service and then 4.2% per month over the remaining twenty-four months. Options issued to non-employees for meeting performance-based goals vest immediately.

Option Group	Number of Stock Options Issued	Exercise Price	Expiration
$0.70	450,000	$0.70 per share	September 10, 2019
$0.80	20,000	$0.80 per share	September 10, 2019
$0.90	451,049	$0.90 per share	September 10, 2019
$1.01	73,271	$1.01 per share	September 10, 2019
$1.50	120,000	$1.50 per share	September 10, 2019

The estimated fair value of the aforementioned options was calculated using the Black-Scholes model.  Consequently, the Company recorded a share-based compensation expense of $630,832 for the year ended December 31, 2008. Total compensation costs to be recognized over the next 2.4 weighted average number of years will be $931,989 for all non-vested employee options as of December 31, 2008. The following table summarizes the weighted average of the assumptions used in the method.

	Year ending December 31, 2008	Year ending December 31, 2007
Expected volatility	100%	n/a
Dividend yield	n/a	n/a
Expected terms (in years)	5-10	n/a
Risk-free rate	1.50%-2.9%	n/a

The following table summarizes the Company’s stock option activity and related information:

Number of
Shares
Balance as of January 1, 2008	-
Granted	1,114,320
Options to be issued	-
Expired/forfeit	-
Balance as of December 31, 2008	1,114,.320

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Range of Exercise Prices	Number of Outstanding Shares at December 31, 2008	Weighted Average Remaining Contract Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2008	Weighted Average Exercise Price

$0.70	450,000	9.75 years	$0.70	69,300	$0.70
$0.80	20,000	9.75 years	$0.80	--	$0.80
$0.90	451,049	9.75 years	$0.90	448,584	$0.90
$1.01	73,271	9.75 years	$1.01	56,502	$0.90
$1.50	120,000	9.75 years	$1.50	103,300	$1.50

The weighted-average grant-date fair value of the option granted during the years ending December 31, 2008 was $0.89.

Dividends

In 2007 at the time of the merger and conversion of the preferred stock the Company issued an additional 599,221 shares of common stock to the preferred stockholders in full payment of preferred dividends totaling $188,964.

The Company anticipates that all future earnings will be retained to finance future growth.  The payment of dividends, if any, in the future to the Company’s common stockholders is within the discretion of the Board of Directors of the Company and will depend upon the Company’s earnings, its capital requirements and financial condition and other relevant factors.  The Company has not paid a dividend on its common stock and does not anticipate paying any dividends on its common stock in the foreseeable future but instead intends to retain all earnings, if any, for use in the Company’s business operations.

NOTE 9 – INCOME TAXES
A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

	2008	2007

Statutory U.S. federal rate	(34.00)%	(34.00)%
Permanent differences	-	7.00%
Valuation allowance	34.00%	27.00%
Provision for income tax expense(benefit)	0.0%	0.0%

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	2008	2007
Deferred tax assets:
Net operating loss carryforwards	5,106,757	1,306,238
Unamortized start up costs	18,000	18,000
Accrued expenses	219,729	-
Non-cash compensation	678,392	-
Derivative liabilities	606,925	-
Deferred revenue	242,985	-
Total deferred tax assets	6,872,788	1,324,238
Deferred tax liabilities
Beneficial conversion features	(426,016)	-
Deferred commissions	(103,591)	-
Total deferred tax liabilities	(529,607)	-

Valuation allowance	(6,343,181)	(1,324,238)
Net deferred tax asset	-	-

At December 31, 2008 the Company had U.S. federal net operating losses of approximately $13,174,000 for income tax purposes which will expire in 2017 and 2018.  For financial reporting purposes, the entire amount of the net deferred tax assets has been offset by a valuation allowance due to uncertainty regarding the realization of the assets.  The net change in the total valuation allowance for the year ended December 31, 2008 was an increase of $5,018,983.

As of January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48), which requires a company to evaluate whether a tax position taken by the company will “more likely than not” be sustained upon examination by the appropriate tax authority.  Pursuant to FIN 48, the Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company believes that its income tax filing positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.  Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48.   In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48.

The following table summarizes the activity related to the Company's gross unrecognized tax benefits:

Amount
Gross unrecognized tax benefits at December 31,2007	-
Increases in tax positions for current year	-
Settlements	-
Lapse in statute of limitations	-

Gross unrecognized tax benefits at December 31,2008	-

The Company is subject to U.S. federal income tax including state and local jurisdictions. Currently, no federal or state income tax returns are under examination by the respective taxing jurisdictions.

The Company's accounting policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. The Company has not accrued interest for any periods.

NOTE 10	COMMITMENTS and CONTINGENCIES

Operating Lease

The Company leases certain office space, under operating leases which generally require the Company to pay taxes, insurance and maintenance expenses related to the leased property.  The leases for office space have lease extension renewal options for an added two to three years at fair market rent values. The Company believes that in the normal course of business, leases will be renewed or replaced by other leases.  In December 2007 the Company entered into a four year lease for 4,560 square feet in Henderson, Nevada which houses its corporate office.

On May 1, 2008 the Company relocated its Orange County office to Irvine, California. The Irvine lease is for a twelve month period for approximately 2,042 square feet of office space. The lease in Irvine houses the Company’s marketing and content employees. Total rent expense incurred by the Company, which includes the leases above and sundry month to month rental expenditures was $225,006 and $125,421 for the twelve  month period ended December 31, 2008 and 2007, respectively. The Company signed an amendment to its lease in Henderson, Nevada in February 2009, effective March 16, 2009 for an additional 5,634 square feet of office space adjacent to the current office.  This amendment ties to the expiration of the present lease and will expire January 31, 2012.  The Company has future minimum lease obligations as follows:

Twelve months ending December 31,	2008
2009	$270,496
2010	290,025
2011	298,726
2012	12,138
Total	$871,385

NOTE 11 – SIGNIFICANT CUSTOMERS AND SUPPLIERS

The Company will derive a significant portion of its revenue from e-commerce based customers. This is a very competitive market with many suppliers for the products the Company offers. The Company believes that it can replace any one product line with another supplier without any disruptions in activity.

NOTE 12 – SEGMENT REPORTING

Beyond Commerce, Inc manages its operations through two business segments: BOOMj.com  dba i-Supply and Local Ad Link . Each unit owns and operates the segments under the respective names.

The Company evaluates performance based on net operating profit. Administrative functions such as finance, treasury, and information systems are centralized and although they are not considered operating segments are presented below for informative purposes. However, where applicable, portions of the administrative function expenses are allocated between the operating segments. The operating segments do share facilities in Henderson NV. In the event any supplies and/or services are provided to one operating segment by the other, the transaction is valued according to the company’s transfer policy, which approximates market price. The costs of operating the segments are captured discretely within each segment. The Company’s leasehold improvements, property, computer equipment, inventory, and results of operations are captured and reported discretely within each operating segment.

Summary financial information for the two reportable segments is as follows:

	2008	2007
______________Operations: I-Supply dba BOOMj.com
Net sales	$1,060,272	$94,485
Gross Margin	(23,102)	(3,394)
Depreciation	181,134	137,255
Assets	598,016	852,202
Capital Expenditures	111,882	149,698
______________Operations: Local Ad Link
Net sales	$782,959	-
Gross Margin	(108,766)	-
Depreciation	1,668	-
Assets	644,927	-
Capital Expenditures	10,000	-

	2008	2007
Consolidated Operations:
Net sales	$1,843,231	$94,485
Depreciation	182,802	137,255
Assets	1,242,940	925,056
Capital Expenditures	121,882	149,689

NOTE 13 – RELATED PARTIES

Rhett McNulty is the son of Robert J. McNulty, our CEO. Rhett McNulty owns Linlithgow Holdings, LLC, which is the Company’s largest shareholder. Rhett McNulty is also the Chief Operating Officer and an 18% owner of Hype/Swapin Networks, Inc. In December 2006 Boomj.com, Inc. purchased its proprietary website software from Hype/Swapin Networks, Inc. for 500,000 shares of Boomj Series A Preferred stock. Prior to the acquisition of BOOMj these 500,000 Series A Preferred shares were converted into 550,000 shares of Boomj.com’s common stock. In connection the acquisition of BOOMj.com, we issued 1,111,000 shares of our common stock in exchange for these 550,000 shares.

During 2007 Boomj.com borrowed $218,000 from Linlithgow Holdings LLC in a series of transactions. All of the loans bore interest at 12% per year and have since been repaid. In connection with these loans Boomj.com issued Linlithgow Holdings warrants to purchase 34,835 shares of its common stock. The warrants are exercisable at price ranges from $0.01 to $1.00 per share and expire on December 31, 2011. The Company also paid Linlithgow Holdings $195,000 in consulting fees for services provided.  In 2008 we paid Linlithgow Holdings $53,450 in commissions and consulting fees.

We also have related party transactions with FA Corp in which the principal shareholder is a member of our board of directors, Murray Williams.  We paid FA Corp in 2008 $102,673 for services rendered. Another one of our directors, Mr. Barry Falk is a partner in the law firm Irvine Venture Law Firm. The Company paid $185 in 2007 and $336 in 2008 for legal services provided to the Company by Mr. Falk’s firm.

In 2009, we started using a debit card issued by TAC Financial, Inc., which as of December 31, 2008 was 85% owned by Linlithgow Holdings, LLC. Additionally, one of our employees, Clark McNulty, the son of Robert J. McNulty, sits on the Board of TAC Financial, Inc.  The Company has not incurred any expenses related to these debit cards in 2008.  The Company uses their VISA debit card as a means to pay commissions to our Local Ad Link sales representatives.  As of March 13, 2009 Linlithgow Holdings, LLC ownership percentage of TAC Financial, Inc. was reduced to approximately 75%.

NOTE 14 – NET LOSS PER SHARE OF COMMON STOCK

The Company has adopted Financial Accounting Standards Board ("FASB") Statement Number 128, "Earnings per Share," which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Basic net loss per common share is based upon the weighted average number of common shares outstanding during the period. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. However, shares associated with convertible debt, stock options and stock warrants are not included because the inclusion would be anti-dilutive (i.e. reduce the net loss per common share).  The total number of such stock options shares excluded from the diluted net loss per common share presentation was 19,010,108 and  1,151,764 at December 31, 2008 and 2007, respectively.

Outstanding warrants of 10,034,900, 1,114,320 stock options, 6,764,285 convertible debt to purchase the Company’s common stock are not included in the computation of diluted earnings per share because the effect of these instruments would be anti-dilutive (i.e., reduce the loss per share) for the year ended December 31, 2008. The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations for the period ended December 31, 2008 and the year ended December 31, 2007:

Numerator

Basic and diluted net loss per share:

	2008	2007

Net loss available to common stockholders	$(12,857,990)	$(4,973,477)

Denominator

Basic and diluted weighted average number of shares outstanding	38,580,296	24,533,552

Basic and diluted net loss per share	$(0.33)	$(0.20)

NOTE 15   SUPPLEMENTAL DISCLOSURES OF CASH FLOWS (not described elsewhere)

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95. The Company paid $48,192 and $13,575 for the year ended December 31, 2008 and 2007, respectively for interest. The Company did not make any payments for income tax during the year ended December 31, 2008. As of December 31, 2008, prepaid loan fees included $263,007 (net of amortization) of debt related fees, which were paid by issuing common stock and warrants.

During 2007, prepaid expenses included $52,000 of prepaid loan and consulting fees which were paid by issuing common stock. Also, during 2007 a note for $100,000 and interest expense of $1,907 was converted into Series B preferred stock.

During 2007, the Company issued 202,000 shares of Series A preferred stock in payment of a payable of $50,000 and issued warrants valued at $22,908 for additional debt financing.

During 2007, the Company issued 404,000 shares of common stock valued at $96,775 as additional consideration for a $500,000.

NOTE 16    SUBSEQUENT EVENTS

In January 2009, we issued 10,000 shares of our common stock for services provided as a commission, and an addition 1,000 shares of common stock to an individual for services rendered with setting up our debit card program used for paying our sales representatives.

On January 12, 2009 we issued 25,000 shares of common stock for cash at $0.80 per share to an accredited investor.

On January 7, 2009 we received a bridge loan of $100,000 at 12% interest due May 7, 2009.  In addition we issued warrants to the investor to purchase 100,000 shares of our common stock at an exercise price of $1.00.

On January 26, 2009 we issued stock options to two of our Board members of 56,625 each with a $0.70 exercise price.

In February 2009, we issued 52,000 shares of our common stock for services rendered in connection with our convertible bridge loans procured during the fourth quarter 2008.Also in February, we issued 5,000 shares of stock as compensation to an employee.

During the first quarter of 2009, three of our note holders converted the principal and interest of their convertible promissory notes into shares of our common stock at a conversion rate of $.70 per share.  Total principal converted was $205,000, which amount was converted into 292,858 common shares.  Total accrued interest converted was $23,627 into 33,752 common shares.

During March 2009, the holders of $2,025,000 of our secured convertible promissory notes that were scheduled to mature on March 31, 2009 agreed to extend the maturity date to July 31, 2009.  As consideration for their agreement to extend the maturity date, we issued three-year warrants to the note holders granting them the right to purchase an aggregate of 600,000 shares of our common stock, at an exercise price of $1.00 per share.

BEYOND COMMERCE
CONDENSED CONSOLIDATED BALANCE SHEET
Unaudited

	September 30, 2009	December 31, 2008 as adjusted, (Note 16)
ASSETS
Current assets :
Cash	$-	$100,086
Accounts receivable	10,697	226,091
Prepaid loan cost	1,079,633	562,665
Prepaid commissions	736,274	260,055
Other current assets	931,265	46,230
Total current assets	$2,757,869	$1,195,127

Property, Web site and computer equipment	1,392,447	871,180
Less: Accumulated depreciation and amortization	(515,898)	(320,366)
Property, Web site and computer equipment – net	$876,549	$550,814

Other Assets	75,656	60,067

Total assets	$3,710,074	$1,806,008

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short term borrowings, net of discount	$7,079,079	$2,400,555
Short term borrowings, net of discount – related party	1,160,305	-
Accounts payable	1,962,157	1,490,590
Accounts payable - related party	135,302	19,552
Checks Written In Excess of Cash	134,217	-
Note derivative liability	3,451,215	3,396,935
Other current liabilities	2,299,685	1,374,534
Deferred Revenue	1,809,130	609,987
Total current liabilities	$18,031,090	$9,292,153

Stockholders’ Deficit :
Common stock, $0.001 par value, 200,000,000 and 75,000,000 shares authorized as of September 30, 2009 and December 31, 2008, respectively, and 46,640,941and 40,936,143 issued and outstanding at September 30, 2009 and December 31, 2008, respectively	$46,641	$40,936
Additional paid in capital	21,370,934	11,096,604
Accumulated deficit	(35,738,591)	(18,623,685)
Total stockholders' deficit	$(14,321,016)	$(7,486,145)

Total Liabilities and Stockholders' Deficit	$3,710,074	$1,806,008

See accompanying notes of these unaudited condensed financial statements.

BEYOND COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three month period ended September 30,
Unaudited

	2009	2008
Revenues
Advertising Revenue	$1,811,788	$57,562
Merchandising Revenue	240,078	147,248
Total Revenue	2,051,866	204,810
Operating expenses
Cost of advertising	$1,441,623	$-
Cost of merchandising	42,942	165,630
Selling general & administrative	2,106,072	2,261,636
Selling general & administrative - related party	90,412	-
Professional fees	725,559	470,603
Professional fees - related party	9,240	24,616
Depreciation and amortization	88,759	47,762
Total costs and operating expenses	$4,504,607	$2,970,247

Loss from operations	(2,452,741)	(2,765,437)

Non-operating income (expense)
Interest expense, net	(3,077,517)	(1,266,619)
Interest expense – related party	(62,800)	-
Change in derivative liability	(2,942,287)	-
Total non-operating expense	$(6,082,604)	$(1,266,619)

Loss from operations before income taxes	(8,535,345)	(4,032,056)

Provision for income tax	-	-

Net loss	$(8,535,345)	$(4,032,056)

Net loss available to common stockholders	$(8,535,345)	$(4,032,056)

Basic and diluted net loss per common share	$(0.18)	$(0.10)

Weighted average shares of common stock outstanding - basic	46,619,719	39,481,833

See accompanying notes of these unaudited condensed financial statements.

BEYOND COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the nine month period ended September 30,
Unaudited

	2009	2008
Revenues
Advertising Revenue	$12,299,017	$57,562
Merchandising Revenue	409,051	967,461
Total Revenue	12,708,068	1,025,023
Operating expenses
Cost of advertising	$11,464,512	$-
Cost of merchandising	63,437	1,050,113
Selling general & administrative	8,444,784	5,128,603
Selling general & administrative - related party	246,052	76,650
Professional fees	2,764,040	1,141,854
Professional fees - related party	39,578	102,673
Depreciation and amortization	195,533	134,343
Total costs and operating expenses	$23,217,936	$7,634,236

Loss from operations	(10,509,868)	(6,609,213)

Non-operating income (expense)
Interest expense, net	(7,565,985)	(2,378,091)
Interest expense – related party	(94,800)	-
Change in derivative liability	1,055,747	-
Total non-operating expense	$(6,605,038)	$(2,378,091)

Loss from operations before income taxes	(17,114,906)	(8,987,304)

Provision for income tax	-	-

Net loss	$(17,114,906)	$(8,987,304)

Net loss available to common stockholders	$(17,114,906)	$(8,987,304)

Basic and diluted net loss per common share	$(0.39)	$(0.23)

Weighted average shares of common stock outstanding - basic	43,737,435	37,805,466

See accompanying notes of these unaudited condensed financial statements.

BEYOND COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine month period ended September 30,
Unaudited

	2009	2008
Net cash used in operating activities	$(6,200,151)	$(5,590,315)

Cash flows from investing activities:
Cash paid to purchase property and equipment	(521,268)	(121,882)
Net cash used in investing activities	$(521,268)	$(121,882)

Cash flows from financing activities:
Issuance of stock - net of offering costs	20,000	530,927
Cash received from short term borrowings	9,158,000	5,733,232
Cash Paid for debt financing fees	(826,500)	-
Payment on short term borrowings - related party	-	(635,000)
Payment on short term borrowings	(1,730,167)	-
Net cash provided by financing activities	$6,621,333	$5,629,159

Net increase (decrease) in cash & cash equivalents	(100,086)	(83,038)

Cash & cash equivalents, beginning balance	100,086	111,247
Cash & cash equivalents, ending balance	$-	$28,209

See accompanying notes of these unaudited condensed financial statements.

BEYOND COMMERCE, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1         DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Beyond Commerce, Inc., formerly known as BOOMj, Inc. (the “Company”, and “we”), is an Internet company that has two interrelated business models aimed at generating revenues primarily from Web site advertising and E-commerce transactions.  Our initial business was BOOMj.com, Inc., www.BOOMj.com, a niche portal and social networking site for Baby Boomers and Generation Jones.  Our BOOMj.com Web site provides social, political, financial, and lifestyle content to the Baby Boomer/Generation Jones target audience as a platform for our advertising and E-commerce businesses. Our LocalAdLink subsidiary operates a website, a local search directory and advertising network that brings local advertising to geo-targeted consumers.  On October 9, 2009, LocalAdLink Inc., a wholly-owned subsidiary of the Company sold its LocalAdLink Software (the “Software”) and all of their assets related to the Software including the rights to the name LocalAdLink, the LocalAdLink trademark, the  Web site,  www.LocalAdLink.com , and a local search directory and advertising network that brings local advertising to geo-targeted consumers, (see Note 15).  The Company will continue to sell advertising as it had prior to inception of Local Ad Link, Inc., however on a different scale with a greater emphasis on business to business sales.

During the second quarter we relaunched  i-SUPPLY, www.i-SUPPLY.com, an online storefront that offers easy to use, fully customizable E-commerce services, and revenue solutions for any third party Web site large or small, and hosts local ads, providing extensive reach for our proprietary advertising partner network platform.  During the third quarter of 2009 the Company started another subsidiary, KaChing KaChing, which is an E-commerce platform that provides a complete turn-key E-commerce solution. Individual KaChing KaChing on line store owners have the ability to create, manage and earn money from product sales generated from their individual Web stores.

The condensed consolidated financial statements and the notes thereto for the periods ended September 30, 2009 and 2008 included herein have been prepared by management and are unaudited. Such condensed financial statements reflect, in the opinion of management, all adjustments necessary to present fairly the financial position and results of operations as of and for the periods indicated and in order to make the financial statements not misleading. All such adjustments are of a normal recurring nature except for those described in Note 16 and related to the derivatives in Note 7. These interim results are not necessarily indicative of the results for any subsequent period or for the fiscal year ending December 31, 2009.

Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.  These consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto for the fiscal year ended December 31, 2008 in the Form 10-K, filed with the SEC on April 3, 2009.

History of the Company

The Company, formerly known as Reel Estate Services, Inc. (“RES”), was incorporated in Nevada on January 12, 2006.  As of December 28, 2007, RES was a public shell company, defined by the Securities and Exchange Commission as an inactive, publicly quoted company with nominal assets and liabilities.

In December 2008, the Company changed its name from BOOMj, Inc. to Beyond Commerce, Inc. to more accurately reflect the new structure of the Company consisting of two operating divisions: BOOMj.com dba i-SUPPLY and until its assets were sold, LocalAdLink, Inc. (see Note 15).

The Company currently maintains its corporate office in Henderson, Nevada.

NOTE 2 - SELECTED ACCOUNTING POLICIES

Reclassifications

Certain comparative amounts from prior periods have been reclassified to conform to the current year's presentation. These changes did not affect previously reported net loss.

Employee Benefits
The Company currently offers employees vacation benefits and during the second quarter began offering a healthcare plan. During 2008, the Company implemented the 2008 Equity Incentive Plan.

Accounting Pronouncements

On January 1, 2009, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), for financial assets and financial liabilities. SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.

NOTE 3 – GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. However, even though the Company has some degree of sales, it reflected a loss of $17,114,906 for the nine months ended September 30, 2009 and it will need to accelerate its business model implementation otherwise there is a need to raise additional capital and or obtain financing to continue operations into 2010. The failure to realize the improvement in the business model presents conditions that raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken steps to improve the business operations along with raising additional funds to address its operating and financial cash requirements to continue operations in the next twelve months (see Notes 8 and 15). Management continues to devote a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

NOTE 4 - PROPERTY, WEB SITE AND COMPUTER EQUIPMENT

Property and equipment at September 30, 2009 and December 31, 2008 consisted of the following:

	2009	2008
Office and computer equipment	$307,542	$186,614
Web site and software	1,084,905	684,566
Total property, Web site and computer equipment	1,392,447	871,180
Less: accumulated depreciation and amortization	(515,898)	(320,366)
	$876,549	$550,814

Depreciation and amortization expense for the three months and nine months ended September 30, 2009 were $88,759 and $195,533, respectively compared to $47,762 and $134,343 for the same periods in 2008.

NOTE 5 – OTHER CURRENT ASSETS
Other current assets consist of the following at September 30, 2009 and December 31, 2008

	2009	2008
Credit Card processor retention	$728,255	$1,362
Prepaid Insurance, legal, rent and advertising	8,356	-
Other	194,654	44,868
TOTAL	$931,265	$46,230

OTHER ASSETS
Other assets consist of the following at September 30, 2009 and December 31, 2008

	2009	2008
Rent Deposits	$49,904	$20,828
Credit Card Reserve		33,387
Vendor Deposit	25,752	5,852
TOTAL	$75,656	$60,067

NOTE 6 - ACCRUED EXPENSES

Accrued expenses consist of the following at September 30, 2009 and December 31, 2008:

	2009	2008
Accrued interest	522,163	388,783
Accrued commission	-	220,869
Accrued payroll and related expenses	1,460,517	625,997
Other	317,005	138,885
	$2,299,685	$1,374,534

 See Note 14 for related parties.

NOTE 7 – DERIVATIVE INSTRUMENTS

Several of the notes contain provisions which if triggered would reset the conversion price of the Notes including; (1) In the event the Company failed to timely convert or deliver the conversion shares, the Notes went into default as defined under the agreement or a change of control event; (2) a reset provision in the conversion and exercise prices, should the Company subsequently issue any common stock or instruments convertible or exchangeable into common stock of the Company at a per share price lower than the then-in-effect conversion price which, would automatically reset the conversion price of the Notes to that lower price.  Because of these provisions, the Company determined that the conversion feature was not clearly and closely related to the Note host contract and under the guidance of Emerging Issues Task Force (“EITF”) 05-2 “The Meaning of Conventional Convertible Debt Instrument Under EITF 00-19” and SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) it has bifurcated the conversion feature.  Because the conversion feature is not considered to be conventional convertible and note holders have the ability to demand cash settlement of the conversion feature, the amount recorded has been shown as a liability at September 30, 2009 of $3,451,215.  This liability was $3,396,935, as adjusted at December 31, 2008.  Under the requirements of SFAS 133, the Company has remeasured the fair value of the conversion feature at each reporting period after inception, with those changes in fair value being recorded in the statement of operations.

NOTE 8 – SHORT TERM BORROWINGS

	9/30/2009	12/31/2008
Note payable to Carole Harder bearing an annual interest rate of 12%, unsecured, due 10/6/2009	$140,000	$140,000
Convertible Promissory Notes, bearing an annual interest rate of 12%, secured, due 1/31/10	2,280,000	4,280,000
Convertible Promissory Notes, bearing an annual interest rate of 18%, secured, due 11/16/09	1,333,333	-
Convertible Promissory Notes due 6/26/2010 (original note discount of $83,330)	583,330	-
Convertible Promissory Notes due 7/2/2010 (original note discount of $83,330)	583,330	-
Convertible Promissory Notes due 7/10/2010 (original note discount of $83,330)	583,330	-
Convertible Promissory Notes due 7/21/2010 (original note discount of $250,010)	1,750,010	-
Convertible Promissory Notes due 7/29/2010 (original note discount of $98,145)	641,663	-
Convertible Promissory Notes due 8/11/2010 (original note discount of $41,665)	291,665	-
Convertible Promissory Notes due 8/20/2010 (original note discount of $11,666)	116,666	-
Convertible Promissory Notes due 8/27/2010 (original note discount of $53,332)	373,332	-
Convertible Promissory Notes due 9/3/2010 (original note discount of $99,996)	699,996	-
Sundry Bridge Notes, bearing an annual interest rate 12%, unsecured, due between 10/6/09-1/4/2010	1,280,000	508,500
Total principal	$10,656,655	$4,928,500
Less debt discount	(2,417,271)	(2,527,945)
Net balance	$8,239,384	$2,400,555

The above notes listed as Convertible Promissory Note Holders, except for $1,333,333, have a lien on all the assets of the Company,

On January 7, 2009 and February 10, 2009 the Company raised $100,000 and $60,000 respectively in a private offering from accredited investors. The securities sold by the Company consisted of its 12% secured convertible promissory notes and warrants to purchase 100,000 and 60,000 shares of the Company’s common stock, respectively at an exercise price of $1.00. The warrants were valued using the Black–Scholes method. This resulted in a total value of $117,885 assuming a fair value per share of $1.00, risk-free interest rates ranging of 1.50% to 1.74% respectively, based on the note issuance and 100% volatility index.  Under EITF 00-27 and APB No. 14, we allocated the proceeds from issuance of these notes and warrants based on the proportional fair value for each item.  Consequently, we recorded a discount of $131,894 which is being amortized over the term of these notes using an effective periodic interest rate of between 46 and 63,146%,.  A beneficial conversion discount was recorded on these convertible notes since these notes were convertible into shares of common stock at an effective conversion price lower than the fair value of the common stock.  The beneficial conversion amount was limited to the portion of the cash proceeds allocated to those convertible notes.

On January 30 and February 25 and March 9, 2009, three of our 12% convertible note holders converted their notes of $50,000, $105,000 and $50,000 respectively, into shares of common stock at a conversion rate of $0.70.  This resulted in an issuance of 71,429, 150,000 and 71,429 shares of common stock, respectively.  In addition the three note holders also converted their accumulated interest on their respective notes into shares of the Company’s common stock at a conversion rate of $0.70.  The total interest converted was $6,283, $13,727 and $3,617 respectively and converted into 8,976, 19,609 and 5,167 of the Company’s common shares, respectively.

During March 2009, the holders of $2,025,000 of our secured convertible promissory notes that were scheduled to mature on March 31, 2009 agreed to extend the maturity date to July 31, 2009.  As consideration for their agreement to extend the maturity date, we issued three-year warrants to the note holders granting them the right to purchase an aggregate of 600,000 shares of our common stock, at an exercise price of $1.00 per share. The Company recorded these warrants at a value of $149,675 which is being amortized over the term of the loan extensions.  During July 2009, the note holders, who had not yet converted their notes into common shares, along with our July and August noteholders having this same July 31st maturity date agreed to extend the maturity date to January 31, 2010. These holders have an aggregate of $2,380,000 of our secured convertible promissory notes. We issued three-year warrants to the note holders granting them the right to purchase an aggregate of 680,000 shares of our common stock, at an exercise price of $1.00 per share. The Company recorded these warrants at a value of $115,600 which is being amortized over the term of the loan extensions.

On April 9, 2009,  the Company entered into financing with OmniReliant Holdings, Inc. (“Omni”) pursuant to a purchase agreement whereby it sold to Omni a convertible original issue discount promissory note in the principal amount of $550,000 (the “First Note”), with the Company receiving proceeds of $500,000.  The First Note is convertible at any time at the option of Omni at a conversion price of $1.00 and is due on May 9, 2009.  Omni also received warrants to purchase up to 500,000 shares of the Company’s Common Stock with an exercise price of $1.00. There was a reset provision associated with the note in regards to subsequent equity sales affecting the note and warrants.  Based on subsequent financing transactions, the exercise price of the warrants and the conversion price of the debt was reset to $0.70.  In accordance with EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, related to the valuation of convertible notes and warrants with conversion features and/or exercise features that can reset the conversion and/or exercise price based on future equity transactions, the Company valued the warrants and conversion feature of this note and bifurcated them from the host contract as a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivative features of approximately  $92,000.  At June 30, 2009 the value of the derivative related to the warrants was approximately $10,000.  The value of this derivative at September 30, 2009 was $55,000.The change in the derivative was reported in the statement of operations for the period ended September 30, 2009.  The company recorded a discount on this note of approximately $216,000 related to the value of the warrants to be amortized over the term of the note.  Since this note was paid off on May 7, 2009, this discount was expensed and the derivative related to the note was removed during the quarter ended June 30, 2009.

During April 2009, eight of our note holders converted the principal and interest of their convertible promissory notes into shares of the Company common stock at a conversion rate of $0.70 per share.  Total principal converted was $665,000, which was converted into 950,000 of the Company common shares.  Total accrued interest of $77,137 was converted into 110,580 of the Company common shares.

On May 1, 2009, the Company issued a 120 day promissory note at 12% interest to an accredited investor for $800,000.  As a condition of the note, the company issued the lender 400,000 warrants to purchase the Company's common shares at a price of $1.00 per share. The warrants were valued using the Black–Scholes method. This resulted in a total value of $363,965, assuming a fair value per share of $1.00, risk-free interest rate of 1.98% and, based on the note issuance and 100% volatility index.  Under EITF 00-27 and APB No. 14, we allocated the proceeds from issuance of this note and warrants based on the proportional fair value for each item.  The relative fair value of the warrant was $250,160.  A beneficial conversion discount was recorded on the convertible note since the note is convertible into shares of common stock at an effective conversion price lower than the fair value of the common stock. Consequently, we recorded a total discount of $772,160 which is being amortized over the term of these notes using an effective periodic interest rate of 436%.  The note was extended on July 15, 2009 in return for monthly cash interest payments with the maturity date being moved to January 28, 2010. The broker received a cash fee of $80,000

On May 7, 2009 one of our note holders converted the principal and interest of their convertible promissory note into shares of the Company common stock at a conversion rate of $1.00 per share. Total principal converted was $100,000, which was converted into 100,000 shares of the Company common stock.  Total accrued interest converted was $4,000 into 4,000 of the Company common shares.

On May 20, 2009, the Company executed a convertible promissory note (the “Note”) in the principal amount of $1,600,000 payable to Linlithgow Holdings, LLC (“Linlithgow”).  Pursuant to the Note, the Company promises to pay to Linlithgow $1,600,000 in cash on November 20, 2009. The Note is convertible at any time at a conversion price of $1.00 per share which was reset to $0.70 due to a subsequent offering.  The Note bears an initial interest rate of 1.5% for the first month and increases by 1.5% per month until maturity. After the maturity date, the default rate of interest becomes 18% per month or the highest rate allowed by law, whichever is lower, until the date the Note amount is actually paid. Further, as part of the consideration provided to the Holder for the Note, the Holder also received a warrant for the purchase of up to 1,782,000 shares of the Company’s common stock at an exercise price of $0.90 per share. The warrants are exercisable, in whole or in part, any time from and after the date of issuance of the warrant. Due to a subsequent  ratchet adjustment based on the issuance of warrants at a lower per share price, the exercise price of these warrants has been adjusted to $0.70. In accordance with EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, related to the valuation of convertible notes and warrants with conversion features and/or exercise features that can reset the conversion and/or exercise price based on future equity transactions, the Company valued the warrants and conversion feature of this note and bifurcated them from the host contract as a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivative features of  approximately $618,000 at inception of the agreement.  At September 30, 2009 the value of the derivative was approximately $182,000.  The change in the derivative was reported in the statement of operations for the period ended September 30, 2009.  The company recorded the discount on this note of approximately $465,000 related to the value of the warrants and derivative liability to be amortized over the term of the note at an effective rate 12%.  Additionally, the warrants issued as costs of this financing were valued at approximately $1,125,000 and are being amortized over the term of the note.  The broker also received a cash fee of $120,000 from the proceeds of this note.

During May 2009, seven of our note holders converted the principal and interest of their convertible promissory notes into shares of the Company common stock at a conversion rate of $.70 per share.  Total principal converted was $920,000, which was converted into 1,314,285 of the Company common shares.  Total accrued interest of $105,340 was converted into 150,487 of the Company common shares.

On June 4, 2009 the Company sold a Convertible Original Issue Discounted (OID) promissory note for $526,316 to an accredited investor which is due 1/15/2010.  The Company paid the broker a cash fee of $50,000.  However, on June 19, 2009, the average trading volume of the common stock of the Company was under $80,000 for the ten prior consecutive trading days, which constituted a technical “Event of Default” under the Company’s Series 2009 Secured Convertible Original Issue Discount Note Due January 15, 2010, dated June 4, 2009 (the “Note”), made by the Company, in favor of St. George Investments, LLC (St. George). As a result of the Event of Default, the principal amount of the Note, equal to $714,286, plus a penalty of $71,428.60 (equal to 10% of the principal amount), became immediately due and payable. At any time following either the Maturity Date or occurrence of an Event of Default, the note may be convertible into shares of the Common Stock of the Company valued at the Market Price which is hundred percent (100%) of the lower of (a) the closing bid price on the trading day on which the Share Conversion Request is made or (b) the average of the volume weighted average prices as reported by Bloomberg, L.P. during the ten (10) trading days in the primary trading market for Common Shares prior to and including the trading day on which the Share Conversion Request is made.

The St. George Note was secured by an aggregate of 4,020,000 shares of the Company’s common stock pledged by affiliates of the Company, pursuant to stock pledge agreements entered into by the affiliates in favor of St. George, including 2,020,000 shares pledged by Mark Noffke, the Company’s chief financial officer. Pursuant to the pledge agreement entered into by Mr. Noffke, shares pledged by Mr. Noffke may be transferred to St. George and sold in full satisfaction of the Company’s obligations under the Note.

Subsequently, the Company and St. George Investments, LLC, entered into an agreement dated July 30, 2009 (the “Agreement”) pursuant to which the Company would satisfy the remaining outstanding balance of $420,593.40 on its Series 2009 Secured Convertible Original Issue Discount Note, due June 15, 2010, issued to St. George (the “Note”).  Pursuant to the Agreement, the Company was to make the following payments (the “Scheduled Payments”) on the Note:  (i) $100,000 paid on July 30, 2009, (ii) $50,000 was to be paid by August 6, 2009, (iii) 50,000 was to be paid by August 13, 2009, (iv) $50,000 was to be paid by August 20, 2009, (v) $50,000 shall be paid by August 27, 2009, (vi) $50,000 was to be paid on or before September  3, 2009, (vii) $50,000 was to be paid on or before September 10, 2009 and (viii) $20,995.40 was to be paid on or before September 17, 2009.  The Company settled the first two payments of the Agreement.  In addition, when the note was deemed in default, St. George took collateral and monetized it towards payment of the note.  Provided the Scheduled Payments continued to be made in accordance with the Agreement, the Note would be deemed paid in full and St. George would return the remaining 3,015,424 shares of the Company’s common stock not previously monetized which had been pledged as security for repayment of the Note, and would not hold any other shares pledged in connection with the Note.  The August payments were not made and St. George monetized 1,988,592 of the 2,020,000 shares pledged by Mark Noffke for full payment of the note. The average sale price of these shares range from $0.70 to $0.16 over a three month period ending September 9, 2009 when the Company used $95,000 to pay off the balance of the note.

On June 16, 2009, the Company entered into another financing with Omni pursuant to a second purchase agreement whereby it sold Omni a convertible original issue discount promissory note (the “Second Note”) in the principal amount of $575,000, with the Company receiving proceeds of $500,000.  Pursuant to the terms of the Second Note, the Company must pay to the Holder $575,000 in cash on August 1, 2009. The Second Note is convertible at any time at a conversion price of $0.70 per share. In addition, the Company gave the lender 700,000 and the broker 121,714 warrants to purchase the Company stock, respectively, both with an exercise price of $0.70. In accordance with EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, related to the valuation of convertible notes and warrants with conversion features and/or exercise features that can reset the conversion and/or exercise price based on future equity transactions, the Company valued the warrants and conversion feature of this note and bifurcated them from the host contract as a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivative features of  approximately $24,000 at inception of the agreement.  At September 30, 2009 the value of the derivative was approximately $77,000.  The change in the derivative was reported in the statement of operations for the period ended September 30, 2009.  The company recorded a discount on this note of approximately $175,000 related to the value of the warrants and derivative liabilities to be amortized over the term of the note at an effective rate of 24%.  Additionally, the warrants and related derivative liability issued as costs of this financing were valued at approximately $25,000 and are being amortized over the term of the note. The Broker received a cash payment of $40,000 from the proceeds of the note. The note was paid in full on July 20, 2009.

On June 29, 2009, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Omni. Additionally, on July 2, 2009, the Company and Omni entered into an amended and restated Securities Purchase Agreement (the Purchase Agreement as amended and restated is referred to herein as the “Securities Purchase Agreement”).  Pursuant to the Securities Purchase Agreement, Omni agreed to purchase up to $3,500,000 in principal amount of the Company’s Original Issue Discount Secured Convertible Debentures (the “Debentures”) for a purchase price of up to $3,000,000.  As part of this Agreement 5,000,000 shares of the Company’s Common Stock held by Linlithgow Holdings, LLC was pledged as collateral.

Pursuant to the Securities Purchase Agreement, the Company sold Omni an aggregate of $1,166,660 of Debentures and received gross proceeds of $1,000,000 and Omni agreed to purchase an additional Debenture with a face value of up to $2,333,340 on or before July 30, 2009.  Omni was also issued warrants to purchase 4,999,972 shares of the Company’s Common Stock with an exercise price of $0.70 per share subject to a reset provision. The warrants are exercisable, for five years from the date of issuance.  The Debentures are convertible into shares of the Company’s Common Stock at any time at the option of the Holder at a conversion price of $0.70 per share, subject to adjustment (the “Conversion Price”).  Interest on the Debenture is 10% per annum.  The first Debenture was issued on June 29, 2009 and the second Debenture to be issued on July 2, 2009.  The principal amount of each of the Debentures is $583,350 and each has a maturity date of twelve months from the date of issuance.  The Debentures cannot be converted to common stock to the extent such conversion would cause the holder of the Debenture, together with such holder’s affiliates, to beneficially own in excess of 4.99% (or a maximum 9.99% in certain cases) of the Company’s outstanding common stock immediately following such conversion.  As part of the Agreement, 2,499,986 five year warrants to purchase the Company stock at $0.70 were issued to Omni at a value of $270,000.

Beginning six months from the original issue date of the  Debentures, on the 1st of each month (the “Monthly Redemption Date”) the Company must redeem the Monthly Redemption Amount ($97,221.66 for each $583,330 Debenture, plus accrued but unpaid interest, liquidated damages and any other amounts then owing to the Holder under the Debenture). The Monthly Redemption Amount payable on each Monthly Redemption Date shall be paid in cash at a rate of 110% of the Monthly Redemption Amount or upon 30 trading days’ notice the Company may in lieu of cash pay all or part of the Monthly Redemption Amount in conversion shares.

Payment of the Debentures issued to Omni is secured pursuant to a security interest and pledge agreement (the “Security Interest and Pledge Agreement”) whereby, on June 29, 2009, Linlithgow Holdings LLC pledged 2,500,000 shares of BYOC common stock.  On July 2, 2009, the Company and Omni amended the Security Interest and Pledge Agreement so that additional pledgors could pledge their respective unpledged shares of BYOC Common Stock (the Security Interest and Pledge Agreement, as amended and restated, is referred to herein as the “Security Interest and Pledge Agreement”).  Pursuant to the terms of the Security Interest and Pledge Agreement, Linlithgow Holdings, LLC pledged an additional 3,982,000 shares of BYOC Common Stock, Wendy Borow-Johnson, the President of Brand Management pledged 480,000 shares BYOC Common Stock, and Robert McNulty, the Chief Executive Officer of the Company, pledged 505,000 shares of BYOC Common Stock.

On June 29, 2009, the Company issued Omni the first Debenture in the amount of $583,350 and received gross proceeds of $500,000. There is a reset provision associated with the note in regards to the payment date.  Additionally, there is a provision in the agreement, whereby, if there is a change in control of the Company, the holder has the right to accelerate payment which is based off a formula which could result in a payment greater than the principal and interest amount owing before the change of control.  In addition for the receipt of funds, the company issued the lender 2,499,986 and the broker 266,669 warrants to purchase the Company’s common stock at a price of $0.70, respectively. In accordance with EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, related to the valuation of convertible notes and warrants with conversion features and/or exercise features that can reset the conversion and/or exercise price based on future equity transactions, the Company valued the warrants and conversion feature of this note and bifurcated them from the host contract as a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivative features of  approximately $74,000 at inception of the agreement.  At September 30, 2009 the value of the derivative was approximately $287,000.  The change in the derivative was reported in the statement of operations for the period ended September 30, 2009.  The company recorded a discount on this note of approximately $298,000 related to the value of the warrants and derivative liability to be amortized over the term of the note at an effective rate of 20%.  Additionally, the warrants issued and related derivative liability as costs of this financing were valued at approximately $65,000 and are being amortized over the term of the note.  The Company also paid the broker a $40,000 cash fee.

Also, during June 2009, two of our note holders converted the principal and interest of their convertible promissory notes into shares of the Company common stock at a conversion rate of $.70 per share.  Total principal converted was $110,000, which was converted into 157,143 of the Company common shares.  Total accrued interest of $12,940 was converted into 18,485 of the Company common shares.

On July 2, 2009, the Company issued Omni the second Debenture in the amount of $583,350 and received gross proceeds of $500,000. There is reset provision associated with the note in regards to the payment date.  Additionally, there is a provision in the agreement, whereby, if there is a change in control of the Company, the holder has the right to accelerate payment which is based off a formula which could result in a payment greater than the principal and interest amount owing before the change of control.  In addition for the receipt of funds, the company issued the lender 2,499,986 and the broker 266,669 warrants to purchase the Company’s common stock at a price of $0.70, respectively. In accordance with EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, related to the valuation of convertible notes and warrants with conversion features and/or exercise features that can reset the conversion and/or exercise price based on future equity transactions, the Company valued the warrants and conversion feature of this note and bifurcated them from the host contract as a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivative features of  approximately $46,000 at inception of the agreement.  At September 30, 2009 the value of the derivative was approximately $286,000.  The change in the derivative was reported in the statement of operations for the period ended September 30, 2009.  The company recorded a discount on this note of approximately $325,000 related to the value of the warrants, derivative liability and OID to be amortized over the term of the note at an effective rate of 20%.  Additionally, the warrants issued and related derivative liability as costs of this financing were valued at approximately $51,000 and are being amortized over the term of the note.  The Company also paid the broker a $40,000 cash fee.

On July 10, 2009, the Company issued Omni the third Debenture in the amount of $583,350 and received gross proceeds of $500,000. There is reset provision associated with the note in regards to the payment date.  Additionally, there is a provision in the agreement, whereby, if there is a change in control of the Company, the holder has the right to accelerate payment which is based off a formula which could result in a payment greater than the principal and interest amount owing before the change of control.  In addition for the receipt of funds, the company issued the lender 2,499,986 and the broker 266,669 warrants to purchase the Company’s common stock at a price of $0.70. In accordance with EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, related to the valuation of convertible notes and warrants with conversion features and/or exercise features that can reset the conversion and/or exercise price based on future equity transactions, the Company valued the warrants and conversion feature of this note and bifurcated them from the host contract as a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivative features of  approximately $46,000 at inception of the agreement.  At September 30, 2009 the value of the derivative was approximately $288,000.  The change in the derivative was reported in the statement of operations for the period ended September 30, 2009.  The company recorded a discount on this note of approximately $319,000 related to the value of the warrants, derivative liability and OID to be amortized over the term of the note at an effective rate of 20%.  Additionally, the warrants issued and related derivative liability as costs of this financing were valued at approximately $49,000 and are being amortized over the term of the note.  The Company also paid the broker a $40,000 cash fee.

On July 21, 2009, the Company issued Omni the fourth Debenture in the amount of $1,750,010 and received gross proceeds of $1,500,000. There is reset provision associated with the note in regards to the payment date.  Additionally, there is a provision in the agreement, whereby, if there is a change in control of the Company, the holder has the right to accelerate payment which is based off a formula which could result in a payment greater than the principal and interest amount owing before the change of control.  In addition for the receipt of funds, the company issued the lender 7,500,042 and the broker 800,001 warrants to purchase the company common stock at a price of $0.70. In accordance with EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, related to the valuation of convertible notes and warrants with conversion features and/or exercise features that can reset the conversion and/or exercise price based on future equity transactions, the Company valued the warrants and conversion feature of this note and bifurcated them from the host contract as a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivative features of  approximately $112,000 at inception of the agreement.  At September 30, 2009 the value of the derivative was approximately $863,000.  The change in the derivative was reported in the statement of operations for the period ended September 30, 2009.  The company recorded a discount on this note of approximately $853,000 related to the value of the warrants, derivative liability and OID to be amortized over the term of the note at an effective rate of 20%.  Additionally, the warrants issued and related derivative liability as  costs of this financing were valued at approximately $112,000 and are being amortized over the term of the note.  The Company also paid the broker a $120,000 cash fee.

On July 21, 2009, the Company paid Omni  in full an OID promissory note dated June16, 2009 in the amount of $575,000. Also on this date, the Company paid on behalf of Linlithgow Holdings, Inc, Debt Opportunity Fund a payment of $266,667 on a promissory note dated 5/20/09.

On July 29, 2009, the Company issued Omni the fifth Debenture in the amount of $641,663 and received gross proceeds of $550,000. There is reset provision associated with the note in regards to the payment date.  Additionally, there is a provision in the agreement, whereby, if there is a change in control of the Company, the holder has the right to accelerate payment which is based off a formula which could result in a payment greater than the principal and interest amount owing before the change of control.  In addition for the receipt of funds, the company issued the lender 2,777,764 and the broker 293,333 warrants to purchase the Company’s common stock at a price of $0.70, respectively. In accordance with EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, related to the valuation of convertible notes and warrants with conversion features and/or exercise features that can reset the conversion and/or exercise price based on future equity transactions, the Company valued the warrants and conversion feature of this note and bifurcated them from the host contract as a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivative features of  approximately $43,000 at inception of the agreement.  At September 30, 2009 the value of the derivative was approximately $319,000.  The change in the derivative was reported in the statement of operations for the period ended September 30, 2009.  The company recorded a discount on this note of approximately $324,000 related to the value of the warrants, derivative liability and OID to be amortized over the term of the note at an effective rate of 20%.  Additionally, the warrants issued and related derivative liability as costs of this financing were valued at approximately $44,000 and are being amortized over the term of the note.  The Company also paid the broker a $44,000 cash fee.

On August 4, 2009, one of our 12% convertible note holders converted their note of $100,000 into shares of common stock at a conversion rate of $0.35. This resulted in an issuance of 285,714 shares of common stock.  In addition the note holder also converted their accumulated interest on their note into shares of the Company’s common stock at a conversion rate of $0.35.  The total interest converted was $18,567 and converted into 53,048 of the Company’s common shares.

On August 11, 2009 the Company issued Omni the sixth Debenture in the amount of $291,665 and received gross proceeds of $250,000. There is reset provision associated with the note in regards to the payment date.  Additionally, there is a provision in the agreement, whereby, if there is a change in control of the Company, the holder has the right to accelerate payment which is based off a formula which could result in a payment greater than the principal and interest amount owing before the change of control. In addition for the receipt of funds, the company issued the lender 1,250,000 and the broker 133,333 warrants to purchase the Company’s common stock at a price of $0.70, respectively. In accordance with EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, related to the valuation of convertible notes and warrants with conversion features and/or exercise features that can reset the conversion and/or exercise price based on future equity transactions, the Company valued the warrants and conversion feature of this note and bifurcated them from the host contract as a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivative features of  approximately $19,000 at inception of the agreement.  At September 30, 2009 the value of the derivative was approximately $139,000.  The change in the derivative was reported in the statement of operations for the period ended September 30, 2009.  The company recorded a discount on this note of approximately $142,000 related to the value of the warrants, derivative liability and OID to be amortized over the term of the note at an effective rate of 20%.  Additionally, the warrants issued and related derivative liability as costs of this financing were valued at approximately $19,000 and are being amortized over the term of the note.  The Company also paid the broker a $20,000 cash fee.

On August 20, 2009, the Company issued Omni the seventh Debenture in the amount of $116,666 and received gross proceeds of $100,000. There is reset provision associated with the note in regards to the payment date.  Additionally, there is a provision in the agreement, whereby, if there is a change in control of the Company, the holder has the right to accelerate payment which is based off a formula which could result in a payment greater than the principal and interest amount owing before the change of control.  In addition for the receipt of funds, the company issued the lender 500,000and the broker 53,333 warrants to purchase the Company’s common stock at a price of $0.70, respectively. In accordance with EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, related to the valuation of convertible notes and warrants with conversion features and/or exercise features that can reset the conversion and/or exercise price based on future equity transactions, the Company valued the warrants and conversion feature of this note and bifurcated them from the host contract as a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivative features of  approximately $3,000 at inception of the agreement.  At September 30, 2009 the value of the derivative was approximately $55,000.  The change in the derivative was reported in the statement of operations for the period ended September 30, 2009.  The company recorded a discount on this note of approximately $43,000 related to the value of the warrants, derivative liability and OID to be amortized over the term of the note at an effective rate of 20%.  Additionally, the warrants issued and related derivative liability as costs of this financing were valued at approximately $5,000 and are being amortized over the term of the note.

On August 27, 2009 the Company issued Omni the eighth Debenture in the amount of $373,332 and received gross proceeds of $320,000. There is reset provision associated with the note in regards to the payment date.  Additionally, there is a provision in the agreement, whereby, if there is a change in control of the Company, the holder has the right to accelerate payment which is based off a formula which could result in a payment greater than the principal and interest amount owing before the change of control.  In addition for the receipt of funds, the company issued the lender 1,600,000 and the broker 170,667 warrants to purchase the Company’s common stock at a price of $0.70, respectively. In accordance with EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, related to the valuation of convertible notes and warrants with conversion features and/or exercise features that can reset the conversion and/or exercise price based on future equity transactions, the Company valued the warrants and conversion feature of this note and bifurcated them from the host contract as a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivative features of  approximately $10,000 at inception of the agreement.  At September 30, 2009 the value of the derivative was approximately $178,000.  The change in the derivative was reported in the statement of operations for the period ended September 30, 2009.  The company recorded a discount on this note of approximately $138,000 related to the value of the warrants, derivative liability and OID to be amortized over the term of the note at an effective rate of 20%.  Additionally, the warrants issued and related derivative liability as costs of this financing were valued at approximately $13,000 and are being amortized over the term of the note.

On September 3, 2009 the Company issued Omni the ninth Debenture in the amount of $699,996 and received gross proceeds of $600,000. There is reset provision associated with the note in regards to the payment date.  Additionally, there is a provision in the agreement, whereby, if there is a change in control of the Company, the holder has the right to accelerate payment which is based off a formula which could result in a payment greater than the principal and interest amount owing before the change of control.  In addition for the receipt of funds, the company issued the lender 3,000,000 and the broker 266,669 warrants to purchase the Company’s common stock at a price of $0.70, respectively. In accordance with EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, related to the valuation of convertible notes and warrants with conversion features and/or exercise features that can reset the conversion and/or exercise price based on future equity transactions, the Company valued the warrants and conversion feature of this note and bifurcated them from the host contract as a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivative features of  approximately $22,000 at inception of the agreement.  At September 30, 2009 the value of the derivative was approximately $329,000.  The change in the derivative was reported in the statement of operations for the period ended September 30, 2009.  The company recorded a discount on this note of approximately $275,000 related to the value of the warrants, derivative liability and OID to be amortized over the term of the note at an effective rate of 20%.  Additionally, the warrants issued and related derivative liability as costs of this financing were valued at approximately $23,000 and are being amortized over the term of the note.  The Company also paid the broker a $40,000 cash fee.

The Company recorded $7,608,178 and $3,136,792 as interest expense on the above notes for nine month period ended September 30, 2009 and 2008, respectively. Included in the interest expense amount noted above is the amortization of $6,723,076 and $2,909,890 of loan origination fees and discount associated with these notes for the Nine months ended September 30, 2009 and 2008 respectively.

NOTE 9 - COMMON STOCK, WARRANTS AND PAID IN CAPITAL

Common Stock

On January 5, 2009, we issued 1,000 shares of common stock to an individual for services rendered with setting up our debit card program used for paying our sales representatives valued at $1.00 per share

On January 12, 2009 we issued 25,000 shares of common stock for cash at $0.80 per share to an accredited investor.

On January 30, February 25 and March 9, 2009, three of our 12% convertible note holders converted their notes of $50,000, $105,000 and $50,000 respectively, into shares of common stock at a conversion rate of $0.70.  This resulted in an issuance of 71,429, 150,000 and 71,429 shares of common stock, respectively.  In addition these three note holders also converted their accumulated interest on their respective notes into shares of the Company’s common stock at a conversion rate of $0.70.  The total interest converted was $6,283, $13,727 and $3,617 respectively and converted into 8,976, 19,609 and 5,167 of the Company’s common shares, respectively.

In January 2009, we issued 10,000 shares of our common stock for services provided as a commission for assisting the Company with fund raising. The shares were valued at $1.00.

On February 11, 2009, we issued 52,000 shares of our common stock for services rendered in connection with our convertible bridge loans procured during the fourth quarter 2008. This amount had been accrued for at $1.00 per share when the service was provided in 2008.

On February 18, 2009, we issued 5,000 shares of stock as compensation to an employee with a value of $1.00 per share.

On April 6, 2009 three individual warrant holders exercised the cashless option and converted their warrants into 189,086; 47,276 and 48,504 of Company common stock.

On April 14 and April 24, 2009 two individual warrant holders exercised the cashless option and converted their warrants into 36,160 and 39,920 shares of Company common stock, respectively.

On April 15, 2009, the Company issued 25,000 shares of common stock at $1.44 per share value for professional services received.

On April 30, 2009, the Company issued 126,988 unrestricted shares of common stock in lieu of $198,101 of cash commissions earned by 16 different independent sales representatives.

On May 1, 2009, the Company issued 70,000 unrestricted shares of common stock in payment of $101,100 of professional services received.

On May 21, 2009, the Company issued 2,500 shares of common stock valued at $1.00 as compensation to an employee.

On May 22, 2009, the Company issued 14,514 unrestricted shares of common stock in lieu of $14,514 of cash commissions earned by 16 different independent sales representatives.

On June 1, 2009, the Company issued 15,000 unrestricted shares of common stock and 40,000 shares of restricted common stock in lieu of $55,000 of cash commissions earned by 4 different independent sales representatives.

On June 2, 2009, the Company issued 200,000 shares of unrestricted common stock for professional services received with a value of $202,000.

On June 9, 2009, the Company issued 15,000 unrestricted shares of common stock and 35,000 shares of restricted common stock in lieu of $61,000 of cash commissions earned by 2 different independent sales representatives.

On June 25, 2009, the Company issued 2,000 unrestricted shares of common stock and 7,500 shares of restricted common stock in lieu of $9,500 of cash commissions earned by 2 different independent sales representatives.

On June 25, 2009, the Company issued 100,000 unrestricted common stock valued at $84,000 for professional services received.

During the three months ended June 30, 2009, the Company had 17 of our 12% convertible notes converted into shares of our common stock by 16 individual note holders as follows:

Conversion Date	Principal Converted	Principal Shares Issued	Interest Converted	Interest Shares Issued	Conversion Rate
4/6/2009	$75,000	107,143	$6,775	9,679	0.70
4/6/2009	$200,000	285,714	$17,533	25,048	0.70
4/6/2009	$100,000	142,857	$8,833	12,619	0.70
4/20/2009	$50,000	71,429	$7,983	11,405	0.70
4/27/2009	$50,000	71,429	$7,366	10,905	0.70
4/27/2009	$100,000	142,857	$15,267	21,810	0.70
4/6/2009	$5,000	7,143	$728	1,040	0.70
4/17/2009	$5,000	7,143	$747	1,067	0.70
4/22/2009	$5,000	7,143	$755	1,079	0.70
4/6/2009	$25,000	35,714	$3,642	5,202	0.70
4/17/2009	$25,000	35,714	$3,733	5,333	0.70
4/22/2009	$25,000	35,714	$3,775	5,393	0.70
5/6/2009	$10,000	14,286	$1,557	2,224	0.70
5/6/2009	$50,000	71,429	$7,783	11,119	0.70
5/1/2009	$300,000	428,571	$29,600	42,286	0.70
5/6/2009	$200,000	285,714	$20,200	28,857	0.70
5/6/2009	$200,000	285,714	$31,133	44,476	0.70
5/7/2009	$30,000	42,857	$2,750	3,929	0.70
5/7/2009	$30,000	42,857	$2,750	3,929	0.70
5/7/2009	$100,000	100,000	$4,000	4,000	1.00
5/19/2009	$100,000	142,857	$9,567	13,667	0.70
6/10/2009	$10,000	14,286	$1,673	2,390	0.70
6/12/2009	$100,000	142,857	$11,267	16,095	0.70
2nd Quarter Total	$1,795,000	$2,521,428	$199,417	283,552

On July 6, 2009, the Company issued 60,000 restricted shares of the Company’s common stock valued at $13,162 for professional services received.

On July 8, 2009, the Company issued 350,000 unrestricted shares of the Company’s common stock valued at $96,520 for professional services received.

On July 8, 2009, the Company issued 5,000 restricted shares of the Company’s common stock valued at $1,016 for professional services received.

On August 4, 2009, one of our 12% convertible note holders converted their notes of $100,000 into shares of common stock at a conversion rate of $0.35.  This resulted in an issuance of 285,714 shares of common stock.  In addition the note holder also converted their accumulated interest on their note into shares of the Company’s common stock at a conversion rate of $0.35.  The total interest converted was $18,566.67 and converted into 53,048 of the Company’s common shares.

On August 7, 2009, the Company issued 100,000 shares of the Company’s unrestricted common stock valued at $20,715 for professional services received.

On August 10, 2009, the Company issued 250,000 shares of the Company’s unrestricted common stock valued at $47,079 for professional services received.

On August 18, 2009, the Company issued 1,000 shares of the Company’s restricted common stock valued at $180 to a current shareholder for compensation.

On August 20, 2009, the Company issued 100,000 shares of the Company’s unrestricted common stock valued at $16,000 for professional services received.

On September 1, 2009, the Company issued 250,000 shares of the Company’s unrestricted common stock valued at $47,500 for professional services received.

Warrants

The following is a summary of the Company’s outstanding common stock purchase warrants:

	Outstanding		Issued 9 months		Outstanding
Exercise Price	December 31, 2008		Ended September 30, 2009	Exercised	September30, 2009
$0.01	153,920	(1)	-	(40,400)	113,520	(1)
$0.30	30,300		-	-	30,300
$0.50	101,000	(1)	-	-	101,000	(1)
$0.70	5,087,484		30,288,821	-	35,376,305
$0.93	4,026,646		-	(898,786)	3,127,860
$1.00	503,247		2,239,999	-	2,743,246
$2.40	132,310	(1)	-	-	132,310	(1)
	10,034,907		32,528,820	(939,186)	41,624,541

(1)
The outstanding warrants as of December 31, 2008,  include an additional 260,442 warrants issued to replace the warrants previously issued by BOOMj.com, Inc., which new warrants were issued at a rate of 2.02 shares of the Company common stock for each warrant share of BOOMj.com. The Company has reserved a sufficient number of shares of authorized common stock for issuance upon exercise of the outstanding warrants.

2008 Stock Option Plan

In September 2008, the Company's Board of Directors approved the 2008 Equity Incentive Plan of Beyond Commerce (the "Plan"). On June 12, 2009, the Company’s Board of Directors amended and approved increasing the plan from 3,500,000 available options to 7,000,000.  This amendment was approved by the shareholders on July 24, 2009 at the Company’s annual shareholder meeting.

Stock Options Granted

On September 11, 2008, the Board of Directors approved the issuance of stock options as described below in accordance with the 2008 Equity Incentive Plan. The employee options have a cliff vesting schedule over a three year period that vest one third after one year of service and then 4.2% per month over the remaining twenty-four months. Options issued to non-employees for meeting performance-based goals vest immediately.

	Outstanding	Issued 9 months	Cancelled or	Outstanding
Option Group	December 31, 2008	Ended September 30, 2009	Exercised	September 30, 2009
$0.35-0.49		173,000	(21,000)	152,000
$0.50-0.69	-	1,091,658	(223,384)	868,274
$0.70-0.89	505,000	890,547	(119,445)	1,276,102
$0.90-0.99	478,289	505,201	(286,646)	696,844
$1.00-1.25	73,271	1,377,500	(350,577)	1,100,194
$1.26-1.70	120,000	410,170	(185,533)	344,637
	1,176,560	4,448,076	(1,186,585)	4,438,051

The estimated fair value of the aforementioned options was calculated using the Black-Scholes model.  Consequently, the Company recorded a share-based compensation expense of $213,814 and $1,718,290 for the three and Nine months ended September 30, 2009, respectively. The credit for the three months ended September 30, 2009 is due to the cancellation of options for independent representatives no longer working with the Company. Total compensation costs to be recognized over the next three years will be $1,514,812 for all non-vested options as of September 30, 2009. Expense will equal or exceed the vested amount of the options.

Dividends

The Company has never issued dividends.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases certain office space, under operating leases which generally require the Company to pay taxes, insurance and maintenance expenses related to the leased property.  The leases for office space have lease extension renewal options for an added two to three years at fair market rent values. The Company believes that in the normal course of business, leases will be renewed or replaced by other leases.  In December 2007 the Company entered into a four year lease for 4,560 square feet in Henderson, Nevada which houses its corporate office.  The Company also leases a fully furnished three bedroom apartment in the Henderson, Nevada area effective June 11, 2009 through July 30, 2010.  The monthly rent expense is $4,250 plus utilities.  The Company rented the apartment for executives and consultants to alleviate hotel expenses for these individuals that work in our Henderson office but are not residents of the area. The Company closed its Irvine, CA office on May 31, 2009.

Total rent expense incurred by the Company, which includes the leases above and sundry month to month rental expenditures was $220,533 and $164,643 for the nine month period ended September 30th  2009 and 2008, respectively. The Company signed an amendment to its lease in Henderson, Nevada in February 2009, effective March 16, 2009 for an additional 5,634 square feet of office space adjacent to the current office.  This amendment ties to the expiration of the present lease and will expire January 31, 2012.  The Company has future minimum lease obligations as follows:

Twelve months ending September 30,	2009
2010	$553,271
2011	326,970
2012	94,536
Total	$974,777

NOTE 11 – SEGMENT REPORTING

Beyond Commerce, Inc manages its operations through two business segments: BOOMj.com  dba i-Supply and LocalAdLink. Each unit owns and operates the segments under the respective names.

The Company evaluates performance based on net operating profit. Administrative functions such as finance, treasury, and information systems are centralized and although they are not considered operating segments are presented below for informative purposes. However, where applicable, portions of the administrative function expenses are allocated between the operating segments. The operating segments do share facilities in Henderson NV. In the event any supplies and/or services are provided to one operating segment by the other, the transaction is valued according to the company’s transfer policy, which approximates market price. The costs of operating the segments are captured discretely within each segment. The Company’s leasehold improvements, property, computer equipment, inventory, and results of operations are captured and reported discretely within each operating segment.

Summary financial information for the two reportable segments as of the Nine months ended September 30 is as follows:

	2009	2008
Operations: BOOMj.com dba i-Supply
Net sales	$409,051	$1,025,023
Gross Margin	345,614	(25,090)
Depreciation	(145,041)	(133,509)
Assets	517,802	755,703
Capital Expenditures	11,333	111,882

Operations: LocalAdLink
Net sales	$12,299,017	-
Gross Margin	834,504	-
Depreciation	(50,492)	(834)
Assets	2,088,816	9,186
Capital Expenditures	509,935	10,000
Net Loss	(4,734,251)	(42,939)
Basic and Diluted Loss Per Share	(0.11)	0.00

Consolidated Operations:
Net sales	$12,708,068	1,025,023
Gross Margin	1,180,118	(25,090)
Other operating expenses	(11,494,453)	(6,449,780)
Depreciation	(195,533)	(134,343)
Non-operating income (expense)	(6,605,038)	(2,378,091)
Loss from operations before income taxes	(17,114,906)	(8,987,304)
Assets	3,710,074	1,737,747
Capital Expenditures	521,268	121,882

 Summary financial information for the two reportable segments as of the three months ended September 30 is as follows:

	2009	2008
Operations: BOOMj.com dba i-Supply
Net sales	$240,078	$204,810
Gross Margin	197,903	(39,180)
Depreciation	(48,473)	(46,928)
Assets	517,802	755,703
Capital Expenditures	-	33,659

Operations: LocalAdLink
Net sales	$1,811,788	-
Gross Margin	369,396	-
Depreciation	(40,286)	(834)
Assets	2,088,816	9,186
Capital Expenditures	400,339	10,000
Net Loss	(410,070)	(42,939)
Basic and Diluted Loss Per Share	(0.01)	0.00

Consolidated Operations:
Net sales	$2,051,866	204,810
Gross Margin	567,299	39,180
Other operating expenses	(2,931,281)	(2,756,856)
Depreciation	(88,759)	(47,762)
Non-operating income (expense)	(6,082,604)	(1,267,047)
Loss from operations before income taxes	(8,535,345)	(4,032,056)
Assets	3,710,074	1,737,747
Capital Expenditures	400,339	43,659

NOTE 12 – NET LOSS PER SHARE OF COMMON STOCK

The Company has adopted Financial Accounting Standards Board ("FASB") Statement Number 128, "Earnings per Share," which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Basic net loss per common share is based upon the weighted average number of common shares outstanding during the period. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. However, shares associated with convertible debt, stock options and stock warrants are not included because the inclusion would be anti-dilutive (i.e. reduce the net loss per common share).  The total number of such stock option warrant shares and potential shares to be issued upon conversion of debt excluded from the diluted net loss per common share presentation was 46,619,719 and 14,634,396 at September 30, 2009 and 2008, respectively.

The above amounts are not included in the computation of diluted earnings per share because the effect of these instruments would be anti-dilutive (i.e., reduce the loss per share) for the three and Nine months ended September 30, 2009. The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations for the period ended September 30, 2009 and 2008:

Numerator

Basic and diluted net loss per share for the nine months ended September 30:

	Unaudited	Unaudited
	2009	2008

Net loss available to common stockholders	$(17,114,906)	$(8,987,304)

Denominator

Basic and diluted weighted average number of shares outstanding	43,737,435	37,805,466

Basic and diluted net loss per share	$(0. 39)	$(0.23)

NOTE 13 - SUPPLEMENTAL DISCLOSURES OF CASH FLOWS (not described elsewhere)

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95. The Company paid $133,382 and $167,576 for the three months and nine months ended September 30, 2009 and $5,615 and $40,069 for the three months and nine months ended September 30 2008, respectively for interest. The Company did not make any payments for income tax during the three months or nine months ended September 30, 2009 or 2008.

During the quarter ended September 30, 2009, approximately $2,851,795 of expense was recorded which was paid for by issuing stock, options and warrants.

NOTE 14 - RELATED PARTIES (not described elsewhere)

The Company paid Linlithgow Holdings, LLC. (an affiliate shareholder) $246,052 and $90,412   in commissions and consulting fees for the nine months ended September 30, 2009 and the three months ended September 30, 2009 respectively, as compared to $76,650 and $0 for the same periods in 2008, respectively. The Company also accrued interest due Linlithgow Holdings, LLC in the amount of $94,800 and $62,800 for the nine months and three months ended September 30, 2009, respectively.  We also have related party transactions with FA Corp in which the principal shareholder is a member of our board of directors, Murray Williams.  We incurred expenses for FA Corp of $39,578 and $9,240 for services rendered for the nine months ended September 30, 2009 and the three months ended September 30, 2009, respectively compared to $102,673 and $24,616 for the nine months ended September 30, 2008 and the three months ended September 30, 2008, respectively.

The Credit Card merchant accounts are personally guaranteed by an officer of the Company.

NOTE 15 - SUBSEQUENT EVENTS

On October 1, 2009, the Company issued 1,000,000 shares of stock valued at $60,000 for professional services received.

The Company in attempt to monetize the current sales level within Local Ad Link, Inc.  and  reduce its debt began soliciting multi-level sales company’s who need added products to distribute.  One of these companies was an affiliate of Omni-Reliant Holdings called Zurvita Holdings Inc, who showed interest in a potential transaction. On October 9, 2009, the Company sold its LocalAdLink Software (the “Software”) and all of their assets related to the Software, including the rights in the name LocalAdLink, the  trademark LocalAdLink, the  Web site,  www.LocalAdLink.com , and a local search directory and advertising network that brings local advertising to geo-targeted consumers.   The Company entered into an asset purchase agreement (the “Purchase Agreement”) with OmniReliant Holdings, Inc. (“Omni”), pursuant to which, the Company sold its LocalAdLink software, name rights ,and trademark to Omni, and Omni (i) forgave $4,000,000 principal amount of outstanding convertible debentures, (ii) returned for cancellation warrants to purchase 18,321,037 shares of common stock and (iii) agreed to extend the maturity date of outstanding convertible notes in the principal amount of $1,623,323 to October 9, 2010. Sales related to this Local Ad Link, Inc. for the three and nine months ended September 30, 2009 were $1,811,787 and $12,299,017, respectively. Total assets associated with the sale was $1,721,840 of which $367,000 were software related and sold in the transaction. All liabilities associated with this division were retained by the Company.

On October 9, 2009, the Company sold 3,000,000 shares of common stock to Zurvita for a purchase price of $300,000 and the Company agreed to sell, and Zurvita agreed to purchase, an additional 5,000,000 shares of common stock for a purchase price of $500,000, in three tranches which was completed on October 29, 2009.  This triggered reset provisions for the remaining outstanding debt and warrants as disclosed in Note 8.

On October 26, 2009, one of our 12% convertible note holders converted their note of $70,000 into shares of common stock at a conversion rate of $0.10. This resulted in an issuance of 700,000 shares of common stock.  In addition the note holder also converted their accumulated interest on their note into shares of the Company’s common stock at a conversion rate of $0.10.  The total interest converted was $15,237 and converted into 152,370 of the Company’s common shares.

On October 26, 2009, one of our bridge loan note holders converted their note of $30,000 into shares of common stock at a conversion rate of $0.10. This resulted in an issuance of 300,000 shares of common stock.   The total interest outstanding on the note of $1,085was paid to the note holder.

During October the Company received an extension of due date from the bridge loan note holders to January 31, 2010.

On November 11, 2009 one of our 12% convertible note holders converted their note of $100,000 into shares of common stock at a conversion rate of $0.10. This resulted in an issuance of 1,000,000 shares of common stock.

On December 16, 2009 one of our 12% convertible note holders converted their note of $100,000 into shares of common stock at a conversion rate of $0.10. This resulted in an issuance of 1,000,000 shares of common stock.

On January 30, 2010 the $3,500,000 of  convertible notes became due. These notes remain unpaid and the Company is currently seeking an additional extension on the maturity date for the principal and interest due. All these loans can be converted into shares of our common stock. Also there is no penalty in regards to added interest or reparation regarding the non-payment of these notes.

NOTE 16 – CHANGE IN METHOD OF ACCOUNTING FOR CERTAIN CONVERSION AND EXERCISE FEATURES

On January 1, 2009, the Company adopted EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock” and changed its accounting, as required, for valuation of convertible notes and warrants with conversion features and/or exercise features in which either the conversion or exercise price or the number of warrant shares issuable was determined by formula with inputs based on the operations of the Company.  This change required the Company to bifurcate the features from the host contracts as derivatives under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” by recognizing an additional liability for the fair value assigned to those derivate features, whereas in the prior year those convertible notes and warrants were accounted for using Emerging Issues Task Force No. 01-6 “The Meaning of ‘Indexed to a Company's Own Stock’".   The new method of accounting for convertible notes and warrants with these features requires that the Company revalue the instruments at inception and each reporting date and to record the cumulative effect of the changes in retained earnings into the opening period in which the standard is adopted.

We previously accounted for our convertible notes and warrants with these features under EITF 01-6 which treated these features as if they were indexed to the Company’s own stock and thus did not require separate accounting treatment or bifurcation as derivatives.

Upon implementing EITF 07-5 for all periods presented the Company recalculated and replaced the original accounting by recognizing an additional liability for the value of the bifurcated features.   In addition, because these instruments are now accounted for as derivatives under SFAS 133, the Company no longer treats the warrants issued in conjunction with the 12% Secured Convertible Promissory Notes as Temporary Equity and instead the values assigned are now included in Note derivative liability.

The following financial statement line items as of December 31, 2008 were affected by the change in accounting (no proforma has been presented for the income statement or cash flows as none of these instruments were outstanding during the nine months ended September 30, 2008):

CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2008

		As Computed
	As Originally	Under	Effect of
	Reported	& EITF 07-5	Change

Total Assets	$1,806,008	$1,806,008	$-
Current Liabilities
Short-term borrowings	2,400,555	2,400,555	-
Accounts payable	1,490,590	1,490,590	-
Accounts payable – related party	19,552	19,552	-
Note derivative liability	1,523,651	3,396,935	1,873,284
Other current liabilities	1,374,534	1,374,534	-
Deferred revenue	609,987	609,987	-
Total Current Liabilities	7,418,869	9,292,153	1,873,284

Commitments and Contingencies	-	-	-

Temporary Equity	1,135,980	-	(1,135,980)

Stockholders’ Deficit:
Common stock, $0.001 par value, 200,000,000 and 75,000,000 shares authorized as of December 31, 2008 and 2007, respectively, and 40,936,143 and 36,108,067 issued and outstanding at December 31, 2008 and 2007, respectively	40,936	40,936	-
Preferred stock,$.001 par value of 50,000,000 shares authorized and no shares issued	-	-	-
Additional paid-in capital	11,096,604	11,096,604	-
Accumulated deficit	(17,886,381)	(18,623,685)	(737,304)
Total Stockholders’ Deficit	(6,748,841)	(7,486,145)	(737,304)
Total Liabilities and Stockholders' Deficit	$1,806,008	$1,806,008	$-

Beyond Commerce, Inc.  and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Financial Information

The unaudited pro forma condensed consolidated financial information included herein has been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission.

Pro forma adjustments are limited to the effects or events that are directly attributable to the transaction, factually supportable and for the statement of operations expect to have a continuing impact on the registrant.

The following unaudited pro forma condensed consolidated balance sheet is based on the historical balance sheet of Beyond Commerce, Inc (“BYOC”) as of September 30, 2009.  The following unaudited pro forma condensed consolidated statements of operations are based on the historical statements of operations of BYOC for the year ended December 31, 2008 and the nine months ended September 30, 2009.

On October 9, 2009, the Company sold its LocalAdLink Software (the “Software”) and all of their assets related to the Software, including the rights in the name LocalAdLink, the trademark LocalAdLink, the Web site, www.LocalAdLink.com , and a local search directory and advertising network that brings local advertising to geo-targeted consumers. The Company entered into an asset purchase agreement (the “Purchase Agreement”) with OmniReliant Holdings, Inc. (“Omni”), pursuant to which, the Company sold its LocalAdLink software, name rights ,and trademark to Omni, and Omni (i) forgave $4,000,000 principal amount of outstanding convertible debentures, (ii) returned for cancellation warrants to purchase 18,321,037 shares of common stock and (iii) agreed to extend the maturity date of outstanding convertible notes in the principal amount of $1,623,323 to October 9, 2010.

BYOC’s unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 gives effect to the sale of LocalAdLink assets as if it had occurred on January 1, 2008.  The BYOC unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2009 gives effect to the sale of LocalAdLink assets as if it had occurred on January 1, 2009.  The unaudited pro forma condensed consolidated balance sheet gives effect to the sale of LocalAdLink assets as if it had occurred on September 30, 2009.

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 and unaudited pro forma condensed statement of operations for the year ended December 31, 2008 and the nine months ended September 30, 2009 are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved, nor are they necessarily indicative of the future operating results. These unaudited pro forma balance sheet and statements of operations should be read in conjunction with BYOC historical financial statements (and related notes thereto) for the year ended December 31, 2008 and the Form 10-Q for the nine months ended September 30, 2009 included in this registration statement.

BEYOND COMMERCE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	September 30, 2009		Pro Form Adjustments		Pro Forma Balance
ASSETS

Current assets :
Cash	$-				-
Accounts receivable	10,697				10,697
Prepaid loan cost	1,079,633	1a		475,325	604,308
Prepaid commissions	736,274				736,274
Other current assets	931,265				931,265
Total current assets	$2,757,869			$475,325	$2,282,544

Property, Web site and computer equipment	1,392,447	2a		400,339	992,108
Less: Accumulated depreciation and amortization	(515,898)	2a		(44,482)	(471,416)
Property, Web site and computer equipment – net	$876,549			$355,857	$520,692

Other Assets	75,656				75,656

Total assets	$3,710,074			$831,182	$2,878,892

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short term borrowings, net of discount	$7,079,079	2b		2,294,235	$4,784,844
Short term borrowings, net of discount – related party	1,160,305				1,160,305
Accounts payable	1,962,157				1,962,157
Accounts payable - related party	135,302				135,302
Checks Written In Excess of Cash	134,217				134,217
Note derivative liability	3,451,215	2c		1,973,161	1,478,054
Other current liabilities	2,299,685				2,299,685
Deferred Revenue	1,809,130				1,809,130
Total current liabilities	$18,031,090			$4,267,396	$13,763,694

Stockholders’ Deficit :
Common stock, $0.001 par value, 200,000,000 and 75,000,000 shares authorized as of June 30, 2009 and December 31, 2008, respectively, and 45,186,179 and 40,936,143 issued and outstanding at June 30, 2009 and December 31, 2008, respectively	$46,641		$		$46,641
Additional paid in capital	21,370,934	2d		366,421	21,004,513
Accumulated deficit	(35,738,591)	1a		475,325	(31,935,956)
		2e		(4,277,960)
Total stockholders’ deficit	$(14,321,016)			$(3,436,214)	$(10,884,802)

Total Liabilities and Stockholders’ Deficit	$3,710,074			$831,182	$2,878,892

See notes to pro forma statements.

BEYOND COMMERCE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

			Pro Forma	Pro Forma
	Historical		Adjustments	Balance
Revenues
Advertising, net	$782,959	3a	$782,959	$0
Merchandise sales, net	1,060,272			1,060,272
Total Revenue	$1,843,231		$782,959	$1,060,272

Operating expenses
Cost of products sold, net	2,175,099	3a	1,091,725	1,083,374
Selling general & administrative	6,764,238	3a	626,954	6,137,284
Selling general & administrative – related party	156,123	3a	53,450	102,673
Professional fees	1,345,091	3a	24,745	1,320,346
Depreciation and amortization	182,802	3a	1,668	181,134
Total costs and operating expenses	10,623,353		1,798,542	8,824,811

Loss from operations	(8,780,122)		(1,015,583)	(7,764,539)

Non-operating income (expense)
Interest expense	(3,325,662)			(3,325,662)
Interest expense – Related Party	-
Expense related to derivative	(752,748)			(752,748)
Interest income	542			542
Total non-operating expense	(4,077,868)			(4,077,868)

Loss from operations before income taxes	(12,857,990)		(1,015,583)	(11,842,407)

Provision for income tax	-

Net loss	(12,857,990)		(1,015,583)	(11,842,407)

Less: Preferred Dividends	-

Net loss available to common stockholders	$(12,857,990)		(1,015,583)	$(11,842,407)

Basic and diluted net loss per common share	$(0.33)		$(.03)	$(.30)

Weighted average number of common shares outstanding	38,580,296		38,580,296	38,580,296

See notes to pro forma statements.

BEYOND COMMERCE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the nine month period ended September 30, 2009
Unaudited

	Historical		Pro Forma Adjustments	Pro Forma Balance
Revenues
Advertising Revenue	$12,299,017	3a	$12,299,017	$0
Merchandising Revenue	409,051			409,051
Total Revenue	12,708,068		12,299,017	409,051
Operating expenses
Cost of advertising	$11,464,512	3a	10,095,880	1,368,632
Cost of merchandising	63,437			63,437
Selling general & administrative	8,444,784	3a	5,519,927	2,924,857
Selling general & administrative - related party	246,052	3a	246,052	-
Professional fees	2,764,040	3a	1,155,440	1,608,600
Professional fees - related party	39,578			39,578
Depreciation and amortization	195,533	3a	42,814	152,719
Total costs and operating expenses	$23,217,936		$17,060,113	$6,157,823

Loss from operations	(10,509,868)	(4,761,096)	(5,748,772)

Non-operating income (expense)
Interest expense	(7,565,985)	3a	(551,192)	(7,014,793)
Interest expense – related party	(94,800)			(94,800)
Change in derivative liability	1,055,747	3b	(1,661,962)	2,717,709
Total non-operating expense	$(6,605,038)		(2,213,154)	(4,391,884)

Loss from operations before income taxes	(17,114,906)	(6,974,250)	(10,140,656)

Provision for income tax	-	-	-

Net loss	$(17,114,906)	(6,974,250)	(10,140,656)

Net loss available to common stockholders	$(17,114,906)	(6,974,250)	(10,140,656)

Basic and diluted net loss per common share	$(0.39)	$(0.16)	(0.23)

Weighted average shares of capital outstanding - basic	43,737,435	43,737,435	43,737,435

See notes to pro forma statements.

Beyond Commerce, Inc. and Subsidiaries
Pro Forma Legend

1a.	To record amortization of prepaid loan costs at time of extinguishment of debt as part of sale of LocalAdLink

2a.	To remove software and accumulated amortization as part of sale of LocalAdLink

2b.	To remove debt net of debt discount from debt extinguishment as part of sale of LocalAdLink

2c.	To remove derivative liability related to debt extinguished as part of sale of LocalAdLink

2d.	To record cancellation of warrants as part of sale of LocalAdLink

2e.	To record gain on sale of LocalAdLink

3a.	To remove the revenues and expenses related to the divestiture of LocalAdLink

3b.	Removal of the expense previously reported related to the change in the derivative liability from the warrants cancelled as part of the sale of LocalAdLink